As filed with the Securities and Exchange Commission on December 18, 1998
                                                      Registration No. 333-40943




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                 POST-EFFECTIVE

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                          ----------------------------
                         LASER MORTGAGE MANAGEMENT, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                           51 John F. Kennedy Parkway
                          Short Hills, New Jersey 07078
                                 (973) 912-8770
                    (Address of Principal Executive Offices)
                          ----------------------------

                              Frederick N. Khedouri
                                 245 Park Avenue
                            New York, New York 10167
                                 (212) 272-8005
                     (Name and Address of Agent for Service)

                          ----------------------------
                                   Copies to:
                            James R. Tanenbaum, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                4,087,099 SHARES

                         LASER MORTGAGE MANAGEMENT, INC.

                                  COMMON STOCK

     This Prospectus is being used in connection with the offering (the "Offering") from time to time of up to 4,087,099 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of LASER Mortgage Management, Inc., a Maryland corporation (the "Company"), by certain stockholders of the Company identified herein (the "Selling Stockholders"). See "Selling Stockholders." The Company is not selling any of the Shares offered hereby and will not receive any of the proceeds from sales of Common Stock by the Selling Stockholders.

     FOR A DISCUSSION OF CERTAIN RECENT DEVELOPMENTS, INCLUDING CHANGES IN THE MANAGEMENT OF THE COMPANY AND LASER ADVISERS, INC., A REGISTERED INVESTMENT ADVISER WHICH MANAGES THE DAY-TO-DAY OPERATIONS OF THE COMPANY (THE "MANAGER"), SEE "PROSPECTUS SUMMARY--RECENT DEVELOPMENTS" BEGINNING ON PAGE 7.

     The sale or distribution of any of the Shares may be effected by the Selling Stockholders from time to time on terms to be determined at the time of sale, in transactions in the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through securities broker-dealers or other agents, and such broker-dealers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. See "Selling Stockholders" and "Plan of Distribution." The Selling Stockholders and any brokers, dealers or agents through whom sales of the Shares are made may be deemed "underwriters" within the meaning of the Securities Act, and any profits realized by them on the sale of the Shares may be considered to be underwriting compensation.

     The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares offered hereby by the Selling Stockholders (other than underwriting discounts and selling commissions). The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "LMM." The closing sale price per share of the Common Stock on the NYSE on December 14, 1998 was $5.38.


                         -------------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, INCLUDING, AMONG OTHERS:

- The Company was organized in September 1997 and has a limited operating history.

- The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain Mortgage Securities in an attempt to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity.

- Lehman Brothers Inc., as financial adviser to the Company, has attempted unsuccessfully to sell the Company. Lehman Brothers Inc. is continuing to solicit bids on behalf of the Company.

- The Company has experienced significant operating losses, after giving effect to certain impairment charges relating to IOs, and may incur future losses. The Company may suffer additional losses on investments in IOs, Sub IOs, Inverse IOs and other Mortgage Derivatives, especially during periods of declining interest rates.

- The Company has treated its portfolio of adjustable rate IOs as impaired assets and taken an impairment charge against operating earnings in the second and third quarters. For the nine months ended September 30, 1998, the impairment charges of $(51.0 million), or $(2.60) per share, reduced reporting earnings to a net loss of $(52.6 million), or $(2.68) per share.

- On November 29, 1993, Mr. Smirlock consented to the entry of a cease-and-desist order issued against him by the Commission arising out of trading activities in Mortgage Securities.

- During the summer of 1998, pricing irregularities detected in one of the Affiliated Funds managed by the Manager resulted in the termination of Michael L. Smirlock as the Company's Chief Executive Officer and President and the removal of Mr. Smirlock from his post as Chairman of the Board; Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation.

- On July 29, 1998, the Company announced that it had been informed by the Manager of certain administrative changes, including the resignation of Michael L. Smirlock as Chief Executive Officer of the Manager; Mr. Smirlock continues as Chairman of the Board and a majority stockholder of the Manager.

- The Manager has conflicts of interest, including those arising from the Manager's management of the accounts of its other clients and the fact that the Manager is entitled to receive an incentive fee that may encourage speculative investments.

- The Company is totally reliant on the Manager, which has significant operating discretion, including as to the Company's operating policies and strategies. Neither the Manager nor the Manager's investment professionals responsible for day-to-day portfolio management decisions have operated, or have been officers or directors of, another REIT.

- Interest rate fluctuations may decrease or eliminate net income from the Company's investments.

- The Company's investments are leveraged; there are no limitations on the Company's borrowings.


(CONTINUED ON NEXT PAGE)

(CONTINUED FROM COVER)

- The Company engages in complex hedging strategies which have resulted, and may continue to result, in losses.

- Failure to maintain REIT status would subject the Company to corporate tax and an excise penalty tax and would reduce earnings and cash available for distribution to stockholders.

- The Board of Directors determines the Company's operating policies and strategies which may be changed without stockholder consent.

                         ------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                 The date of this Prospectus is__________, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-11, of which this Prospectus forms a part (together with any amendments and exhibits thereto, the "Registration Statement"), under the Securities Act in respect of the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

                                TABLE OF CONTENTS


                                                                           PAGE


     Prospectus
Summary......................................................................7
The Company..................................................................7
General......................................................................7
Recent Developments..........................................................7
Investment Strategy..........................................................8
Risk Factors.................................................................9
Capital and Leverage Policies...............................................10
Hedging and Risk Management.................................................10
The Manager..................................................................11
Management Agreement........................................................11
Conflicts of Interest of the Manager........................................11
Certain Benefits to Existing Stockholder, Directors and Officers............12
Tax Status of the Company...................................................13
Distribution Policy.........................................................13
Risk Factors................................................................14
Recently-Organized Corporation; Recent Losses And Expectations Of Future
  Losses....................................................................14
Pricing Irregularities Detected in One of the Affiliated Funds Resulted in
  Termination of Company's Chief Executive Officer..........................14
Change in Management of the Manager Results in Changes to Business Strategy.14
Total Reliance on the Manager; Inexperienced New Management.................15
Management Agreement Places Few Restrictions on the Manager's Allocation of
Time........................................................................15
Management Agreement Places Few Restrictions on Manager's Allocation of
Investment Opportunities....................................................15
Incentive Fee Payable to Manager May Encourage Speculative Investments......16
Limitations on Termination of Management Agreement..........................16
Conflicts of Interest of the Manager........................................16
Cease and Desist Order Against Mr. Smirlock.................................16
Results of Operations Adversely Affected by Factors Beyond
  Company's Control.........................................................17
Illiquidity of Mortgage Loans, Subordinate Interests and Mortgage Derivatives
  Could Cause Losses........................................................17
 Leverage Can Result in Net Interest and Operating Losses...................17
 No Restriction on the Incurrence of Additional Indebtedness................19
Interest Rate Fluctuations Will Affect Value of Mortgage Assets
 and Net Income.............................................................19
Consequences and Costs Of Hedging Transactions..............................21
Lack of Operating Policies; Board of Directors May Change Policies Without
 Stockholder Consent........................................................22
Lack of Policy Regarding Hedging or Credit Risk, Future Revisions in
 Policies and Strategies....................................................22
Value of CMOs May Be Adversely Affected By Prepayments on Underlying
  Collateral................................................................22
Value of Mortgage Derivatives May Be Reduced or Eliminated Due to Interest Rate
  Fluctuations, No Limit on Mortgage Derivatives............................22
Value of Subordinate Interests May Be Adversely Affected By Losses On
  Underlying Mortgage Loans.................................................23
Investment In Non-Real Estate Assets Subject To Liquidity And Credit Risks;
Limit On Such Assets May Change Without Stockholder Approval.................23
Losses Incurred Related to Emerging Market Sovereign Debt Securities........ 24
 The Company Invests In Certain High-Risk Assets.............................24
Failure To Maintain Reit Status Would Subject Company To Corporate Tax And
  Penalty Tax...............................................................24
Failure To Maintain Investment Company Act Exemption Would Adversely Affect
Results Of Operations.......................................................25
Taxable Mortgage Pool Risk; Increased Taxation To Tax Exempt Entities And Other
  Investors..................................................................25
Phantom Income May Result In Additional Tax Liability........................26
Ownership Limitation May Restrict Business Combination Opportunities........ 26
Plans Should Consider Erisa Risks Of Investing In Common Stock...............27
Preferred Stock May Prevent Change In Control................................27
Failure To Utilize Accounting Controls And Testing Systems...................27
Limitation On Liability Of Directors And Officers And Manager
  Indemnification.......................................................... 28
Use Of Proceeds.............................................................29
Price Range Of Common Stock And Dividend Policy.............................29
Distribution Policy.........................................................29
Selected Financial Data.....................................................31
Management's Discussion And Analysis Of Financial Condition
 And Results Of Operations..................................................32
General.....................................................................32
Results Of Operations For The Period Ended December 31, 1997.................32
Results Of Operations For The Nine Months Ended September 30, 1998......... 32
Net Loss Summary............................................................32
Taxable Income and GAAP Income (Loss).......................................33
Interest Income and Average Earning Asset Yield.............................34
Interest Expense and the Cost of Funds......................................34
Interest Rate Swaps.........................................................35
Net Interest Income.........................................................35
Losses on Sales of Securities...............................................36
Credit Considerations.......................................................36
General and Administrative Expenses.........................................36
Net Loss and Return on Average Equity.......................................36
Distributions and Taxable Income............................................37
Financial Condition.........................................................37
Borrowings..................................................................39
Liquidity...................................................................39
Stockholders' Equity........................................................40
Capital and Leverage Policies...............................................41
Inflation...................................................................41
Year 2000 Compliance........................................................41
Recent Accounting Pronouncements............................................42
Business....................................................................43
General.....................................................................43
Investment Strategy.........................................................43
Operating Policies And Strategies...........................................44
Employees...................................................................47
Facilities..................................................................47
Legal Proceedings...........................................................47
Description Of Assets.......................................................47
Mortgage Loans..............................................................47
Pass-Through Certificates...................................................47
CMOs .......................................................................49
Mortgage Derivatives........................................................49
Subordinate Interests.......................................................50
Other Fixed-Income Assets...................................................51
The Manager.................................................................52
Cease-And-Desist Order Against Mr. Smirlock.................................53
The Management Agreement....................................................54
Management Fees.............................................................55
Stock Options And Deferred Common Stock Awards..............................56
Limits Of Responsibility....................................................56
The Company.................................................................57
Directors And Executive Officers............................................57
Committees Of The Board Of Directors........................................58
Compensation Of Directors...................................................58
Executive Compensation......................................................58
Stock Incentive Plan........................................................58
Grants Of Awards............................................................60
Compensation Committee Interlocks...........................................61
Certain Relationships And Related Party Transactions
  And Conflicts Of Interest.................................................62
Principal Stockholders......................................................63
Federal Income Tax Considerations...........................................65
General.....................................................................65
Requirements For Qualification..............................................66
Distribution Requirement....................................................68
Taxation Of The Company.....................................................69
Taxation Of Stockholders....................................................70
Taxation Of Stockholders On The Disposition Of The Common Stock.............71
Capital Gains And Losses....................................................71
Information Reporting Requirements And Backup Withholding...................72
Taxation Of Tax-Exempt Stockholders.........................................72
Taxation Of Non-U.S. Stockholders...........................................72
State And Local Taxes.......................................................73
Erisa Considerations........................................................74
Employee Benefit Plans, Tax-Qualified Retirement Plans And IRAs.............74
Status Of The Company Under Erisa...........................................74
Certain Provisions Of Maryland Law And The Company's Charter And Bylaws.....76
Certain Anti-Takeover Provisions............................................76
Staggered Board Of Directors................................................76
Number Of Directors, Removal, Filling Vacancies.............................76
Advance Notice Provisions For Stockholder Nominations
 And Stockholder Proposals..................................................76
Rights To Purchase Securities And Other Property............................77
Indemnification.............................................................77
Limitation Of Liability.....................................................77
Business Combinations.......................................................78
Control Share Acquisitions..................................................78
Description Of Capital Stock................................................79
General.....................................................................79
Common Stock................................................................79
Preferred Stock.............................................................79
Repurchase Of Shares And Restrictions On Transfer...........................79
Transfer Agent And Registrar................................................81
Selling Stockholders........................................................82
Plan Of Distribution........................................................83
Public Offering.............................................................85
Private Placement...........................................................85
Legal Matters...............................................................85
Experts.....................................................................85
Glossary....................................................................86
Index To Financial Statements...............................................F-1

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. ANY DEFINED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS GIVEN IN THE GLOSSARY.


     AN INVESTMENT IN THE COMMON STOCK IS HIGHLY SPECULATIVE. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH BELOW IN "RECENT DEVELOPMENTS" AND THE RISK FACTORS SET FORTH IN THIS SUMMARY AND "RISK FACTORS" BEGINNING ON PAGE 14.


                                   THE COMPANY

GENERAL


     LASER Mortgage Management, Inc. (the "Company"), a Maryland corporation, is a specialty finance company, organized in September 1997, that invests primarily in mortgage-backed securities and mortgage loans. The mortgage-backed securities include mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in, or obligations backed by, pools of mortgage loans (collectively, the "Mortgage Securities"). The mortgage loans are secured by first or second liens on single-family residential, multi-family residential, commercial or other real property (the "Mortgage Loans" and, together with the Mortgage Securities, the "Mortgage Assets"). See "DESCRIPTION OF ASSETS."

     The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain securities in an attempt to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity. From September 30, 1998 through November 30, 1998, the Company sold approximately $1.1 billion of Mortgage Assets. The Manager has determined the Company's net asset value as of November 30, 1998 to be between $7.50 and $8.00 per share. The net asset value as of such date reflects sales of Mortgage Assets completed through November 30, 1998. Lehman Brothers Inc. ("Lehman Brothers"), as financial adviser to the Company, has attempted unsuccessfully to sell the Company. Lehman Brothers is continuing to solicit bids on behalf of the Company.

     The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") commencing with its short taxable year ended December 31, 1997, and such election has not been revoked. The Company has qualified as a REIT for the taxable year ended December 31, 1997, and generally will not be subject to federal income tax provided that it distributes its income to its stockholders and maintains its qualification as a REIT. See "FEDERAL INCOME TAX CONSIDERATIONS." LASER Advisers Inc. (the "Manager"), which specializes in managing investments in Mortgage Securities for institutions and other sophisticated investors, manages the Company's day-to-day operations. The Manager, organized in October 1997, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").


     The Company's principal executive offices are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Its telephone number is (973) 912-8770.

RECENT DEVELOPMENTS


     In June 1998, the Company's Board of Directors was advised by the Manager of certain pricing irregularities in connection with Shetland Fund Ltd., one of the five private investment funds (the "Affiliated Funds") advised and managed by the Manager, which invests in Mortgage Securities. On July 29, 1998, the Company's Board of Directors was informed by the Manager that the pricing irregularities detected in the Affiliated Fund did not affect the portfolio of securities held by the Company, that certain procedural deficiencies existed at the Manager which allowed for the pricing irregularities and that new procedures had been implemented to rectify the deficiencies. The Manager also announced certain administrative changes, including the resignation of Michael L. Smirlock as Chief Executive Officer of the Manager. Mr. Smirlock continues as Chairman of the Board and a majority stockholder of the Manager.

     On July 30, 1998, the Company's Board of Directors terminated the employment of Michael L. Smirlock as Chief Executive Officer and President and removed Mr. Smirlock as Chairman of the Board of the Company. Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation. The day-to-day portfolio management decisions for the Manager on behalf of the Company are being made by Peter T. Zimmermann and Robert J. Gartner. Messrs. Zimmermann and Gartner are Senior Vice President and Vice President of Operations of the Manager, respectively. The Company also accepted the resignation of two of its directors, David A. Tepper and William Marshall, effective July 30, 1998. Both Mr. Tepper and Mr. Marshall resigned due to other commitments. Mr. Tepper remains a director and minority stockholder of the Manager. The Board elected Jonathan Ilany as a member of the Company's Board of Directors.

     On October 2, 1998, the Company's Board of Directors authorized its financial advisor, Lehman Brothers, to promptly solicit offers to acquire the Company or all, or substantially all, of its assets. To date, Lehman Brothers, after soliciting offers to acquire the Company, has not received any firm bids. Lehman Brothers continues to solicit bids on behalf of the Company. Also on October 2, 1998, the Company's Board of Directors engaged BlackRock Financial Management, Inc. ("BlackRock") as its consultant to review the Company's portfolio and to make recommendations designed to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity. BlackRock has recommended that the Manager delever the Company's portfolio by selling certain Mortgage Assets. See "Risk Factors--Change in Management of the Manager Results in Changes to Business Strategy."

     The Board of Directors of the Company has declared a special fourth quarter distribution in cash of $1.00 per share of common stock. The special distribution is payable on December 30, 1998 to stockholders of record as of December 23, 1998. Depending upon the Company's final reported taxable income for 1998, this distribution may in whole or in part be characterized as a return of capital for tax purposes. As of November 30, 1998, the Company's portfolio was comprised of approximately $700 million of agency mortgage pass-through certificates; $95 million of subordinated interests; $16 million of CMOs; $25 million of interest-only certificates and $9 million of mortgage loans.

     On December 15, 1998, the Company was informed by the Manager of its resignation as investment adviser to four of the Affiliated Funds, Steed Finance LDC, Quarter Horse Finance Ltd., Shetland Fund Ltd. and Trakehner Fund L.P. The Manager continues to manage investments for the Company and Mustang Investment Limited Partnership. All references to the Affiliated Funds herein relate to Mustang Investment Limited Partnership and the other four Affiliated Funds previously managed by the Manager.


INVESTMENT STRATEGY


     The Company was organized to create and manage an investment portfolio, principally of Mortgage Assets, that, in combination with financing and hedging activities, would generate income for distribution to its stockholders while preserving the Company's capital base. During 1998, the Company maintained a portfolio at its peak of approximately $3.8 billion of Mortgage Assets. However, over recent months, the Manager has been directed to delever the Company's portfolio of Mortgage Assets and to dispose of its illiquid securities.

     The Company generally is authorized to acquire the following types of investments: (i) fixed and adjustable rate mortgage pass-through certificates ("Pass-Through Certificates"), which are securities collateralized by pools of Mortgage Loans issued and sold to investors by private, non-governmental issuers ("Privately-Issued Certificates") or by various U.S. government agencies or instrumentalities, such as the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the Government National Mortgage Association ("GNMA") (collectively, "Agency Certificates"); (ii) collateralized mortgage obligations ("CMOs"), which are fixed and adjustable rate debt obligations collateralized by Mortgage Loans or Pass-Through Certificates; (iii) Mortgage Loans, which will be pooled and securitized to provide long-term, non-recourse financing for the Company; (iv) mortgage derivative securities ("Mortgage Derivatives"), including interest-only securities ("IOs") which receive only certain interest payments from a pool of Mortgage Securities or Mortgage Loans; (v) subordinate interests ("Subordinate Interests"), which are classes of Mortgage Securities junior to other classes of Mortgage Securities in the right to receive payments from the underlying Mortgage Loans; and (vi) other fixed-income securities in an amount not to exceed 5% of total assets. At October 31, 1998, the Company's portfolio consisted of 80.5% Agency Certificates, 3.3% CMOs, 0.9% Mortgage Loans, 4.1% Mortgage Derivatives, all of which were IOs, 11.2% Subordinate Interests and 0% other fixed-income securities. See "DESCRIPTION OF ASSETS." Consistent with the Company's policy of maintaining its status as a REIT for federal income tax purposes, substantially all of the Company's assets will consist of real estate assets of the type described in Section 856(c)(5)(B) of the Code ("Qualified Real Estate Assets").

     The Company is required to invest at least 70% of its total assets (the "70% Asset Group") in (i) securities which are rated within one of the two highest ratings categories by one of the nationally recognized rating agencies (the "Rating Agencies"), (ii) securities which are unrated but are guaranteed by the U.S. government or an agency or instrumentality thereof, or (iii) Mortgage Loans to borrowers who would otherwise meet FHLMC, FNMA or GNMA guidelines, except with respect to the size of the loans. At October 31, 1998, 89% of the Company's total assets were in the 70% Asset Group.

     The remainder of the Company's assets, not to exceed 30% of its total assets (the "30% Asset Group"), may consist of Mortgage Loans, other than those included in the 70% Asset Group, retained Subordinate Interests and fixed-income securities, (other than those included in the 70% Asset Group) that are primarily Qualified Real Estate Assets but also will include non-investment grade high yield corporate debt. To attempt to minimize the potentially higher level of credit and liquidity risk of these securities, the Company has attempted to limit its investments in, and diversify its portfolio of, securities in the 30% Asset Group. At October 31, 1998, 11% of the Company's total assets were in the 30% Asset Group.


                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the risk factors set forth in "Risk Factors." These risks include, among others:

- The Company was organized in September 1997 and has a limited operating history.


- The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain securities in an attempt to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity.

- Lehman Brothers, as financial adviser to the Company, has attempted unsuccessfully to sell the Company. Lehman Brothers is continuing to solicit bids on behalf of the Company.

- The Company has experienced significant operating losses, after giving effect to certain impairment charges relating to IOs, and may incur future losses. The Company may suffer additional losses on investments in IOs, Sub IOs, Inverse IOs and other Mortgage Derivatives, especially during periods of declining interest rates.

- The Company has treated its portfolio of adjustable rate IOs as impaired assets and taken an impairment charge against operating earnings in the second and third quarters. For the nine months ended September 30, 1998, the impairment charges of $(51.0 million), or $(2.60) per share, reduced reporting earnings to a net loss of $(52.6 million), or $(2.68) per share.

- On November 29, 1993, Mr. Smirlock consented to the entry of a cease-and-desist order issued against him by the Commission arising out of trading activities in Mortgage Securities.

- During the summer of 1998, pricing irregularities detected in one of the Affiliated Funds managed by the Manager resulted in the termination of Michael L. Smirlock as the Company's Chief Executive Officer and President and the removal of Mr. Smirlock from his post as Chairman of the Board; Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation.

- On July 29, 1998, the Company announced that it had been informed by the Manager of certain administrative changes, including the resignation of Michael L. Smirlock as Chief Executive Officer of the Manager; Mr. Smirlock continues as Chairman of the Board and a majority stockholder of the Manager.

- The Manager has conflicts of interest, including those arising from the Manager's management of the accounts of its other clients and the fact that the Manager is entitled to receive an incentive fee that may encourage speculative investments.

- The Company is totally reliant on the Manager, which has significant operating discretion, including as to the Company's operating policies and strategies. Neither the Manager nor the Manager's investment professionals responsible for day-to-day portfolio management decisions have operated, or have been officers or directors of, another REIT.

- Interest rate fluctuations may decrease or eliminate net income from the Company's investments.

- The Company's investments are leveraged; there are no limitations on the Company's borrowings.

- The Company engages in complex hedging strategies which have resulted and may continue to result in losses.

- Failure to maintain REIT status would subject the Company to corporate tax and an excise penalty tax and would reduce earnings and cash available for distribution to stockholders.

- The Board of Directors determines the Company's operating policies and strategies which may be changed without stockholder consent.



                          CAPITAL AND LEVERAGE POLICIES


     The Company's operations are leveraged approximately 8 to 1 as of October 31, 1998. Currently, the Company has been delevering, thereby increasing its equity-to-assets ratio. At October 31, 1998, the Company's equity-to-assets ratio was 12.0%, and has ranged from a high of 12.0% to a low of 5.9% during 1998. Initially, the Company financed its acquisition of Mortgage Assets through the proceeds of its initial public offering (the "Public Offering") and several concurrent private placements (collectively, the "Private Placement") and currently finances any acquisitions primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional Mortgage Assets. See "RISK FACTORS--Leverage Can Result in Net Interest and Operating Losses." The Company's target for its equity-to-assets ratio depends on market conditions and other factors deemed relevant by the Manager, subject to the review of the Company's Board of Directors.


                           HEDGING AND RISK MANAGEMENT

     The Company endeavors to protect itself against interest rate fluctuations through its asset acquisition, borrowing and hedging strategies. The Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed-rates or other limitations on coupon rate adjustment, such as interest rate caps, associated with its investment portfolio, and the shorter term variable nature of the Company's related borrowings. There can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition.


     In fact, from inception through September 30, 1998, the Company used interest rate swaps to hedge two different interest rate risks: changes in asset values and interest expense due to fluctuations in interest rates. As interest rates increased, the Company believed that interest rate swaps (i) would increase in value to offset a decrease in value of its fixed-rate assets and
(ii) would create increased cash flow to offset any increased funding expense from the Company's borrowings. During the first three quarters of 1998, the value of the Company's interest rate swaps did not correlate as expected to the value of its fixed-rate assets. As a result, the Company's hedges did not perform as expected. The Company closed out all of its interest rate swaps in the second through fourth quarters of 1998 at a loss of $(62.5) million.


     Hedging involves risk and typically involves costs, including transaction costs, and risks associated with the enforceability of agreements underlying derivative transactions, business failure of counterparties and illiquidity of hedging instruments. See "RISK FACTORS--Consequences and Costs of Hedging Transactions" and "BUSINESs-- Operating Policies and Strategies."

     The Company manages the credit risk associated with its investment portfolio by maintaining a substantial portion of its assets in the 70% Asset Group, investing in a diversified portfolio of investments included in the 30% Asset Group and regularly monitoring the credit risk associated with its investment portfolio. See "BUSINESS-- Investment Strategy."

                                   THE MANAGER


     The day-to-day business and investment affairs of the Company are managed by the Manager, subject to the supervision of the Company's Board of Directors. The Manager, organized in October 1997 and a registered investment adviser under the Advisers Act, specializes in managing investments in Mortgage Securities for institutions and other sophisticated investors. The Manager employs professionals who have experience in mortgage finance and in the purchase and administration of Mortgage Securities; however, neither the Manager nor its investment professionals have previously managed another REIT.

     In 1993, Mr. Smirlock consented to the entry of a cease-and-desist order issued against him by the Commission arising out of Mortgage Securities trading activities supervised by Mr. Smirlock. In 1998, Mr. Smirlock resigned as Chief Executive Officer of the Manager and was terminated as Chief Executive Officer and President of the Company as a result of the pricing irregularities detected in one of the Affiliated Funds managed by the Manager. See "RISK FACTORS-- Pricing Irregularities Detected in One of the Affiliated Funds Resulted in Termination of the Company's Chief Executive Officer" and "-- Cease-and-Desist Order Against Mr. Smirlock" and "THE MANAGEr-- Cease-and-Desist Order Against Mr. Smirlock." The Board of Directors engaged BlackRock as its consultant to review the Company's portfolio and to make recommendations designed to reduce the portfolio's susceptibility to interest rate risk and to create liquidity. BlackRock has recommended that the Manager delever the Company's portfolio by selling certain Mortgage Assets. See "RISK FACTORS--Change in Management of the Manager Results in Changes to Business Strategy."

     The Manager's principal executive offices are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.


                              MANAGEMENT AGREEMENT


     The Company has entered into a management agreement (the "Management Agreement") with the Manager pursuant to which the Manager, for an initial term expiring on December 31, 2002, subject to the supervision of the Company's Board of Directors, formulates operating strategies for the Company, oversees the acquisition of assets by the Company, arranges for various types of financing for the Company, monitors the performance of the Company's assets and provides certain administrative and managerial services in connection with the Company's operations. The Management Agreement continues automatically for successive three-year periods, provided such continuance is specifically approved by the Board of Directors who are unaffiliated with the Manager. For its performance of these services, the Manager receives a quarterly base management fee of $225,000, payable monthly.

     The Manager also receives a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter, in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. The Board of Directors of the Company, with the approval of a majority of the Company's Board of Directors who are unaffiliated with the Manager (the "Independent Directors"), is authorized to change the fees from time to time. The Manager will be reimbursed for certain out-of-pocket expenses incurred on behalf of the Company. For the nine months ended September 30, 1998, management fees amounted to $2.0 million and incentive fees were $1.4 million. See "THE MANAGER--Management Fees."


                      CONFLICTS OF INTEREST OF THE MANAGER

     The Company is subject to conflicts of interest involving the Manager and its Affiliates because, among other reasons, (i) the Manager is permitted to advise accounts of other clients, and many investments appropriate for the Company also will be appropriate for these accounts and (ii) the incentive fee, which is based on income of the Company, may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative, than would be the case if its fee did not include a "performance" component. Nevertheless, the Manager intends to conduct its operations in a manner that will minimize the negative effect of any conflicts of interest. Furthermore, a majority of the Company's Board of Directors must be Independent Directors. The Independent Directors must approve any amendment to the Management Agreement and monitor the Company's investments, borrowings and operations. See "RISK FACTORS--Conflicts of Interest of the Manager."

     Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager and its directors and officers will not be liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the Manager and its directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

     The structure and relationships of the Company, the Manager and the Affiliated Funds are as follows:


CHART IS HERE



-----------------


(1) The executive officers of the Company, except the Company's President, are officers and employees of the Manager. See "--Certain Benefits to Existing Stockholders, Directors and Officers" and "Principal Stockholders."


(2) A majority of the equity of the Manager is owned by Mr. Smirlock, a director of the Company. The remaining equity of the Manager is owned by Mr. Tepper, a former director of the Company and a director of the Manager.

(3)  The Manager holds a 1% general partnership interest in Fund A.

(4) Substantially all of the assets of Funds A, B, C and D are invested, directly or indirectly, in the Master Fund which serves as a trading vehicle.

        CERTAIN BENEFITS TO EXISTING STOCKHOLDERS, DIRECTORS AND OFFICERS

     Through the date hereof, Michael L. Smirlock, a director of the Company, has purchased 6,000 shares of Common Stock at an average price of $2.50 per share in connection with the Company's formation and purchased from the Company 67,000 shares of Common Stock at the initial public offering price in the Private Placement, or an aggregate of 73,000 shares of Common Stock for an aggregate purchase price of $1,020,005, or $13.97 per share. This average price per share is less than the initial public offering price of $15.00 per share.


     The Company also has sold a total of 5,013,999 shares in the Private Placement. The purchasers in the Private Placement purchased the shares of Common Stock at a purchase price equal to the initial public offering price. Of the 5,013,999 shares sold in the Private Placement, (i) Mr. Smirlock purchased 67,000 shares, (ii) David A. Tepper, a former director of the Company and a director of the Manager, purchased 103,000 shares and (iii) Frederick N. Khedouri, the President and a director of the Company and a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear, Stearns"), one of the Representatives of the several Underwriters in the Public Offering, purchased 10,000 shares. In addition, a total of 714,235 shares of Common Stock were purchased by entities over which Mr. Tepper may be deemed to have shared or sole voting and dispositive power. See "Principal Stockholders" and "Private Placement."


     The Company has granted to its directors, officers, employees and consultants options to purchase an aggregate of 778,000 shares of Common Stock (which include options to purchase 748,000 shares of Common Stock granted to directors, officers and employees of the Manager) at an exercise price equal to the initial public offering price. The Company has also granted 400,000 shares of deferred Common Stock to certain of its directors and officers. See "The Manager--Stock Options and Other Awards" and "The Company--Stock Incentive Plan."

     The Company has entered into the Management Agreement with the Manager pursuant to which the Manager is entitled to receive an annual base management fee, a quarterly incentive fee and a non-competition payment in the event of termination without cause or nonrenewal. Mr. Smirlock, the Chairman of the Board and a majority stockholder of the Manager, is also a director of the Company. David A. Tepper, a director and minority stockholder of the Manager, is a former director of the Company. See "The Manager--The Management Agreement."


     An Affiliated Fund, Mustang Investment Limited Partnership, entered into a total rate of return swap (the "Total Return Swap") with a broker-dealer which provides that the Affiliated Fund will bear the economic benefit and risk of directly holding the 666,666 shares of the Company's Common Stock purchased by such broker-dealer in the Private Placement.


                            TAX STATUS OF THE COMPANY


     The Company has elected to be taxed and intends to continue to qualify as a REIT under the REIT Provisions of the Code commencing with its short taxable year ended December 31, 1997. The Company has qualified as a REIT for the taxable year ended December 31, 1997 and, if the Company continues to qualify as a REIT, the Company generally will not be subject to federal corporate income tax on taxable income that is distributed to its stockholders. See "Risk Factors--Failure to Maintain REIT Status Would Subject Company to Corporate Tax and Penalty Tax," "Federal Income Tax Considerations--Taxation of the Company" and "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer."


                               DISTRIBUTION POLICY

     To maintain its qualification as a REIT, the Company must distribute substantially all of its taxable income to stockholders each year, which the Company intends to do. Each year, the Company intends to make four regular quarterly distributions. To the extent necessary to maintain its qualification as a REIT in any particular year, the Company will declare a fifth, special distribution. The Company has adopted a Dividend Reinvestment and Direct Purchase Plan that will allow stockholders to reinvest their distributions automatically in additional shares of Common Stock. See "Distribution Policy."

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.


     RECENTLY-ORGANIZED CORPORATION; RECENT LOSSES AND EXPECTATIONS OF FUTURE LOSSES

     The Company was organized in September 1997, commenced operations only upon receipt of the proceeds of the Public Offering and the Private Placement and, therefore, has a limited operating history. The Company has experienced significant operating losses, after giving effect to certain impairment charges relating to IOs, and may incur future losses. The Company has suffered, and can continue to suffer, significant losses on investments in IOs, Sub IOs, Inverse IOs and other Mortgage Derivatives as a result of rapid prepayments during periods of declining interest rates. The Company has treated its portfolio of adjustable rate IOs as impaired assets and taken an impairment charge against operating earnings in the second and third quarters. For the nine months ended September 30, 1998, the impairment charges of $(51.0 million), or $(2.60) per share, reduced reporting earnings to a net loss of $(52.6 million), or $(2.68) per share. There is no assurance that these losses will not continue or that the Company will be profitable in the future.

     PRICING IRREGULARITIES DETECTED IN ONE OF THE AFFILIATED FUNDS RESULTED IN TERMINATION OF COMPANY'S CHIEF EXECUTIVE OFFICER

     In June 1998, the Company's Board of Directors was advised by the Manager of certain pricing irregularities in connection with Shetland Fund Ltd., one of the Affiliated Funds. On July 29, 1998, the Company's Board of Directors was informed by the Manager that the pricing irregularities detected in the Affiliated Fund did not affect the portfolio of securities held by the Company, that certain procedural deficiencies existed at the Manager which allowed for the pricing irregularities and that new procedures had been implemented to rectify the deficiencies. In addition, as of the date of this Prospectus, no securities held by any of the Affiliated Funds were transferred to the Company, and no securities held by the Company were transferred to any of the Affiliated Funds. The Manager also announced certain administrative changes, including the resignation of Michael L. Smirlock as Chief Executive Officer of the Manager. Mr. Smirlock continues as Chairman of the Board and a majority stockholder of the Manager.

     On July 30, 1998, the Company's Board of Directors terminated the employment of Michael L. Smirlock as Chief Executive Officer and President and removed Mr. Smirlock as Chairman of the Board of the Company. Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation. The Company has been advised that day-to-day portfolio management decisions for the Manager on behalf the Company are being made by Peter T. Zimmermann and Robert J. Gartner. Messrs. Zimmermann and Gartner are Senior Vice President and Vice President of Operations of the Manager, respectively. The Company also accepted the resignation of two of its directors, David A. Tepper and William Marshall, effective July 30, 1998. Both Mr. Tepper and Mr. Marshall resigned due to other commitments. Mr. Tepper remains a director and minority stockholder of the Manager.

CHANGE IN MANAGEMENT OF THE MANAGER RESULTS IN CHANGES TO BUSINESS STRATEGY

     The Board of Directors of the Company, after considering executive, management and operational changes and alternatives, engaged Lehman Brothers as financial advisor to assist the Company in the exploration and evaluation of strategic alternatives designed to maximize stockholder value. On October 2, 1998, the Company's Board of Directors authorized its financial adviser, Lehman Brothers, to promptly solicit offers to acquire the Company or all, or substantially all, of its assets. To date, Lehman Brothers, after soliciting offers to acquire the Company, has not received any firm bids. Lehman Brothers continues to solicit bids on behalf of the Company. Concurrently, the Board engaged BlackRock as its consultant to review the Company's portfolio and to make recommendations designed to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity. BlackRock has recommended that the Manager delever the Company's portfolio by selling certain Mortgage Assets. The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain Mortgage Assets. If a suitable acquisition candidate is not found, or the Company is unable to sell Mortgage Assets, the Company's financial condition, results of operations and business might be materially adversely affected.

TOTAL RELIANCE ON THE MANAGER; INEXPERIENCED NEW MANAGEMENT

     The Company's day-to-day operations are administered by the Manager, subject to the supervision of the Company's Board of Directors. Thus, the Company is totally reliant on the services of the Manager and its officers, directors and employees for the success of the Company. The Company and the Manager may terminate the Management Agreement at any time upon 60 days' written notice to the other party. If the Company lost the services of the Manager and a suitable replacement was not available, the Company's financial condition, results of operations and business might be materially adversely affected. See "The Manager."

     Neither the Manager nor the Manager's investment professionals responsible for day-to-day portfolio management decisions have operated, nor have been an executive officer or director of, another REIT. All of the employees and officers of the Company, except Mr. Khedouri, are also employees of the Manager. While the investment professionals have experience in trading Mortgage Securities, there can be no assurance that they will be able to supervise, manage and operate the business of the Manager and the Company effectively, and the Company's financial condition, results of operations and business might be materially adversely affected by such lack of experience.

MANAGEMENT AGREEMENT PLACES FEW RESTRICTIONS ON THE MANAGER'S ALLOCATION OF TIME

     The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates to engage in any business or render services of any kind to any other person; except that, during the term of the Management Agreement, the Manager may not manage another publicly-traded mortgage REIT or any additional private investment fund that invests primarily in Mortgage Assets and follows investment strategies and policies similar to those employed by the Company without the prior approval of the Independent Directors. The Manager and its officers and employees advise and manage the Affiliated Funds which invest in Mortgage Securities. The ability of the Manager and its officers and employees to engage in other business activities could reduce the time and effort the Manager spends on managing the Company's investment portfolio. In addition, the Management Agreement does not impose a minimum time commitment that the Manager and its personnel must make in providing services to the Company. The Manager's employees currently spend approximately 85% of their business time managing the Company. All of the Manager's resources, including each of the employees, are devoted to all of its clients. The Manager and its officers and employees also may receive fees in connection with any investment by the Affiliated Funds in the Company. In addition, the incentive fee payable to the Manager by the Affiliated Funds or other clients may be higher than the fee paid by the Company, creating additional conflicts of interest.

MANAGEMENT AGREEMENT PLACES FEW RESTRICTIONS ON MANAGER'S ALLOCATION OF INVESTMENT OPPORTUNITIES


     Many investments appropriate for the Company also will be appropriate for the accounts of other clients the Manager advises, including the Affiliated Funds. The Manager will act in a manner which it considers fair and equitable in allocating investment opportunities among the Company and the other accounts it manages. Situations may arise in which the investment activities of the other accounts may disadvantage the Company, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by the Manager for the Company and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for the Company. The Manager, however, will not permit the Affiliated Funds or its other clients to sell securities or other assets to or purchase securities or other assets from the Company nor will any Affiliated Fund or other clients of the Manager enter into derivative transactions with the Company. The Manager may aggregate orders of the Company with orders for its other accounts. Such aggregation of orders may not always be to the benefit of the Company with regard to the price or quantity executed. The Manager will not reallocate assets among the Company and the Affiliated Funds.


INCENTIVE FEE PAYABLE TO MANAGER MAY ENCOURAGE SPECULATIVE INVESTMENTS


     The incentive fee payable to the Manager is based upon the income received by the Company. This may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would be the case if its fees did not include a "performance" component. Such incentives may result in increased risk to the value of the Company's investment portfolio.


LIMITATIONS ON TERMINATION OF MANAGEMENT AGREEMENT


     The Company has agreed that if it terminates the Management Agreement without cause or the Board of Directors fails to approve a continuation of the Management Agreement, or the Company engages another person to manage a portion of its assets or to manage assets internally with personnel other than those previously employed by the Manager, the Manager will be entitled to receive a "Non-Competition Payment" in an amount equal to the fair market value of the Management Agreement (without giving effect to any termination and assuming it is renewed in accordance with its terms), to be determined in accordance with the provisions of the Management Agreement.


CONFLICTS OF INTEREST OF THE MANAGER

     The Company is subject to conflicts of interest involving the Manager. The executive officers of the Company are officers and employees of the Manager. A majority of the Company's directors have no business affiliations with the Manager, but Mr. Khedouri was initially selected by the Manager. Michael L. Smirlock, a director of the Company, is the owner of a majority of the capital stock and a director of the Manager. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND CONFLICTS OF INTEREST."


CEASE-AND-DESIST ORDER AGAINST MR. SMIRLOCK


     On November 29, 1993, Mr. Smirlock consented to the entry of a cease-and-desist order (the "Order") issued pursuant to Sections 203(f), 203(k) and 206(2) (the anti-fraud provisions) of the Investment Advisers Act of 1940, as amended (the "Advisers Act")), against him by the Commission in connection with certain securities transactions executed between December 1992 and February 1993 while Mr. Smirlock was Chief Investment Officer for Goldman, Sachs Asset Management ("GSAM"). The Commission found that Mr. Smirlock caused and aided and abetted violations of the Advisers Act by (i) causing to be executed a series of purchase transactions in Mortgage Securities for which he failed to promptly prepare order tickets allocating the securities to specific client accounts and
(ii) causing to be executed two Mortgage Securities transactions between client accounts without obtaining independent evaluations of the prices at which he instructed the transactions to be executed in order to ensure that the best price and execution were obtained for the clients. The Commission found that Mr. Smirlock caused and aided and abetted violations of these recordkeeping provisions by failing to write tickets allocating trades on the days the trades were executed. The Commission (i) ordered Mr. Smirlock to cease and desist from committing or causing any violation of the provisions of the Advisers Act set forth in the Order, (ii) suspended him from association with any broker, dealer, investment adviser, investment company or municipal securities dealer for a three-month period and (iii) required him to pay a penalty of $50,000. Contemporaneously with the entry of the Order, Mr. Smirlock submitted an Offer of Settlement to the Commission, which the Commission accepted, in which he consented to the Commission's entry of the Order, without admitting or denying the findings set forth therein. GSAM had become aware of serious violations of its internal compliance policies and reported these violations to the Commission. In March 1993, following its report to the Commission, GSAM suspended Mr. Smirlock's trading activities. Mr. Smirlock resigned from GSAM and Goldman, Sachs & Co. effective November 30, 1993. As a result of circumstances described under "PROSPECTUS SUMMARY-Recent Developments" and "-Pricing Irregularities Detected in One of the Affiliated Funds Resulted in Termination of the Company's Chief Executive Officer," Mr. Smirlock resigned from his position as Chief Executive Officer of the Manager, and the Company's Board of Directors terminated Mr. Smirlock's employment as Chief Executive Officer and President and removed Mr. Smirlock as Chairman of the Board of the Company. Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation. See "The Manager -- Cease-and-Desist Order Against Mr. Smirlock."


RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND COMPANY'S CONTROL


     The Company's results of operations can be adversely affected by various factors, many of which are beyond the control of the Company, and will depend on, among other things, the level of net interest income generated by, and the market value of, the Company's investment portfolio. The current trends in the financial markets (including the continued flat yield curve, the dislocation in the market for fixed-income securities, the tightening of credit available for investment in securities and the increased risk of interest rate sensitive prepayment on mortgages) have had an adverse effect upon the Company's earnings. The continued flat yield curve has caused financing costs to be relatively high compared to the income earned on the Company's Mortgage Assets. The dislocation in the fixed-income securities market and the increased risk of prepayments, which primarily affect the value of the Company's portfolio, together with the tightening of credit available for investment in securities, has adversely affected the Company's ability to employ leverage profitably. See "--Consequences and Costs of Hedging Transactions," "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" and "Business -- Operating Policies and Strategies." Generally, the Company's net interest income and results of operations will vary primarily as a result of fluctuations in short-term interest rates, borrowing costs and prepayment rates. The Company's results of operations also will depend upon the Company's ability to protect against the adverse effects of such fluctuations as well as credit risks. Interest rates, prepayment rates, credit risks, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Securities and conditions in financial markets, the fiscal and monetary policies of the U.S. government and the Board of Governors of the Federal Reserve System, international economic and financial conditions and competition, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's investment activities, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate, prepayment rate and credit risks effectively while maintaining its status as a REIT.

ILLIQUIDITY OF MORTGAGE LOANS, SUBORDINATE INTERESTS AND MORTGAGE DERIVATIVES COULD CAUSE LOSSES

     At October 31, 1998, approximately 16% of the Company's portfolio was invested in Mortgage Loans, Subordinate Interests and Mortgage Derivatives for which the secondary trading market is not as well developed as the market for certain other Mortgage Assets, such as Agency Certificates (or which are otherwise considered less marketable or illiquid). Although the Company expects that most of the Company's investments will be in Mortgage Assets for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during adverse market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. While there is no limit on the percentage of the Company's investments that may be invested in illiquid assets, the Company's Board of Directors has directed the Manager to dispose of the illiquid assets.

LEVERAGE CAN RESULT IN NET INTEREST AND OPERATING LOSSES


         LEVERAGING STRATEGY


     The Company borrows against, or "leverages," its Mortgage Assets in order to acquire additional Mortgage Assets, generally through the use of reverse repurchase agreements. The Company's target for its equity-to-assets ratio depends on market conditions and other factors deemed relevant by the Manager, subject to the review of the Company's Board of Directors. Currently, the Company has been delevering, thereby increasing its equity-to-assets ratio. At October 31, 1998, the Company's equity-to-assets ratio was 12.0%, and has ranged from a high of 12.0% to a low of 5.9% during 1998. The equity-to-assets ratio is total stockholders' equity, determined in accordance with GAAP, as a percentage of total assets. For purposes of calculating the equity-to-assets ratio, the Company's total assets include the value of the Company's investment portfolio on a marked-to-market basis. For purchased Mortgage Assets, the Company obtains market quotes for its Mortgage Assets from independent broker-dealers that make markets in securities similar to those in the Company's portfolio or from pricing services approved by the Company's Independent Directors. The Company's total stockholders' equity, for purposes of this calculation, equals the Company's stockholders' equity determined in accordance with GAAP. See "Business--Operating Policies and Strategies--Capital and Leverage Policies" and "Business--Operating Policies and Strategies--Securitization."

     Leverage can reduce the income available for distributions to stockholders. For the nine months ended September 30, 1998, the Company's net interest expense in connection with its repurchase agreements was $139.7 million. If the interest income on the Mortgage Assets purchased with borrowed funds fails to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. Such losses could be increased substantially as a result of the leveraging strategy. The percentage of leverage will vary depending on the Company's estimate of the stability of the portfolio's cash flow. To the extent changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the Company may reduce the amount of leverage it utilizes. The Company has recently been delevering which has had the effect of lowering the Company's interest expense. The intended effect of the lower interest expense on net income has been offset by the impact of a smaller asset base. The net effect of reducing leverage has been to decrease the Company's net interest income.

     From time to time, the Company may not be able to achieve the degree of leverage it believes to be optimal due to increases in "haircuts" (i.e., the collateral required by a lender in excess of the amount borrowed), decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, changes in the availability of financing in the market, conditions then applicable in the lending market and other factors. This may cause the Company to be less profitable than it would otherwise be and, in some cases, to experience losses.

     Current trends in the financial markets (including dislocation in the market for fixed-income securities, the tightening of credit available for investment in securities and the decrease in value of Mortgage Securities due to higher prepayment rates) have had an adverse effect on the Company's ability to borrow funds and may continue to have such an effect. To address liquidity concerns, the Company has begun to delever its portfolio.

         BORROWING RISKS

     To date, the Company's debt has consisted entirely of repurchase agreements or borrowings collateralized by a pledge of the Company's investments. Substantially all of the Company's investments are currently accepted as collateral for such borrowings. The Company has not established, and currently does not intend to establish, committed lines of credit. Such borrowings are generally short-term (7-day or 30-day terms) and are terminable at the lenders' discretion. At November 30, 1998, the Company had established uncommitted borrowing facilities with twenty lenders. At November 30, 1998, the Company had borrowings outstanding from eight lenders reduced from a high of thirteen lenders as of April 13, 1998. Certain lenders have reduced the funds available to the Company for certain less liquid securities.

       POTENTIAL INABILITY OF COMPANY TO MEET ITS MARGIN CALLS

     The amount borrowed under a reverse repurchase agreement is based on the market value of the Mortgage Assets pledged to secure specific borrowings. Under adverse market conditions, the value of pledged Mortgage Assets declines, and lenders initiate margin calls (i.e., the Company is required to post additional collateral or to reduce the amount borrowed, to restore the ratio of the amount of the borrowing to the value of the collateral). The Company recently has been forced to sell Mortgage Assets to meet margin calls and reduce the amount borrowed, which has resulted in losses to the Company. In the third quarter of 1998, the Company realized a loss of $(22.0) million, or $(1.17) per weighted average share on sales of Mortgage Securities and terminations of interests rate swaps as the Company raised cash to meet increased margin requirements.

     As of the date of this Prospectus, the Company has met every margin call initiated by its lenders despite the devaluation of the Company's portfolio, which has substantially reduced the Company's liquidity. As of September 30, 1998, the Company's cash and cash equivalent balance was $24.7 million compared to $82.6 million as of December 31, 1997. If the current depressed state of the fixed income market persists, there can be no assurance that the Company will continue to meet its margin calls. A default by the Company under its collateralized borrowings could result in a liquidation of the collateral. If the Company is forced to liquidate Mortgage Assets that qualify as Qualified Real Estate Assets to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements. See "Federal Income Tax Considerations--Requirements for Qualification." Any failure by the Company to meet margin calls would have a material adverse effect on the Company's financial condition, results of operations and business.

     RISK OF BANKRUPTCY IN REVERSE REPURCHASE AGREEMENTS

     Substantially all of the Mortgage Assets are pledged to secure reverse repurchase agreements. Therefore, such Mortgage Assets are not available to the stockholders in the event of the liquidation of the Company, except to the extent that the market value thereof exceeds the amounts due to the Company's creditors. The market value of the Mortgage Assets will fluctuate as a result of numerous market factors (including interest rates and prepayment rates) as well as the supply of and demand for such assets. In the event of the bankruptcy of a party with whom the Company has a reverse repurchase agreement, the Company could experience difficulty recovering the pledged assets under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and any recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company enters into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks. See "Business--Operating Policies and Strategies--Capital and Leverage Policies."

NO RESTRICTION ON THE INCURRENCE OF ADDITIONAL INDEBTEDNESS

     The Company's investment policy and operating strategy does not restrict the Company from incurring additional indebtedness. The Company is not subject to any other restriction on the incurrence of additional indebtedness. The Company intends to borrow against or "leverage" its Mortgage Assets in order to acquire additional Mortgage Assets. The Company's target for its equity-to-assets ratio depends on market conditions and other factors deemed relevant by the Manager, subject to the review of the Company's Board of Directors. Currently, the Company has been delevering, thereby increasing its equity-to-assets ratio. At October 31, 1998, the Company's equity-to-assets ratio was 12.0%, and has ranged from a high of 12.0% to a low of 5.9% during 1998. See "- -Leverage Can Result in Net Interest and Operating Losses--Leveraging Strategy."

INTEREST RATE FLUCTUATIONS WILL AFFECT VALUE OF MORTGAGE ASSETS AND NET INCOME


         GENERAL


     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Interest rate fluctuations can adversely affect the income and value of the Company in many ways and present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, reshaping of the yield curve and changing prepayment rates. See "--Consequences and Costs of Hedging Transactions." During the first three quarters of 1998, the Mortgage Securities market has changed significantly because of (i) declining interest rates and accelerated prepayment rates for Mortgage Securities associated therewith and
(ii) a "flight to quality" in the fixed-income market generally. As a result, the relative value of the Company's Mortgage Assets declined substantially more than anticipated relative to U.S. Treasury securities.


     FAILURE TO MANAGE MISMATCH BETWEEN LONG-TERM ASSETS AND SHORT-TERM FUNDING


     The Company's operating results depend in large part on differences between the income from its Mortgage Assets and its borrowing costs. At least 65% of the Company's Mortgage Assets have interest payment rates (i.e., coupon rates) which remain fixed for periods of 30 years or more until their maturity. The Company funds a substantial portion of its Mortgage Assets with borrowings having interest rates (i.e., borrowing rates) that reset more frequently, usually monthly or quarterly. If interest rates rise, borrowing rates (and borrowing costs) of the Company are expected to rise more quickly than coupon rates (and investment income) on the Company's Mortgage Assets. This would decrease the Company's net income (or result in a net loss) and the mark-to-market value of the Company's net assets, and would be expected to decrease the market price of the Company's Common Stock.

     Although the Company invests primarily in fixed-rate Mortgage Assets, the Company also owns adjustable rate Mortgage Assets. The coupon rates of adjustable rate Mortgage Assets normally fluctuate with reference to a specific rate index. The Company funds these adjustable rate Mortgage Assets with borrowings having borrowing rates which reset monthly or quarterly. To the extent that there is a difference between (i) the interest rate index used to determine the coupon rate of the adjustable rate Mortgage Asset (asset index) and (ii) the interest rate index used to determine the borrowing rate for the Company's related financing (borrowing index), the Company will bear a "basis" interest rate risk. If the borrowing index rises more than the asset index, the net income of the Company would be decreased. Additionally, the Company's adjustable rate Mortgage Assets may be subject to periodic rate adjustment limitations and periodic and lifetime rate caps which limit the amount that the coupon rate can change during any given period. In a period of increasing interest rates, the Company could experience a decrease in net income or a net loss because its borrowing rates may adjust and rise more quickly than the coupon rates on its adjustable rate Mortgage Assets. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets, their valuation or income derived therefrom. During periods of changing interest rates, coupon rate and borrowing rate mismatches could negatively impact the Company's net income, distribution yield and the market price of the Common Stock. Interest rate fluctuations resulting in interest expense exceeding interest income would result in the Company incurring operating losses.


     INVERTED YIELD CURVE ADVERSELY AFFECTS INCOME

     The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), the borrowing costs of the Company may increase more rapidly than the interest income earned on its assets. Because borrowings will likely bear interest at short-term rates (such as LIBOR) and Mortgage Assets will likely bear interest at medium-term to long-term rates (such as those calculated based on the Ten-Year U.S. Treasury Rate), a flattening of the yield curve will tend to decrease the Company's net income and the mark-to-market value of its net assets. Additionally, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested in other long-term assets, the spread between the coupon rates of long-term assets and short-term borrowing rates may decline and also may tend to decrease the net income and mark-to-market value of the Company's net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, borrowing costs may exceed the interest income and operating losses would be incurred.

     INCREASED PREPAYMENT RATES WILL REDUCE VALUE OF MORTGAGE ASSETS


     The value of the Company's Mortgage Assets has been affected substantially by prepayment rates on the related Mortgage Loans. Prepayments are unscheduled payments of principal made by mortgage borrowers, who generally are permitted to prepay their borrowings at any time. Mortgage Securities traders have statistically modeled borrower prepayment patterns over time, and Mortgage Securities typically are valued based on these models and estimated prepayments. Actual prepayments may vary significantly from estimates and, as a result, Mortgage Security prices may fluctuate significantly as expectations of prepayment rates change. Prepayment risk must be considered in conjunction with the credit risk associated with certain Mortgage Assets. See "--Possible Losses on Mortgage Loans During Warehousing Period" and "--Credit Risks."


     Prepayment rates on Mortgage Assets are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the control of the Company and cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on Mortgage Assets generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by the Company in assets yielding less than the yields on the Mortgage Assets that were prepaid. In addition, the mark-to-market value of the Mortgage Assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on Mortgage Assets generally decrease; therefore, the Company will not have the proceeds from prepayments available to invest in assets with higher yields. If interest rates decrease and prepayment rates increase, the Company may fail to recoup fully its cost of acquisition of certain investments.


     The Company acquires classes of Mortgage Securities that are entitled to no (or only nominal) payments of principal, but only to payments of interest, such as IOs. The yield to maturity of IOs is very sensitive to the rate of prepayments on the underlying Mortgage Loans. If the rate of prepayments is faster than anticipated, the yield on IOs will be negatively affected, and, in extreme cases, the IO investment could become worthless. During the third quarter of 1998, the Company's net income declined as a result of losses incurred in sales of securities and a reduction in the income from its Mortgage Securities due to a reduced investment portfolio and increasing prepayments. In the third quarter of 1998, the Company realized a loss of $(22.0 million) or $(1.17) per weighted average share on sales of securities and terminations of interest rate swaps. These sales were made in response to a difficult credit environment, as the Company raised cash in order to meet increased margin requirements.

     Some IOs bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified interest rate index ("Inverse IOs"). Therefore, the yield to maturity of an Inverse IO is extremely sensitive to changes in the related index. The Company also invests in subordinated IOs ("Sub IOs"). Interest amounts otherwise allocable to Sub IOs generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization occurs or the balance in the reserve account reaches a specified level. The yield to maturity of Sub IOs is very sensitive not only to default losses but also to the rate and timing of prepayment on the underlying loans. See "Business--Operating Policies and Strategies." Under certain interest rate and prepayment scenarios, the Company may fail to recoup fully the cost of acquiring IOs, Inverse IOs and Sub IOs.

CONSEQUENCES AND COSTS OF HEDGING TRANSACTIONS

     The Company enters into hedging transactions in an effort to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options and IOs

     From inception through September 30, 1998, the Company used interest rate swaps to hedge two different interest rate risks: changes in asset values and interest expense due to fluctuations in interest rates. As interest rates increased, the Company believed that interest rate swaps (i) would increase in value to offset a decrease in value of its fixed-rate assets and (ii) would create increased cash flow to offset any increased funding expense from the Company's borrowings. During the first three quarters of 1998, the value of the Company's interest rate swaps did not correlate as expected to the value of its fixed-rate assets. As a result, the Company's hedges did not perform as expected. The Company closed out all of its interest rate swaps in the second through fourth quarters of 1998 at a loss of $(62.5) million.


     There can be no assurance that the Company's future hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Moreover, no hedging activity can completely insulate the Company from the risks associated with changes in interest rates and prepayment rates.

     Hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Hedging" and "Business--Operating Policies and Strategies-- Hedging Activities."


     The Company generally hedges as much of the interest rate risk as the Manager determines is in the best interests of the stockholders of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. The amount of income the Company may earn from its hedging instruments is subject to substantial limitations under the REIT Provisions of the Code.

LACK OF OPERATING POLICIES; BOARD OF DIRECTORS MAY CHANGE POLICIES WITHOUT STOCKHOLDER CONSENT

     The Company currently does not have specific operating guidelines. Any operating policies, including investment and operating policies and other policies with respect to acquisitions, financing, growth, operations, debt and distributions will be determined by its Board of Directors. The Board of Directors may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the holders of the Common Stock. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock.

LACK OF POLICY REGARDING HEDGING OR CREDIT RISK; FUTURE REVISIONS IN POLICIES AND STRATEGIES

     The Board of Directors has not established any significant credit risk or hedging policy; consequently, the Manager will exercise broad discretion concerning credit risk and hedging strategies. The investment policies and operating policies and strategies of the Company set forth in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors.


VALUE OF CMOS MAY BE ADVERSELY AFFECTED BY PREPAYMENTS ON UNDERLYING COLLATERAL


     CMOs are a series of bonds or certificates, each of which typically consists of several classes with different maturities and often complex priorities of payment, secured by a single pool of Mortgage Loans, Pass-Through Certificates, other CMOs or other Mortgage Assets. Principal prepayments on collateral underlying a CMO may cause it to be retired substantially earlier than the stated maturities or final distribution dates. The principal and interest on underlying Mortgages Loans may be allocated among the several classes of a series of a CMO in many ways. Depending on the type of CMOs in which the Company invests, the investment may be more sensitive to interest rate fluctuations and prepayment rates than other types of Mortgage Securities. See "Description of Assets."


VALUE OF MORTGAGE DERIVATIVES MAY BE REDUCED OR ELIMINATED DUE TO INTEREST RATE FLUCTUATIONS; NO LIMIT ON MORTGAGE DERIVATIVES

     The Company may acquire an unlimited amount of Mortgage Derivatives, including IOs, Inverse IOs, Sub IOs and floating rate Mortgage Derivatives. Payments on the market value of Mortgage Derivatives are highly sensitive to the rate of prepayments on the underlying Mortgage Loans and are highly sensitive to interest rate fluctuations. IOs provide for the holder to receive no (or only nominal) payments of principal, but only payments of interest. Payments on IOs are highly sensitive to the rate of prepayment on the underlying Mortgage Loans. In periods of declining interest rates, rates of prepayments on the Mortgage Loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on IOs will be adversely affected. Under some prepayment and interest rate scenarios, the Company may not be able to recoup fully the cost of acquiring an IO, Inverse IO or Sub IO and, consequently, will incur a loss on its investment.


     In higher than expected prepayment and/or declining interest rate environments, as have recently been experienced, the Company's ability to utilize Inverse IOs and Sub IOs as capital for collateralized borrowings is impaired. To the extent that Inverse IOs and Sub IOs decrease in value, the Company is required by its lenders to provide additional capital for borrowings collateralized with Inverse IOs and Sub IOs to compensate for the decline in their market value. If additional capital is unavailable, the Company is forced to liquidate securities into illiquid markets and incur losses. Additionally, in such environments, lenders require additional capital as a percentage of the market value of the Inverse IOs or Sub IOs (a higher capital "haircut") or do not provide collateralized funding of Inverse IOs or Sub IOs. The requirement for additional capital to support collateralized funding or the inability to obtain collateralized borrowing of Inverse IOs or Sub IOs reduces the Company's liquidity and requires it to obtain more expensive funding.

     Some IOs in which the Company may invest, such as Inverse IOs, bear interest at a floating rate that varies inversely to (and often at a multiple of) changes in a specific index. The Company also invests in inverse floating rate Mortgage Derivatives which are similar in structure and risk to Inverse IOs, except they generally are issued with a greater stated principal amount than Inverse IOs. The Company invests in Inverse IOs for the purpose of, among other things, hedging its portfolio of IOs. The yield to maturity of an Inverse IO is extremely sensitive to changes in the related index.

     The Company also invests in Sub IOs, a class of securities for which interest generally is withheld and used to make principal payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. Interest on a Sub IO generally will be paid only after the overcollateralization or the balance in the reserve account reaches the specified level. Sub IOs provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because Sub IOs receive only interest payments, their yields are extremely sensitive to the rate of prepayments (including prepayments as a result of defaults) on the underlying Mortgage Loans. In addition, Sub IOs often generate taxable income in excess of cash received.

     The Company invests in variable and floating rate securities that provide for a periodic adjustment in the interest rate paid on the other obligations. The Company may not be able to match these periodic rate adjustments with increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates of the Company's floating rate securities. See "Description of Assets."


VALUE OF SUBORDINATE INTERESTS MAY BE ADVERSELY AFFECTED BY LOSSES ON UNDERLYING MORTGAGE LOANS

     The Company intends to retain a Subordinate Interest in the pools of Mortgage Loans it securitizes and to acquire Subordinate Interests in pools of Mortgage Loans securitized by others. Subordinate Interests bear significant credit risks because they are structured to absorb losses from defaults or foreclosures on the related Mortgage Loan collateral before losses are allocated to more senior classes. Subordinate Interests will be more sensitive than other Mortgage Securities to the frequency and the severity of losses on the underlying Mortgage Loans. Loss frequency will depend upon a number of factors, including economic conditions and interest rate fluctuations, beyond the control of the Company. There can be no assurance that the Company's investment in a Subordinate Interest will be returned in full or at all. See "Description of Assets."

INVESTMENT IN NON-REAL ESTATE ASSETS SUBJECT TO LIQUIDITY AND CREDIT RISKS; LIMIT ON SUCH ASSETS MAY CHANGE WITHOUT STOCKHOLDER APPROVAL

     The Company may invest up to 5% of the total assets in other fixed income assets. This 5% limit may be changed from time to time at the discretion of the Board of Directors, with the approval of the Independent Directors but without a vote of stockholders. These other fixed-income assets may include securities issued or guaranteed by foreign governments, non-investment grade high yield corporate debt (commonly referred to as "junk bonds") and non-real estate loans. Investing in securities issued by foreign governments or foreign companies involves considerations and potential risks not typically associated with investing in obligations issued by the U.S. government, agencies thereof and domestic corporations. Such obligations are often unsecured and are subject to greater credit and liquidity risk than is typically associated with investment grade corporate obligations. They are also subject to, and may be adversely affected by, risks associated with political and economic uncertainty, fluctuations of currency exchange rates, lower levels of disclosure and regulation in foreign securities markets than in the United States, risks of nationalization, expropriation, confiscatory taxation, taxation of income earned in foreign nations or other taxes imposed with respect to investments in foreign nations, foreign exchange controls (which may include suspension of the ability to transfer currency from a given country and repatriation of investments) and uncertainties as to the status, interpretation and application of laws. In addition, there is often less publicly available information about foreign issuers than those in the United States. Foreign issuers may not be subject to uniform accounting, auditing and financial reporting standards and auditing practices, and even in the case of issuers that are subject to uniform standards and practices, such standards and practices will generally not be comparable to those applicable to U.S. companies.

     Junk bonds are generally unsecured, may be subordinated to other obligations of the issuer and generally have greater credit and liquidity risk than is typically associated with investment grade corporate obligations. Junk bonds are often issued in connection with leveraged acquisitions or recapitalizations in which the issuers incur a substantially higher amount of indebtedness than the level at which they had previously operated. High-yield debt obligations have historically experienced greater default rates than has been the case for investment grade securities.

     Investing in a non-real estate loans involves greater liquidity risk because they are generally not traded in organized exchange markets but are traded by banks and other institutional investors. In some cases, non-real estate loans are subject to greater credit risks than is typically associated with investment grade corporate obligations. Such loans may be subject to, and may be adversely affected by, risks associated with lender liability. In addition, such loans may be sold without recourse to the selling institutions, and the selling institutions will generally make no representations and warranties about the underlying loan, the borrower, the documentation of the loans or any collateral securing the loans. See "Description of Assets."


LOSSES INCURRED RELATED TO EMERGING MARKET SOVEREIGN DEBT SECURITIES

     The Company has invested previously in debt securities issued or guaranteed by foreign governments, including debt securities rated below investment grade. As of October 31, 1998, the Company sold all of its investments in emerging market sovereign debt securities for a net loss of $15.1 million. The Board of Directors has determined that the Company will no longer invest in such securities.

THE COMPANY INVESTS IN CERTAIN HIGH-RISK ASSETS


     The Company invests primarily in Mortgage Securities and Mortgage Loans which would be classified in the 70% Asset Group, as well as Mortgage Loans and Mortgage Securities that constitute the 30% Asset Group. The Company's investment strategy seeks to balance the risk and return potential of its investments in a manner that attempts to maximize return while minimizing the risk of loss to the Company through adverse events, including, without limitation, credit and prepayment events that may decrease the income earned from, and value of, the portfolio. The Company does not perform independent credit reviews.

FAILURE TO MAINTAIN REIT STATUS WOULD SUBJECT COMPANY TO CORPORATE TAX AND PENALTY TAX


     The Company operates in such a manner as to qualify as a REIT for federal income tax purposes. Although the Company did not request a ruling from the Service as to its REIT status, the Company received an opinion of its Special Tax Counsel that, based on certain assumptions and representations, it did so qualify for the short taxable year ended December 31, 1997 and will continue to so qualify by following its proposed method of operation. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of Special Tax Counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income and the Company may be subject to a 4% federal excise tax. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. See "Federal Income Tax Considerations."


     The Company must distribute at least 95% of its net taxable income annually (excluding any net capital gain and certain non-cash income) to avoid corporate income taxation of the earnings that it distributes (the "95% Distribution Requirement"). In addition, the Company will be subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and
(iii) 100% of its undistributed taxable income from prior years.


     The Company makes distributions to its stockholders to comply with the 95% Distribution Requirement and to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, or (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt.


     Gain from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

FAILURE TO MAINTAIN INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the Staff of the Commission, to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire, therefore, may be limited by the provisions of the Investment Company Act. In connection with its acquisition of Subordinated Interests, the Company intends, where appropriate, to obtain foreclosure rights with respect to the underlying Mortgage Loans, although there can be no assurance that it will be able to do so on acceptable terms. As a result of obtaining such rights, the Company believes that the related Subordinated Interests will constitute Qualifying Interests for the purpose of the Investment Company Act. In addition, in meeting the 55% Requirement, the Company intends to consider Privately-Issued Certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or its staff on these positions. If the Commission or its Staff were to take a different position with respect to whether such Subordinate Interests or Privately-Issued Certificates constitute Qualifying Interests, the Company could, among other things, be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company and the market price of the Common Stock.

TAXABLE MORTGAGE POOL RISK; INCREASED TAXATION TO TAX EXEMPT ENTITIES AND OTHER INVESTORS

     A REIT (or a segregated portion thereof) that incurs debt obligations with two or more maturities and which are secured by assets such as the Mortgage Assets may be classified as a "taxable mortgage pool" under the Code if payments required to be made on such debt obligations bear a relationship to the payments received on such assets. If the Company were to be subject to the taxable mortgage pool rules, a portion or all of the taxable income (in excess of a specified return to investors) generated by the Mortgage Assets constituting a taxable mortgage pool may be characterized, under regulations to be issued by the Treasury Department, as "excess inclusion" income and allocated to the stockholders. Any such excess inclusion income (i) would not be allowed to be offset by the net operating losses of a stockholder, (ii) would be subject to tax as UBTI to a tax-exempt stockholder and (iii) would be subject to a 30% withholding tax in the case of a Non-U.S. Stockholder. See "Federal Income tax Considerations-- Taxation of Tax-Exempt Stockholders."

     The Company enters into master reverse repurchase agreements pursuant to which the Company may borrow funds with differing maturity dates which are cross-collateralized by specific Mortgage Assets. The Treasury Department has issued regulations that adopt a broad view of what may constitute a taxable mortgage pool including anti-avoidance rules that authorize the Service to treat equity interests issued by the Company as debt if such equity interests correspond to maturities of classes of debt such as the Mortgage Assets. The Company has been advised by Special Tax Counsel that master reverse repurchase agreements and its other financing arrangements may be structured, and the Company intends to structure master repurchase agreements and other financing arrangements, in a manner which should not cause the Mortgage Assets to be treated as a taxable mortgage pool. No assurance can be given, however, that the Company will be able to structure master repurchase agreements in this manner or that the Service might not successfully maintain that the REIT or the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

PHANTOM INCOME MAY RESULT IN ADDITIONAL TAX LIABILITY

     The Company's investment in Subordinate Interests and certain types of Mortgage Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes (or by losses). Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, (i.e., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease. See "Federal Income Tax Considerations."

OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES

     For the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose, among others, of preserving the Company's REIT status, the Charter generally prohibits direct or indirect ownership by any person of more than 9.8% of the number of outstanding shares of Common Stock (the "Ownership Limit"). For this purpose, the term "ownership" is defined as either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code. Any transfer of shares of capital stock that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, (b) result in the shares of stock being beneficially owned (within the meaning Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of Section 856(h) of the Code (a "purported transfer"), will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to such shares. Any purported transfer of shares that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities." Excess Securities will be transferred by operation of law to a trust to be established by the Company for the exclusive benefit of a charitable organization, until such time as the trustee of the trust, which shall be a banking institution designated as trustee by the Company, which is unaffiliated with either the Company or the purported transferee, retransfers the Excess Securities. Subject to the Ownership Limit, Excess Securities may be transferred by the trust to any person (if such transfer would not result in Excess Securities) at a price not to exceed the lesser of (i) the price paid by the purported transferee or (ii) the fair market value of the Excess Securities on the date of the purported transfer, at which point the Excess Securities will automatically cease to be Excess Securities. See "Description of Capital Stock--Repurchase of Shares and Restriction on Transfer" and "Federal Income Tax Considerations--Requirements for Qualifications."


     Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors has the right, in its sole discretion and pursuant to the Company's Charter, to waive the Ownership Limit for, and at the request of, a purchaser of the Common Stock. The Company's Board of Directors has waived the Ownership Limitation for the several mutual funds advised by Franklin Mutual Advisers Inc. (each a "Fund" and, together, the "Funds") who have participated in the Private Placement. The Company's Board of Directors also has waived the Ownership Limitation For the President and Fellows of Harvard College ("Harvard"). See "Description of Capital Stock." In connection with any such waiver, the Company may require that the stockholder requesting such a waiver enter into an agreement with the Company providing for the repurchase by the Company of shares from the stockholder under certain circumstances to ensure compliance with the REIT Provisions of the Code. Such repurchase would be at fair market value as set forth in the agreement between the Company and such stockholder. The consideration received by the stockholder in such repurchase might be characterized as the receipt by the stockholder of a dividend from the Company, and any stockholder entering into such an agreement with the Company should consult its tax advisor in connection with its entering into such an agreement.


     The provisions described above may inhibit market activity and any takeover or other transaction in which holders of some or a majority of the Company's capital stock might receive a premium for their shares or which such holders might believe to be otherwise in their best interests. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock. See "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer."

     In addition, certain provisions of the Maryland General Corporation Law (the "MGCL") relating to "business combinations" and of the Charter and Bylaws also may have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company which may be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. See "Certain Provisions Of Maryland Law And The Company's Charter And Bylaws."

PLANS SHOULD CONSIDER ERISA RISKS OF INVESTING IN COMMON STOCK

     Fiduciaries of employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the ERISA fiduciary investment standards before authorizing an investment by a plan in the Common Stock. In addition, fiduciaries of employee benefit plans or other retirement arrangements (such as an individual retirement account ("IRA") or certain H.R. 10 Plans or Keogh plans) which are subject to Title I of ERISA, and/or Section 4975 of the Code, as well as any entity, including an insurance company general account, whose underlying assets include plan assets by reason of a plan or account investing in such entity, should consult with their legal counsel to determine whether an investment in the Common Stock will cause the assets of the Company to be considered plan assets pursuant to the plan asset regulations set forth at 29 C.F.R. Section 2510.3-101, thereby subjecting the Plan to the prohibited transaction rules and the Company's assets to the fiduciary investment standards of ERISA, or cause the excise tax provisions of
Section 4975 of the Code, to apply to the Company's assets, unless some exception or exemption granted by the Department of Labor applies to the acquisition, holding or transfer of the Common Stock. See "ERISA Considerations."

PREFERRED STOCK MAY PREVENT CHANGE IN CONTROL

     The Charter authorizes the Board of Directors to issue up to 25,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although the Company has no current intention to issue any series of preferred stock in the foreseeable future, the issuance of any series of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a majority of the holders of the Company's Common Stock believed such change of control was in their best interest. See "Description of Capital Stock--Preferred Stock."


FAILURE TO UTILIZE ACCOUNTING CONTROLS AND TESTING SYSTEMS

     The Company has the following internal accounting controls and testing systems in place: (i) monthly pricing of the value of the Company's investment portfolio using dealer price information; (ii) an annual test reviewed by the Company's independent accountants to ensure that the Company satisfies the REIT Gross Income Tests; (iii) a quarterly test to ensure that the Company meets the 55% Requirement; and (iv) a quarterly test reviewed by the Company's independent accountants to ensure that the Company satisfies the REIT Asset Tests. In addition, the Company uses the MFact(C) portfolio accounting software system which has certain built-in control features, including without limitation, daily cash reconciliation, price variation warning flags and calculation of interest accruals. The failure to utilize successfully such internal systems would have a material adverse effect on the integrity of the Company's books and records and increases the possibility that the Company may inadvertently fail the REIT asset and/or income tests or the 55% Requirement, either of which would have a material adverse effect on the value of the Company's Common Stock and its ability to maintain its status as a REIT.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS AND MANAGER INDEMNIFICATION


     The Charter of the Company contains a provision which, subject to certain exceptions, eliminates the liability of a director or officer to the Company or its stockholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from active or deliberate dishonesty.

     The Company will indemnify the Manager and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that the Manager or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Company or its Affiliates. In addition, the Manager and its officers and directors will not be liable to the Company, and the Company will indemnify the Manager and its officers and directors, for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. See "The Manager--Limits of Responsibility."

                                 USE OF PROCEEDS


     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders. The Company will pay for all expenses related to the registration of the Shares. See "Selling Stockholders" and "Plan of Distribution."

               PRICE RANGE OF COMMON STOCK AND DISTRIBUTION POLICY

     The Common Stock began trading on the NYSE on November 27, 1997 under the symbol "LMM." Prior to such date, no public market for the Company's Common Stock existed. The following table sets forth, for the periods indicated, the high and low bid prices and closing sales prices per share of Common Stock as reported on the NYSE composite tape and the cash distributions declared per share of Common Stock.




                                                                           STOCK PRICES
                                                            HIGH                 LOW          CLOSE
1997
  Fourth Quarter (commencing November 27, 1997)            $14.94               $13.56         $14.50


1998
         First Quarter                                     $17.63               $14.13         $15.13
         Second Quarter                                    $16.44               $ 9.44         $10.88
         Third Quarter                                     $11.25               $ 6.25         $ 7.50
         Fourth Quarter (through December 14, 1998)        $ 7.38               $ 3.50         $ 5.38



                                                                           Cash Dividends/
                                                                             Distributions
                                                                           DECLARED PER SHARE
1997
         Fourth Quarter                                                          $0.13
1998
         First Quarter                                                           $0.43
         Second Quarter                                                          $0.38
         Third Quarter                                                           $0.38
         Fourth Quarter                                                          $1.00



     On December 14, 1998, the closing sales price for the Common Stock on the NYSE was $5.38 per share. As of November 12, 1998, the Company had 18,466,199 shares of Common Stock issued and outstanding, which were held by 77 holders of record. The Company believes it has more than 2,000 beneficial holders of Common Stock.


                               DISTRIBUTION POLICY


     The Company distributes substantially all of its taxable income (which generally does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles ("GAAP")) to its stockholders each year to maximize the tax benefits of its REIT status. The Company intends to make distributions on the Common Stock quarterly. To the extent necessary to maintain its qualification as a REIT, for any year the Company will make a fifth special distribution. The distribution policy is subject to revision, and all distributions will be made by the Company, at the discretion of the Board of Directors, and distributions will depend on, among other things, the taxable earnings of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations--Distribution Requirement."


     To qualify as a REIT under the Code, the Company must make distributions to its stockholders each year in an amount at least equal to (i) 95% of its Taxable Income before deduction of dividends paid (less any net capital gain), plus (ii) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, minus (iii) any excess noncash income. The "Taxable Income" of the Company for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in the REIT Provisions of the Code.

     Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company will furnish annually to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. For a discussion of the federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations."

     The Company has adopted a Dividend Reinvestment Plan that allows stockholders to reinvest their dividends automatically in additional shares of Common Stock.


                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following selected statement of operations data for the year ended December 31, 1997 and the balance sheet data as of December 31, 1997 are derived from the Company's audited financial statements and notes thereto included elsewhere herein audited by Deloitte & Touche LLP, independent public accountants, as of and for the year ended December 31, 1997, as set forth in their report also included elsewhere herein. The unaudited selected statement of operations data for the nine months ended September 30, 1998 and the unaudited balance sheet data as of September 30, 1998 are derived from the unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and the notes thereto and other financial information included elsewhere in this Prospectus.




                                                                    Year Ended               NINE MONTHS
                                                                ENDED DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                                -----------------------    ------------------

Statements of Operations Data:                                                              (UNAUDITED)
Interest income:
  Mortgage loans and securities                                     $ 10,078                 $  161,335
  Cash and cash equivalents.....................                         811                      3,458
                                                                   ---------                 ----------
     Total......................................                      10,889                    164,792
------                                                             ----------                 ---------
Interest expense:
         Repurchase agreements......................                   8,489                    139,692
                                                                   ---------                -----------
      Net interest income...........................                   2,400                     25,101
      Gain (loss) on sale of securities                                  558                    (20,725)
      Impairment loss on interest-only securities                         --                    (51,030)
General and administrative expenses                                      415                      5,995
                                                                   ---------                 -----------
Net income (loss)...................................          $        2,572               $    (52,649)
                                                                    =========              =============

Unrealized gain (loss) on securities:
   Unrealized holding gain (loss) arising
     during period..................................                                        $   (38,150)
      Add: reclassification adjustment for losses
        included in net income (loss)...............                                             20,725
                                                                                            ------------
Other comprehensive income (loss)...................                                             17,435
                                                                                            ------------
Comprehensive loss..................................                                           $(70,084)
                                                                                            ============

   Net income (loss) per share:
      Basic.........................................               $    0.13                $     (2.68)
                                                                   =========                ============
      Diluted.......................................               $    0.13                $     (2.68)
                                                                   =========                ============
Weighted average number of shares outstanding:
      Basic.........................................              20,019,999                  19,623,221
                                                                  ==========                  ==========
      Diluted.......................................              20,019,999                  19,623,221
                                                                  ==========                  ==========
                                                                    As of                        AS OF
                                                              DECEMBER 31, 1997               SEPTEMBER 30, 1998
                                                              -----------------               ------------------
BALANCE SHEET DATA:                                                                            (UNAUDITED)
Cash and cash equivalents...........................             $   82,627                $       24,675
Total assets........................................              3,793,239                     2,327,943
Total liabilities...................................              3,510,805                     2,153,460
Stockholders' equity................................                282,433                       174,483


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


GENERAL


     The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain securities in an attempt to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity. Lehman Brothers, as financial adviser to the Company, has attempted unsuccessfully to sell the Company. Lehman Brothers is continuing to solicit bids on behalf of the Company. From September 30, 1998 through November 30, 1998, the Company sold approximately $1.1 billion of Mortgage Assets. The Manager has determined the Company's net asset value as of November 30, 1998 to be between $7.50 and $8.00 per share. The net asset value as of such date reflects sales of Mortgage Assets completed through November 30, 1998.


RESULTS OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 1997

     The Company's 1997 fiscal year commenced with the beginning of its operations on November 26, 1997. The 36-day period from November 26, 1997 to December 31, 1997 is referred to as the "period ended December 31, 1997."

     NET INCOME. For the period ended December 31, 1997, the Company's net income was $2,572,404, or $0.13 per share, based on 20,019,999 shares outstanding.

     NET INTEREST INCOME. Net interest income for the period ended December 31, 1997 totaled $2,399,546. Net interest income is comprised of the interest income earned on the Company's Mortgage Assets less interest expense from borrowings.

     GAIN ON SALE OF SECURITIES. The Company recorded a gain on sale of securities of $588,289.

     GENERAL AND ADMINISTRATIVE EXPENSES. The Company incurred general and administrative expenses of $415,431, consisting of management fees paid to the Manager of $232,858, incentive fees paid to the Manager of $94,992 and professional and other miscellaneous fees.

     The unannualized return on end of period equity for the period ended December 31, 1997 was 0.91%.

     For the period ended December 31, 1997, the Company's taxable income was $2,602,600, or $0.13 per average share outstanding. As a REIT, the Company is required to declare dividends amounting to 85% of each year's taxable income by the end of each calendar year and to have declared dividends amounting to 95% of its taxable income for each year by the time it files its applicable tax return and, therefore, generally passes through substantially all of its earnings to stockholders without paying federal income tax at the corporate level. The Company declared and paid a dividend of $0.13 per share for its first quarter of operations.


RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


NET LOSS SUMMARY

     For the nine months ended September 30, 1998, the Company had a net loss before giving effect to charges relating to the impairment of certain IOs of $(1.6 million), or $(0.08) per weighted average share. After giving effect to the impairment charges of $(51.0 million), or $(2.60) per weighted average share, for the nine-month period ended September 30, 1998, the Company had a net loss of $(52.6 million), or $(2.68) per weighted average share. The weighted average number of shares of common stock outstanding for the nine-month period was 19,623,221. Distributions were $1.18 per weighted average share, $23.2 million in total. Return on average equity was (20.60)% on an unannualized basis (after giving effect to the impairment charges), for the nine-month period ended September 30, 1998.

     During the third quarter of 1998, the Company's net income declined as a result of losses incurred in sales of securities and a reduction in the income from its Mortgage Securities due to a reduced investment portfolio and increasing prepayments. In the third quarter of 1998, the Company realized a loss of $(22.0 million) or $(1.17) per weighted average share on sales of securities and terminations of interest rate swaps. These sales were made in response to a difficult credit environment, as the Company raised cash in order to meet increased margin requirements.

     Most of the IOs were LIBOR floating rate IOs and were purchased in December 1997. They were acquired to balance duration in the Company's portfolio. This investment was made based on the Company's evaluation of the then-current prepayments and shape of the yield curve, and the relative values of similar investments.

     In evaluating the impairment charge on the IOs, the Company employs current estimates of future prepayments that are obtained from independent sources. For IOs collateralized by fixed-rate pass-through mortgage securities issued by FNMA, GNMA and FHLMC (collectively, "Agency Fixed Rate Pass-Throughs"), the Company utilized the median lifetime projection prepayment speeds compiled and reported by Bloomberg L.P. from a survey of leading dealers in the mortgage market. For "private label" IOs (collateralized by non-government agency mortgage securities), the Company employs prepayment estimates from at least one independent dealer. The prepayment estimates typically take into consideration the current level and shape of the yield curve.

     As a result of the substantial decline in interest rates since the purchase of the IOs, current estimates of prepayment speeds significantly exceed the original prepayment speed estimates.

     At the end of the first quarter of 1998, the majority of the Company's IOs were floating rate IOs. Floating rate IOs are unique securities in that the interest payments on these securities increase as one-month LIBOR increases. Due to this characteristic of option value, floating rate IOs trade at much lower yields than fixed rate IOs. At the end of the second and third quarter of 1998, in light of the continued flat yield curve, low levels of LIBOR and faster than expected prepayment rates actually occurring for an extended period of time, the Company decided that the impairment in market value was other than temporary.

TAXABLE INCOME AND GAAP INCOME (LOSS)

     For the nine-month period ended September 30, 1998, income as calculated for tax purposes ("taxable income") is estimated at approximately $18.0 million, or $0.92 per weighted average share, and capital losses in excess of capital gains are estimated at approximately $21.1 million or $1.08 per weighted average share. Capital losses in excess of capital gains are eligible to be carried forward to future tax years to offset capital gains. Taxable income was different from income (loss) as calculated according to generally accepted accounting principles ("GAAP income (loss)") as a result of, among other things, differing treatment of losses on securities transactions and interest rate swaps, permanent impairment writedowns on IOs and a differing treatment of premium and discount amortization.

     Taxable income and GAAP income (loss) could also differ for other reasons. For example, the Company may take credit provisions which would affect GAAP income whereas only actual credit losses are deducted in calculating taxable income. In addition, G&A Expenses may differ due to differing treatment of leasehold amortization, certain stock option expenses and other items. As of September 30, 1998, the Company had not taken credit provisions because 91% of Investments held by the Company at September 30, 1998 are Mortgage Securities issued by government agencies.

     The distinction between taxable income and GAAP income (loss) is important to the Company's stockholders because dividends or distributions are declared on the basis of taxable income. While the Company does not pay taxes so long as it satisfies the requirements for exemption from taxation pursuant to the REIT Provisions of the Code, each year the Company completes a corporate tax form wherein taxable income is calculated as if the Company were to be taxed. This taxable income level helps to determine the amount of dividends the Company intends to pay out over time.

     The Manager's incentive fee is calculated based on taxable income not GAAP income.

INTEREST INCOME AND AVERAGE EARNING ASSET YIELD

     The Company had average earning assets of $3,478 million for the nine-month period ended September 30, 1998. The table below shows, for the nine-month period ended September 30, 1998, the Company's average balance of cash equivalents, loans and securities, the yields earned on each type of earning assets, the yield on average earning assets and interest income.



                           AVERAGE EARNING ASSET YIELD
                             (dollars in thousands)


                                                                                       Yield on     Yield on
                                            Average                     Yield on       Average      Average
                            Average         Amortized       Average      Average       Amortized    Interest
                               Cash          Cost of        Earning       Cash          Cost of     Earning      Interest
                            Equivalents     Securities      Assets    Equivalents     Securities    Assets      Income


For the Nine Months Ended
    September 30, 1998       52,599         $3,478,359    $ 3,425,760    5.78%        6.68%          6.67%      $  164,792




INTEREST EXPENSE AND THE COST OF FUNDS

     For the nine-month period ended September 30, 1998, the Company had average borrowed funds of $3,240 million and total interest expense of $140 million with an average cost of funds of 5.69%. The Company believes that its largest expense will usually be the cost of borrowed funds. Interest expense is calculated in the same manner for tax and GAAP purposes. With the Company's current asset/liability management strategy, changes in the Company's cost of funds are expected to be closely correlated with changes in one-month LIBOR, although the Company may choose to extend the maturity of its liabilities at any time, subject to the lender's consent. The Company's average cost of funds was 0.05% above one-month LIBOR for the nine months ended September 30, 1998. The Company generally has structured its borrowings to adjust with one-month LIBOR. During the quarter ended September 30, 1998, average one-month LIBOR, which was 5.62%, was 0.01% lower than average six-month LIBOR, which was 5.63%.

     The table below shows, for the nine-month period ended September 30, 1998, the Company's average borrowed funds and average cost of funds as compared to average one and six-month LIBOR.

                              AVERAGE COST OF FUNDS
                             (dollars in thousands)

                                                                                  Average      Average     Average
                                                                                  One-Month    Cost of     Cost of
                                                                                   LIBOR       Funds       Funds
                                                                                 Relative to  Relative to  Relative to
                            Average              Average     Average     Average   Average    Average      Average
                          Borrowed    Interest   Cost of   One-Month   Six-Month   Six-Month  One-Month   Six-Month
                             Funds     Expense    Funds      LIBOR       LIBOR       LIBOR     LIBOR      LIBOR

For the Nine Months Ended
 September 30, 1998      $ 3,240,11   $ 139,692    5.69%     5.64%       5.68%       -0.04%     0.05%     0.01%



     The current trends in the financial markets (including the continued flat yield curve, the dislocation in the market for fixed-income securities, the tightening of credit available for investment in securities and the increased risk of interest rate sensitive prepayment on mortgages) have had an adverse effect upon the Company's earnings. The continued flat yield curve has caused financing costs to be relatively high compared to the income earned on the Company's Mortgage Assets. The dislocation in the fixed-income securities market and the increased risk of prepayments, which primarily affect the value of the Company's portfolio, together with the tightening of credit available for investment in securities, has adversely affect the Company's ability to employ leverage profitably.

INTEREST RATE SWAPS

     At September 30, 1998, the Company had outstanding interest rate swaps with the original notional amounts stated below. Under these swap agreements, the Company receives a floating rate from its swap counterparty and pays a fixed rate to its swap counterparty. As part of its asset/liability management process, the Company may enter into interest rate agreements such as interest rate caps, floors and swaps. These agreements are entered into to reduce interest rate risk and would be designed to provide income and capital appreciation to the Company in the event of certain changes in interest rates.

                            INTEREST RATE SWAP TERMS
                             (dollars in thousands)


                                                                  Average
                                    Notional      Fixed           Floating                      Unrealized
                                     Amount       Rate              Rate       Net Income          Loss
    At September 30, 1998          $ 550,000      7.41%            5.65%        $ (12,312)       $(42.1)


     During the three months ended September 30, 1998, the Company terminated interest rate swaps with notional amounts totaling $485 million and incurred a realized loss of $25.8 million which is included in loss on sale of securities in the statement of operations. Since the appreciation on the hedged mortgage securities was insufficient to offset the hedging loss and the overall position in mortgage securities was reduced, the Company has taken the loss in the current period rather than amortizing such loss over the life of the contract. Interest rate swaps are carried on the balance sheet at fair value. At September 30, 1998, there were $42.1 million in unrealized losses on interest rate swaps.

     At October 31, 1998, the Company did not have any interest rate swaps outstanding. In October 1998, the Company realized a $34.8 million loss on the termination of its interest rate swaps which will be recognized in the fourth quarter of 1998.

     The Company entered into approximately $1,035.0 million of interest rate swaps for hedging purposes. The interest rate swaps were used to hedge two interest rate risks for the Company. As interest rates increase, the value of the interest rate swaps should increase to hedge the decline in asset values. The swaps also serve to fix interest expense by increasing cash flow as LIBOR increases which offsets the Company's increased interest expense. By using interest rate swaps to fix liability expense, the Company attempted to preserve both value and income as interest rates fluctuate. The interest rate swaps also serve an additional hedging purpose. Since swap spreads and mortgage spreads tend to be highly correlated, a decrease in the value of the Company's mortgage securities due to a widening in mortgage spreads should be offset by the increased value of the interest rate swaps if the change in mortgage spreads is due to a change in swap spreads.

NET INTEREST INCOME

     Net interest income, which equals interest income less interest expense, totaled $25.1 million for the nine-month period ended September 30, 1998. Net interest rate spread, which equals the yield on the Company's interest earning assets (excluding cash) less the average cost of funds for the period was 0.99% for the nine-month period ended September 30, 1998.

     The table below shows interest income by earning asset type, average earning assets by type, total interest income, interest expense, average repurchase agreements, average cost of funds, and net interest income for the nine-month period ended September 30, 1998.


                               NET INTEREST INCOME
                             (dollars in thousands)


                                                                                      Yield on
                 Average                             Interest    Net Income           Average   Average
                 Amortized  Interest     Average     Income on     on        Total    Interest  Balance of         Average  Net
                 Cost of    Income on    Cash          Cash      Contractual Interest Earning  Repurchase Interest Cost of Interest
                 Investment Investments  Equivalents  Equivalent Commitments Income   Assets    Agreements Expense  Funds  Income

For the Nine Months
 Ended September 30,
 1998            $3,425,760  $173,647    $52,599      $3,458   (12,312)      $164,793  6.67%     $3,240,113 $139,692 5.69%  $25,101


LOSSES ON SALES OF SECURITIES

     For the nine-month period ended September 30, 1998, the Company sold Mortgage Assets with an aggregate historical amortized cost of $3.4 billion for a net loss of $20.7 million. The difference between the sale price and the historical amortized cost of the securities is a realized loss and reduced net income accordingly.

CREDIT CONSIDERATIONS

     The Company has not experienced credit losses on its investment portfolio to date, but losses may be experienced in the future. At September 30, 1998, the Company had limited its exposure to credit losses on its portfolio by holding 91% of its Investments in Mortgage Securities issued by FNMA, GNMA and FHLMC (including IOs, fixed/floating rate mortgage securities, fixed rate pass-through mortgage securities and principal-only mortgage securities).

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses ("operating expense" or "G&A expense") were $6.0 million for the nine-month period ended September 30, 1998, consisting of management fees paid to the Manager of $2.0 million, incentive fees payable to the Manager of $1.4 million and professional and other miscellaneous fees. There were no differences in the calculation of G&A expense for taxable and GAAP income purposes. The "Efficiency Ratio" is the G&A expense divided by the net interest income.

                               G&A EXPENSE RATIOS
                             (dollars in thousands)

                                                                                          Total G&A     Total G&A
                                                                                          Expense/      Expense/
                                                        Deferred     Other      Total      Average       Average     Efficiency
                                   Management Incentive  Stock        G&A         G&A      Assets        Equity         Ratio
                                     Fee         Fee    Expense     Expense    Expense  (Annualized)  (Annualized)  (Annualized)

For the Nine Months Ended         $ 1$991    $ 1,414     1,047     $ 1,542      5,994     0.21%         3.14%        23.88%
 September 30, 1998


NET LOSS AND RETURN ON AVERAGE EQUITY

     Net losses were $(52.6) million for the nine-month period ended September 30, 1998. Return on average equity for the nine-month period ended September 30, 1998 was (20.60)% on an unannualized basis. The table below shows, on an unannualized basis, for the nine-month period ended September 30, 1998, the Company's net interest income, gain on sale of securities and G&A expense each as a percentage of average equity, and the return on average equity.


                     COMPONENTS OF RETURN ON AVERAGE EQUITY



                                               Net Interest  Loss on Sale  Impairment
                                                  Income/    of Securities   Loss on
                                                  Average       Average   Interest-Only  G&A Expense/      Return on
                                                  Equity        Equity     Securities       Equity      Average Equity

For the Nine Months Ended September 30, 1998       9.82%       (8.11)%      (19.97)%         2.34%        (20.60)%


DISTRIBUTIONS AND TAXABLE INCOME

     The Company has elected to be taxed as a REIT under the Code. Accordingly, the Company intends to distribute substantially all of its taxable income for each year to stockholders, including income resulting from gains on sales of securities. For the nine months ended September 30, 1998, distribution declarations exceeded estimated taxable income by approximately $5.1 million or $0.26 per share, based on the weighted average number of shares of common stock outstanding during the period.

                              DISTRIBUTION SUMMARY
                             (dollars in thousands)

                                                              Estimated                                       Distributions
                                     Estimated    Weighted     Taxable   Distribution                         in Excess of
                                      Taxable     Average        Net     Per Weighted            Distribution  Estimated
                                        Net        Common      Income      Average      Total      Pay-Out      Taxable
                                       Income      Shares     Per Share     Share    Distribution   Ratio        Income

For the Nine Months Ended
 September 30, 1998                  $18,046     19,623,221     $ 0.92      $ 1.18   $ 23,194       128.5%      $ (5,148)



FINANCIAL CONDITION

    Investments


     At September 30, 1998, the Company's investments consisted of: $121.3 million fixed/floating rate mortgage securities issued by government agencies ("Agency Fixed/Floating Rate Mortgage Securities"); $1,813.3 million fixed rate pass-through mortgage securities issued by government agencies ("Agency Fixed Rate Pass- Throughs"); $20.2 million emerging market sovereign debt securities ("Emerging Market Bonds"); $102.1 million subordinate mortgage securities ("Mortgage Subordinates"); $23.5 million other rated and unrated debt securities, including collateralized bond obligations, bank loans and collateralized loan obligations ("Non-Mortgage Subordinates"); $52.4 million principal-only mortgage securities ("Principal-Only Securities"); $34.9 million fixed/floating rate mortgage securities issued by non-governmental entities ("Non-Agency Fixed/Floating Rate Mortgage Securities"); $47.4 million IOs; and $9.2 million Mortgage Loans.

     At December 31, 1997, the Company's investments consisted of: $3,312.9 million Fixed Rate Agency Pass- Throughs; $48.5 million Emerging Market Bonds; $48.0 million Mortgage Subordinates; $10.0 million Non-Mortgage Subordinates; $36.2 million Principal-Only Securities; $151.5 million IOs; and $9.7 million Non-Agency Fixed/Floating Rate Mortgage Securities.

     The Company's investment portfolio has been reduced since December 31, 1997 through amortization, prepayments and selected sales.

     Discount balances are accreted as an increase in interest income over the life of discount investments and premium balances are amortized as a decrease in interest income over the life of premium investments. At September 30, 1998, the Company had on its balance sheet (excluding IOs) $48.9 million total unamortized discount (which is the difference between the remaining principal value and the current historical amortized cost of investments acquired at a price below principal value) and $12.7 million unamortized premium (which is the difference between the remaining principal amount and the current historical amortized cost of investments acquired at a price above principal value). The Company also had $50.0 million unamortized premium on IOs.

     Mortgage principal repayments received were $240.3 million for the period ended September 30, 1998. Given the Company's current portfolio composition, if mortgage principal repayment rates increase over the life of the Mortgage Securities comprising the current portfolio, all other factors being equal, the Company's net interest income should decrease during the life of such Mortgage Securities as the Company will be required to amortize its net premium balance into income over a shorter time period. Similarly, if mortgage principal prepayment rates decrease over the life of such Mortgage Securities, all other factors being equal, the Company's net interest income should increase during the life of such Mortgage Securities as the Company will amortize its net premium balance over a longer time.

     The table below summarizes the Company's investments at September 30, 1998.


                           SECURITIES (EXCLUDING IOs)
                             (dollars in thousands)



                                                                       Amortized                  Estimated     Weighted
                                                                        Cost to                   Fair Value    Average
                              Principal       Net        Amortized     Principal     Estimated   to Principal     Life
                               Amount      Discount        Cost         Amount      Fair Value      Amount      (Years)

 September 30, 1998          $ 2,176,456   $ (36,547)   $ 2,139,909      98.32%   $ 2,167,774       99.60%        6.0



                                 MORTGAGE LOANS
                             (dollars in thousands)



                                                                       Amortized                  Estimated     Weighted
                                                                        Cost to                   Fair Value    Average
                              Principal       Net        Amortized     Principal     Estimated   to Principal     Life
                               Amount       Premium        Cost         Amount      Fair Value      Amount      (Years)

 September 30, 1998           $ 8,899       $ 347       $ 9,246         103.90%       $ 9,246      103.90%        2.6


     At September 30, 1998, the Company had borrowing outstanding from eight lenders. Such borrowings are generally short-term (7-day or 30-day terms) and may not be renewed by the lender at is discretion.


                                                IO SECURITIES
                                           (dollars in thousands)


                                                                       Amortized                  Estimated     Weighted
                                                                        Cost to                   Fair Value    Average
                              Notional        Net        Amortized     Notional      Estimated   to Notional      Life
                               Amount       Premium      Cost (1)       Amount      Fair Value      Amount      (Years)

 September 30, 1998          $ 1,040,105   $ 50,039       $ 50,039       4.81%        $ 47,419      4.56%         7.6



         ---------------------
         (1) After provision for impairment.


The table below shows unrealized gains and losses on the securities in the Company's portfolio at September 30, 1998.

                           UNREALIZED GAINS AND LOSSES


                                                                          At September 30,
                                                                                1998
                                                                          (dollars in thousands)

Unrealized Gain                                                                $ 48,997
Unrealized Loss                                                                 (65,828)
Net Unrealized Loss                                                             (16,831)
Net Unrealized Loss as % of  Investments Principal/Notional
   Amount                                                                         -0.52%
Net Unrealized Loss as % of Investments Amortized Cost                            -0.77%


BORROWINGS

     To date, the Company's debt has consisted entirely of borrowings collateralized by a pledge of the Company's investments. These borrowings appear on the balance sheet as repurchase agreements. At September 30, 1998, the Company had established uncommitted borrowing facilities in this market with twenty lenders. Substantially all of the Company's investments are currently accepted as collateral for such borrowings. The Company has not established, and currently does not intend to establish, permanent lines of credit. The Company has obtained, and believes it will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with the Company's financing objectives. At September 30, 1998, the Company had borrowings outstanding from eight lenders. Such borrowings are generally short-term (7-day or 30-day terms) and may not be renewed by the lender at its discretion. At November 30, 1998, the Company had borrowings outstanding from eight lenders. Certain lenders have reduced the funds available to the Company for certain less liquid securities.

     For the quarter ended September 30, 1998, the term to maturity of the Company's borrowings has ranged from one day to five years, with a weighted average remaining maturity of 411 days at September 30, 1998. At September 30, 1998, the Company had outstanding $2,029.8 million of repurchase agreements. Approximately $600 million of the Company's borrowings have a cost of funds which adjusts monthly based on a fixed spread over or under one-month LIBOR. At September 30, 1998, the weighted average cost of funds for all of the Company's borrowings was 5.79%. At September 30, 1998, Investments actually pledged had an estimated fair value of $2,129.1 million.

     At September 30, 1998, $500.0 million of the Company's Agency Fixed Rate Pass-Throughs were subject to a repurchase agreement with a broker-dealer, Merrill Lynch Government Securities, Inc., with a term of five years ending March 10, 2003. The borrowing rate of this repurchase agreement is three-month LIBOR plus 61.5 basis points and is capped at 6.365%.


LIQUIDITY

     Liquidity, which is the Company's ability to turn non-cash assets into cash, allows the Company to purchase additional securities and to pledge additional assets to secure existing borrowings should the value of pledged assets decline. Potential immediate sources of liquidity for the Company include cash balances and unused borrowing capacity. Unused borrowing capacity will vary over time as the market value of the Company's securities varies. The Company's balance sheet also generates liquidity on an on-going basis through mortgage principal repayments and net earnings held prior to payment as dividends. Should the Company's needs ever exceed these on-going sources of liquidity plus the immediate sources of liquidity discussed above, management believes that the Company's securities could in most circumstances be sold to raise cash; however, if the Company is forced to liquidate Mortgage Assets that qualify as qualified real estate assets to repay borrowings, there can be no assurance that it will be able to maintain its REIT status.


     Current trends in the financial markets (including the dislocation in the market for fixed-income securities, the tightening of credit available for investment in securities and the decrease in value of mortgage securities due to prepayment risk) have had an adverse effect on the Company's ability to borrow funds and may continue to have such an effect. To address concerns with respect to possible decreased liquidity, the Company has begun to delever its portfolio and sell securities. From September 30, 1998 through October 31, 1998, the Company has sold approximately $1.1 billion of securities (agency fixed/floating rate mortgage securities, agency fixed rate pass-through certificates, emerging market securities, interest-only securities, principal-only securities and interest rate swaps).

     In June 1998, the Board of Directors increased the amount of Common Stock authorized to be repurchased under the Company's stock repurchase program to $30 million. Pursuant to the repurchase program, to date the Company has repurchased 1,633,800 shares of Common Stock for $15.7 million in open market transactions. Such purchases were made at a weighted average price per share of $9.63 (excluding commission costs). The repurchased shares have been returned to the Company's authorized but unissued shares of common stock as treasury shares.


STOCKHOLDERS' EQUITY


     The Company uses "available-for-sale" treatment for its securities; these assets are carried on the balance sheet at estimated market value rather than historical amortized cost. Based upon such "available-for-sale" treatment, the Company's equity base at September 30, 1998 was $174.5 million, or $9.44 per share. If the Company had used historical amortized cost accounting, the Company's equity base at September 30, 1998 would have been $191.3 million, or $10.35 per share.

     With the Company's "available-for-sale" accounting treatment, unrealized fluctuations in market values of assets do not impact GAAP net income or taxable income but rather are reflected on the balance sheet by changing the carrying value of the assets and reflecting the change in stockholders' equity under "Accumulated Other Comprehensive Income (Loss)" and in the statement of operations under "Other Comprehensive Loss." By accounting for its assets in this manner, the Company hopes to provide useful information to stockholders and creditors and to preserve flexibility to sell assets in the future without having to change accounting methods.


     As a result of this mark-to-market accounting treatment, the book value and book value per share of the Company are likely to fluctuate far more than if the Company used historical amortized cost accounting. As a result, comparison with companies that use historical cost accounting for some or all of their balance sheet may be misleading.


     Unrealized changes in the estimated net market value of securities have one direct effect on the Company's potential earnings and dividends: positive market-to-market changes will increase the Company's equity base and allow the Company to increase its borrowing capacity while negative changes in the net market value of the Company's securities might impair the Company's liquidity position, requiring the Company to sell assets with the likely result of realized losses upon sale. "Accumulated Other Comprehensive Income (Loss)" was $(16.8) million, or (0.77)% of the amortized cost of securities at September 30, 1998.

     The table below shows the Company's equity capital base as reported and on a historical amortized cost basis at September 30, 1998. The historical cost equity basis is influenced by issuances of Common Stock, the level of GAAP earnings as compared to dividends declared, and other factors. The GAAP reported equity base is influenced by these factors plus changes in the "Accumulated Other Comprehensive Income" account.

                     STOCKHOLDERS' EQUITY
                  (dollars in thousands, except per share data)

                                           Net Unrealized       GAAP       Historical      GAAP
                           Historical       Losses on          Reported     Amortized     Reported
                          Amortized          Assets            Equity        Cost          Equity
                          Cost Equity       Available           Base         Equity      (Book Value
                          Base              for Sale         (Book Value)    Per Share    Per Share)

At September 30, 1998    $ 191,314        $ (16,831)         $ 174,483       $ 10.35      $ 9.44




CAPITAL AND LEVERAGE POLICIES


     The Company's operations are leveraged. Initially, the Company financed its acquisition of Investments through proceeds of its initial public offering and several private placements, and currently finances acquisitions primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional Investments. The Company's target for its equity-to-assets ratio depends on market conditions and other factors deemed relevant by the Manager, subject to the review of the Company's Board of Directors. Currently, the Company has been delevering, thereby increasing its equity-to-assets ratio. At September 30, 1998, the Company's equity-to-assets ratio was 7.50%. At October 31, 1998, the Company's equity-to-assets ratio was approximately 12.0%. The equity-to-assets ratio is total stockholders' equity as a percentage of total assets. For purposes of calculating the equity-to-assets ratio, the Company's total assets include the value of the Company's investment portfolio on a marked-to-market-basis. For purchased Investments, the Company obtains market quotes for its Investments from independent broker-dealers that make markets in securities similar to those in the Company's portfolio. The Company's total stockholders' equity, for purposes of this calculation, equals the Company's stockholders' equity determined in accordance with GAAP.


     The Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time. However, the Company intends to maintain an adequate capital base to protect against interest rate environments in which the Company's financing and hedging costs might exceed interest income from its Investments. These conditions could occur, for example, when, due to interest rate fluctuations, interest income on the Company's Investments (which occur during periods of rapidly rising interest rates or during periods when the Mortgage Loans in the portfolio are prepaying rapidly) lags behind interest rate increases in the Company's variable rate borrowings. The Company enters into hedging transactions in an effort to protect its assets and liabilities, such hedging transactions include interest rate swaps, IOs, the purchase or sale of interest rate collars, caps or floors and options.

INFLATION

     Virtually all of the Company's assets and liabilities are financial in nature. As a result, interest rates are expected to influence the Company's performance more directly than inflation.

     While changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates, interest rates ordinarily increase during periods of high or increasing inflation and decrease during periods of low or declining inflation. Accordingly, management believes that the Company's financial condition or results of operations will be influenced by inflation to the extent interest rates are affected by inflation.

YEAR 2000 COMPLIANCE


     The Company is substantially dependent upon the Manager's information technology infrastructure. The Manager uses a significant number of computer software programs and operating systems in its internal operations relating to the management of the Company and its portfolio. The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year and impacts both information technology ("IT") and non-IT systems. Any of the Company's or the Manager's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could cause the Company to incur expenses and the risk and potential expense of any disruptions that may be caused by the software's impaired functioning as the year 2000 approaches and by the modification or replacement of such software. The Manager will bear the costs associated with determining whether its systems are year 2000 compliant and the costs of any necessary modifications or replacements.

     The Manager has advised the Company that the Manager has reviewed its computer systems in order to evaluate necessary modifications for year 2000 compliance. The Manager does not anticipate any material difficulties in achieving year 2000 compliance with respect to the Manager's computer systems.

     The Company has completed the process of identifying its IT systems that are not year 2000 compliant. As the Company does not use any proprietary software in its operations, the Company does not foresee any material issues or costs associated with year 2000 compliance. The Company is currently in the process of assessing its non- IT systems for year 2000 compliance.

     The ability of third parties with whom the Company transacts business to address adequately their year 2000 compliance is beyond the Company's control. The Company has not started the process of contacting vendors and others with whom the Company does significant business to determine their year 2000 compliance status and the extent to which the Company could be affected by any third party year 2000 compliance issues. There can be no assurance that the systems of other companies with whom the Company does business or on which the Manager's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Manager's systems, would not have a material adverse effect on the Company.

     The costs incurred by the Company to address year 2000 compliance have not had, and are not anticipated to have, a material adverse effect on the Company's business, financial condition, results of operations or ability to sustain growth. The costs are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") was issued and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 generally requires that entities recognize all derivative financial instruments as assets or liabilities, measured at fair value, and include in earnings the changes in the fair value of such assets and liabilities. SFAS No. 133 also provides that changes in the fair value of assets or liabilities being hedged with recognized derivative instruments be recognized and included in earnings. The Company has not yet completed its evaluation of SFAS No. 133, and therefore, at this time, cannot predict what, if any, effect its adoption will have on the Company's financial condition or results of operations.



                                    BUSINESS
GENERAL

     The Company is a specialty finance company, organized in September 1997, that invests primarily in Mortgage Securities and Mortgage Loans. The Mortgage Securities include Pass-Through Certificates, CMOs and other securities representing interests in, or obligations backed by, pools of Mortgage Loans. The Mortgage Loans are secured by first or second liens on single-family residential, multi-family residential, commercial or other real property. See "DESCRIPTION OF ASSETS."


     The Board of Directors has directed the Manager to delever the Company's portfolio by selling certain Securities in an attempt to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity. From September 30, 1998 through November 30, 1998, the Company sold approximately $1.1 billion of Mortgage Assets. The Manager has determined the Company's net asset value as of November 30, 1998 to be between $7.50 and $8.00 per share. The net asset value as of such date reflects sales of Mortgage Assets completed through November 30, 1998. Lehman Brothers, as financial adviser to the Company, has attempted unsuccessfully to sell the Company. Lehman Brothers is continuing to solicit bids on behalf of the Company.

     The Company has elected to be taxed and intends to continue to qualify as a REIT under the REIT Provisions of Code commencing with its short taxable year ended December 31, 1997. The Company has qualified as a REIT for the taxable year ended December 31, 1997 and, if the Company continues to qualify as a REIT, the Company generally will not be subject to federal corporate income tax on taxable income that is distributed to its stockholders. See "Risk Factors-- Failure to Maintain REIT Status Would Subject Company to Corporate Tax and Penalty Tax," "Federal Income Tax Considerations--Taxation of the Company" and "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer."


INVESTMENT STRATEGY


     The Company was organized to create and manage an investment portfolio, principally of Mortgage Assets, that, in combination with financing and hedging activities, would generate income for distribution to its stockholders while preserving the Company's capital base. During 1998, the Company maintained a portfolio at its peak of approximately $3.8 billion of Mortgage Assets. However, over recent months, the Manager has been directed to delever the Company's portfolio of Mortgage Assets and to dispose of its illiquid securities.

     The Company generally is authorized to acquire the following types of investments: (i) fixed and adjustable rate Privately-Issued Certificates and Agency Certificates; (ii) CMOs; (iii) Mortgage Loans, which will be pooled and securitized to provide long-term, non-recourse financing for the Company; (iv) Mortgage Derivatives, including IOs; (v) Subordinate Interests; and (vi) other fixed-income securities which are non-Qualified Real Estate Assets, in an amount not to exceed 5% of total assets. At October 31, 1998, the Company's portfolio consisted of 80.5% Agency Certificates, 3.3% CMOs, 0.9% Mortgage Loans, 4.1% Mortgage Derivatives, all of which were IOs, 11.2% Subordinate Interests and 0% other fixed-income securities.

     As of December 31, 1997 and September 30, 1998, the asset balances of the Company's portfolio consisted of: (i) $40.4 million and $60.3 million, respectively, of securities which are rated within one of the two highest rating categories by one of the Rating Agencies; (ii) $3,469.9 million and $2,009.1 million, respectively, of securities which are unrated but are guaranteed by the US government or an agency or instrumentality thereof; (iii) $0 and $0, respectively, of Mortgage Loans to borrowers who would otherwise meet FHLMC, FNMA, or GNMA guidelines, except with respect to the size of the loans; (iv) $0 and $9.2 million, respectively, of Mortgage Loans (other than those included in the 70% Asset Group); (v) $57.9 million and $125.6 million, respectively, of retained Subordinate Interests; (vi) $48.5 million and $20.2 million, respectively, of fixed-income securities (other than those included in the 70% Asset Group) that are primarily Qualified Real Estate Assets; and (vii) $0 and $0, respectively, of non-investment grade high yield corporate debt. See "DESCRIPTION OF ASSETS." Consistent with the Company's policy of maintaining its status as a REIT for federal income tax purposes, substantially all of the Company's assets consist of Qualified Real Estate Assets.

     The Company is required to invest at least 70% of its total assets in (i) securities which are rated within one of the two highest ratings categories by one of the Rating Agencies or (ii) securities which are unrated but are guaranteed by the U.S. government or an agent or instrumentality thereof or
(iii) Mortgage Loans to borrowers who would otherwise meet FHLMC, FNMA or GNMA guidelines, except with respect to the size of the loans. The Company intends to securitize substantially all the Mortgage Loans it acquires by issuing structured debt, such as CMOs, and to retain Subordinate Interests in the pools of Mortgage Loans it securitizes. At October 31, 1998, 89% of the Company's total assets were in the 70% Asset Group.

     The remainder of the Company's total assets, not to exceed 30%, may consist of Mortgage Loans (other than those included in the 70% Asset Group), retained Subordinate Interests and fixed-income securities (other than those included in the 70% Asset Group) that are primarily Qualified Real Estate Assets but also include non-investment grade high yield corporate debt. To attempt to minimize the potentially higher level of credit and liquidity risk of these securities, the Company has attempted to limit its investments in, and diversify its portfolio of, securities in the 30% Asset Group. At October 31, 1998 11% of the Company's total assets were in the 30% Asset Group.

     References to ratings of Mortgage Assets apply only at the time a transaction is entered into by the Company. Any subsequent change in a rating assigned to a Mortgage Asset or change in the percentage of Company assets invested in certain Mortgage Assets or other instruments resulting from market fluctuations or other changes in the Company's total assets will not require the Company to dispose of an investment. If different Rating Agencies assign different ratings to the same Mortgage Assets, the Manager will determine which rating it believes most accurately reflects the Mortgage Asset's quality and risk at that time taking into account numerous factors, including the price of the security, available public information regarding the issuer and liquidity concerns. A rating is not a recommendation to buy, sell or hold a security, inasmuch as such rating does not comment as to the market price of the security or the suitability of the security for a particular investor. There is no assurance that a rating will continue for any given period of time or that a rating will not be lowered or withdrawn entirely by a Rating Agency if, in its judgment, circumstances so warrant.


     The REIT Provisions of the Code limit, in certain respects, the ability of the Company to sell Mortgage Assets. See "FEDERAL INCOME TAX CONSIDERATIONS." However, from time to time, Mortgage Assets may be sold for a number of reasons, including to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another, to improve yield, to maintain compliance with the 55% Requirement under the Investment Company Act, and generally to restructure the balance sheet when the Manager deems such action advisable. The Manager selects any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Company's Board of Directors has not adopted a policy that would restrict the Manager's authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

     As a requirement for maintaining REIT status, the Company intends to distribute to stockholders aggregate distributions equaling at least 95% of its Taxable Income. See ""FEDERAL INCOME TAX CONSIDERATIONS." The Company could make additional distributions of capital when, for any other reasons, the return expectations of the stockholders appear to exceed returns potentially available to the Company through making new investments in Mortgage Assets. Subject to the limitations of applicable state securities and corporation laws, the Company may distribute capital by making purchases of its own capital stock or making distributions in excess of earnings.

OPERATING POLICIES AND STRATEGIES

     The Company adopted compliance guidelines, including restrictions on acquiring, holding and selling assets, to ensure that the Company continues to qualify as a REIT. Before acquiring any asset, the Manager determines whether such asset would constitute a Qualified Real Estate Asset. Substantially all of the assets that the Company intends to acquire are expected to be Qualified Real Estate Assets. The Company regularly monitors purchases of Mortgage Assets and the income generated from such assets, including income from its hedging activities, in an effort to ensure that at all times the Company maintains its qualification as a REIT and its exemption under the Investment Company Act. The Company has engaged a nationally recognized independent public accounting firm to assist it in developing internal accounting and testing procedures and to assist in monitoring and conducting quarterly compliance reviews to determine compliance with the REIT Provisions of the Code.

     CAPITAL AND LEVERAGE POLICIES


     Currently, the Company has been delevering, thereby increasing its equity-to-assets ratio. At October 31, 1998, the Company's equity-to-assets ratio was 12.0%, and has ranged from a high of 12.0% to a low of 5.9% during 1998.

     Initially, the Company financed its acquisition of Mortgage Assets through proceeds of its initial public offering and several private placements, and currently finances any acquisitions primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional Mortgage Assets. The Company's target for its equity-to-assets ratio depends on market conditions and other factors deemed relevant by the Manager, subject to the review of the Company's Board of Directors.

     The equity-to-assets ratio is total stockholders' equity as a percentage of total assets. For purposes of calculating the equity-to-assets ratio, the Company's total assets include the value of the Company's investment portfolio on a marked- to-market-basis. For purchased Mortgage Assets, the Company obtains market quotes for its Mortgage Assets from independent broker-dealers that make markets in securities similar to those in the Company's portfolio or from pricing services which were approved by the Company's Independent Directors. The Company's total stockholders' equity, for purposes of this calculation, equals the Company's stockholders' equity determined in accordance with GAAP. The Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time. However, the Company endeavors to maintain an adequate capital base to protect against interest rate environments in which the Company's financing and hedging costs might exceed interest income from its Mortgage Assets. These conditions could occur, for example, when, due to interest rate fluctuations, interest income on the Company's Mortgage Assets (which occur during periods, like first three quarters of 1998, of rapidly rising interest rates or during periods when the Mortgage Loans in the portfolio are prepaying rapidly) lags behind interest rate increases in the Company's variable rate borrowings.


       SHORT-TERM BORROWING


     Mortgage Assets, other than securitized Mortgage Loans, are financed primarily at short-term borrowing rates through reverse repurchase agreements. Reverse repurchase agreements are sales of pledged securities to a lender at discounted prices in return for an agreement by the lender to resell the same or substantially similar securities to the borrower on some future date at an agreed price.


     Reverse repurchase agreements are structured as sale and repurchase obligations that allow a borrower to pledge purchased Mortgage Assets as collateral securing short-term loans to finance the purchase of such Mortgage Assets. Typically, the lender in a reverse repurchase arrangement makes a loan in an amount equal to a percentage of the market value of the pledged collateral. At maturity, the borrower is required to repay the loan and the pledged collateral is released. Pledged Mortgage Assets continue to pay principal and interest to the borrower.

     Reverse repurchase agreements are expected to continue to be the principal means of leveraging the Company's Mortgage Assets. The Company enters into reverse repurchase agreements with financially sound institutions, including broker-dealers, commercial banks and other lenders.


     Reverse repurchase agreements also require the Company to deposit additional collateral (a "margin call") or reduce its borrowings thereunder, if the market value of the pledged collateral declines. This may require the Company to sell Mortgage Assets to provide such additional collateral or to reduce the amount borrowed. If these sales were made at prices lower than the carrying value of the Mortgage Assets, the Company would experience losses. The Company recently has been subject to numerous margin calls under its collateralized borrowings and has been forced to sell Mortgage Assets to reduce the amount borrowed which, at times, has resulted in losses to the Company. In the third quarter of 1998, the Company realized a loss of $(22.0) million, or $(1.17) per weighted average share on sales of Mortgage Securities and terminations of interests rate swaps as the Company raised cash to meet increased margin requirements.

     As of the date of this Prospectus, the Company has met every margin call initiated by its lenders despite the devaluation of the Company's portfolio, which has substantially reduced the Company's liquidity. As of September 30, 1998, the Company's cash and cash equivalent balance was $24.7 million compared to $82.6 million as of December 31, 1997. If the current depressed state of the fixed income market persists, there can be no assurance that the Company will continue to meet its margin calls. A default by the Company under its collateralized borrowings also could result in a liquidation of the collateral. If the Company is forced to liquidate Mortgage Assets that qualify as Qualified Real Estate Assets to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements. See "Federal Income Tax Considerations--Requirements for Qualification." The Company has been liquidating, and will continue to liquidate, Mortgage Assets in such a manner to maintain compliance with the REIT Provisions of the Code regarding asset and source of income. Any failure by the Company to meet margin calls would have a material adverse effect on the Company's financial condition, results of operations and business.


          INTEREST RATE RISK MANAGEMENT STRATEGY AND HEDGING ACTIVITIES

     The Company follows an interest rate risk management strategy to protect against the adverse effects of major interest rate changes. The Company's interest rate risk management strategy is formulated with the intent to offset the potential adverse effects resulting from the fixed rate nature or other rate adjustment limitations of its assets and changes in the short-term borrowing costs. The Company enters into hedging transactions which include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options and IOs. These instruments are used to hedge as much of the interest rate risk as the Manager determines is in the best interest of the Company's stockholders, given the cost of such hedges and the need to maintain the Company's status as a REIT. The Manager may elect to have the Company bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing such risk is advisable.

     Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a counterparty with which the Company has entered into a hedging transaction will most likely result in a default. The default of a counterparty with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. Although generally the Company seeks to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

     The Company seeks to protect its investment portfolio against the effects of significant interest rate fluctuations and to preserve the net income flows and capital value of the Company. Specifically, the Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed-rates or other limitations on coupon rate adjustment, such as interest rate caps, associated with its Mortgage Assets and the shorter term variable nature of the Company's related borrowings.


     From inception through September 30, 1998, the Company used interest rate swaps to hedge two different interest rate risks: changes in asset values and interest expense due to fluctuations in interest rates. As interest rates increased, the Company believed that interest rate swaps (i) would increase in value to offset a decrease in value of its fixed-rate assets and (ii) would create increased cash flow to offset any increased funding expense from the Company's borrowings. During the first three quarters of 1998, the value of the Company's interest rate swaps did not correlate as expected to the value of its fixed-rate assets. As a result, the Company's hedges did not perform as expected. The Company closed out all of its interest rate swaps in the second through fourth quarters of 1998 at a loss of $62.5 million.


     Hedging activity involves transaction costs, and such costs can increase significantly as the period covered by such activity increases. Therefore, the Company may be prevented from effectively hedging all of its interest rate risk. Certain losses incurred in connection with hedging activities may be capital losses that would not be deductible to offset ordinary REIT income. In such a situation, the Company would have incurred an economic loss of capital that would not be deductible to offset the ordinary income from which dividends must be paid.


     In particular, when the Company earns income under such instruments, it will seek advice from Special Tax Counsel as to whether such income constitutes qualifying income for purposes of the 95% Gross Income Test and as to the proper characterization of such arrangements for purposes of the REIT Asset Tests. The "95% Gross Income Test" means the requirement for each taxable year that at least 95% of the Company's gross income for each taxable year must be derived from certain specified real estate sources including interest income and gain from the disposition of Qualified Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital), dividends, interest and gains from the sale of stock or other securities (including certain interest rate swap or cap agreements, options, forward rate agreements and similar financial instruments entered into to reduce the interest rate risk with respect to debt incurred to acquire Qualified Real Estate Assets) not held for sale in the ordinary course of business. See "Federal Income Tax Considerations-- Requirements for Qualification--Gross Income Tests." This determination may result in the Manager electing to have the Company bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing such risk is advisable to maintain the Company's status as a REIT.


EMPLOYEES


     The Company currently has six employees. The employees of the Company provide various services relating to accounting and clearing and trading the Company's portfolio of assets. The Manager employs five of the executive officers of the Company and seven additional employees.


FACILITIES

     The Company's executive offices are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company is a party or to which any property of the Company is subject.


                              DESCRIPTION OF ASSETS

     The Company has acquired and intends to continue to acquire the following types of investments subject to the operating restrictions described in "BUSINESS--Operating Policies and Strategies."

MORTGAGE LOANS

     The Company acquires and accumulates fixed and adjustable-rate Mortgage Loans secured by first or second liens on single-family (one-to-four unit) residential, multi-family residential, commercial or other real property as part of its investment strategy.

     The Company may acquire Mortgage Loans directly from Mortgage Sellers which include originators, and entities holding Mortgage Loans originated by others throughout the United States, such as savings and loans associations, banks, mortgage bankers, home builders, insurance companies and other mortgage lenders. The Board of Directors of the Company has not established any limits upon the geographic concentration of Mortgage Loans to be acquired by the Company or the credit quality of the Mortgage Sellers.

PASS-THROUGH CERTIFICATES

     The Company's investments in Mortgage Securities are concentrated in Pass-Through Certificates. The Pass-Through Certificates the Company acquires consist primarily of fixed and adjustable rate Agency Certificates and Privately-Issued Certificates and represent interests in Mortgage Loans primarily secured by liens on single-family residential, multi-family residential and commercial real properties, but also may be secured by liens on other types of real property.

     FHLMC CERTIFICATES

     FHLMC is a privately-owned, government-sponsored enterprise created pursuant to an act of Congress. FHLMC purchases conventional conforming Mortgage Loans or participation interests therein and resells the loans and participations so purchased in the form of guaranteed, mortgage- backed securities. FHLMC guarantees to each holder of FHLMC certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's PRO RATA share of the unpaid principal balance of the related Mortgage Loans, but does not guarantee the timely payment of scheduled principal of the underlying Mortgage Loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the U.S. government. If FHLMC were unable to satisfy such obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FHLMC certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

     FHLMC certificates may be backed by pools of Mortgage Loans secured by single-family or multi-family residential properties. Such underlying Mortgage Loans may have original terms to maturity of up to 40 years. FHLMC certificates may pay interest at a fixed or adjustable rate. The interest rate paid on FHLMC adjustable rate mortgage ("ARM") certificates adjusts periodically within 60 days prior to the month in which the interest rates on the underlying Mortgage Loans adjust. The interest rates paid on FHLMC ARM certificates issued under FHLMC's standard ARM programs adjust in relation to the Treasury Index. Other specified indices used in FHLMC ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco (the "11th District Index") and LIBOR. Interest rates paid on fully-indexed FHLMC ARM certificates equal the applicable index rate plus a specified number of basis points ranging typically from 125 to 250 basis points.

      FNMA CERTIFICATES

     FNMA is a privately-owned, federally chartered corporation that provides funds to the mortgage market primarily by purchasing Mortgage Loans (with respect to residential properties) from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to each registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest at the rate provided by the FNMA certificate on the Mortgage Loans in the pool underlying the FNMA certificate whether or not received, and the full principal amount of any such Mortgage Loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the U.S. government. If FNMA were unable to satisfy such obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FNMA certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

     FNMA certificates may be backed by pools of Mortgage Loans secured by single-family or multi-family residential properties. The original terms to maturities of the Mortgage Loans generally do not exceed 40 years. FNMA certificates may pay interest at a fixed rate or adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA's guarantee fee. The specified index used in each such series has included the Treasury Index, the 11th District Index and LIBOR. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of basis points ranging typically from 125 to 250 basis points.

     GNMA CERTIFICATES

     GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development ("HUD"). GNMA guarantees the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the United States Federal Housing Authority (the "FHA") and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. GNMA certificates are general obligations of the U.S. government.

     GNMA certificates may pay a fixed or adjustable coupon rate. At present, most GNMA certificates issued under GNMA's standard ARM program adjust annually in relation to the Treasury Index. Interest rates paid on GNMA ARM certificates typically equal the index rate plus 150 basis points. Adjustments in the interest rate are generally limited to an annual increase or decrease of 100 basis points and to a lifetime cap of 500 basis points over the initial coupon rate.

         PRIVATELY-ISSUED CERTIFICATES

     Privately-Issued Certificates are structured similarly to Agency Certificates and are issued by originators of, and investors in, Mortgage Loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose subsidiaries of such institutions. Privately-Issued Certificates are usually backed by a pool of fixed or adjustable rate Mortgage Loans and are generally structured with one or more types of credit enhancement, including mortgage pool insurance or subordination. However, Privately-Issued Certificates are typically not guaranteed by an entity having the credit status of FHLMC, FNMA or GNMA.

CMOS


     The Company invests, from time to time, in adjustable rate and fixed rate CMOs issued by private issuers or FHLMC, FNMA or GNMA. CMOs are a series of bonds or certificates ordinarily issued in multiple classes, each of which consists of several classes with different maturities and often complex priorities of payment, secured by a single pool of Mortgage Loans, Pass-Through Certificates, other CMOs or other Mortgage Assets. Principal prepayments on collateral underlying a CMO may cause it to be retired substantially earlier than the stated maturities or final distribution dates. Interest is paid or accrues on all interest bearing classes of a CMO on a monthly, quarterly or semi-annual basis. The principal and interest on underlying Mortgages Loans may be allocated among the several classes of a series of a CMO in many ways, including pursuant to complex internally leveraged formulas that make the CMO class especially sensitive to interest rate or prepayment risk.


     CMOs may be subject to certain rights of issuers thereof to redeem such CMOs prior to their stated maturity dates, which may have the effect of diminishing the Company's anticipated return on its investment. Privately-issued single-family, multi-family and commercial CMOs are supported by private credit enhancements similar to those used for Privately-Issued Certificates and are often issued as senior-subordinated Mortgage Securities. The Company intends to only acquire CMOs or multi-class Pass-Through Certificates that constitute debt obligations or beneficial ownership in grantor trusts holding Mortgage Loans, or regular interests in real estate mortgage investment conduits ("REMICs"), or that otherwise constitute Qualified Real Estate Assets (provided that the Company has obtained a favorable opinion of the Company's Special Tax Counsel or a ruling from the Service to that effect).

MORTGAGE DERIVATIVES

     The Company acquires Mortgage Derivatives, including IOs, Inverse IOs, Sub IOs and floating rate derivatives, as market conditions warrant. Mortgage Derivatives provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying Mortgage Loans. Payments on Mortgage Derivatives are highly sensitive to the rate of prepayments on the underlying Mortgage Loans. In the event of more rapid than anticipated prepayments on such Mortgage Loans, the rates of return on Mortgage Derivatives representing the right to receive interest only or a disproportionately large amount of interest, I.E., IOs, would be likely to decline. Conversely, the rates of return on Mortgage Derivatives representing the right to receive principal only or a disproportionate amount of principal, I.E., POs, would be likely to increase in the event of rapid prepayments.

     Some IOs in which the Company may invest, such as Inverse IOs, bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specific index. The yield to maturity of an Inverse IO is extremely sensitive to changes in the related index. The Company also may invest in inverse floating rate Mortgage Derivatives which are similar in structure and risk to Inverse IOs, except they generally are issued with a greater stated principal amount than Inverse IOs.

     Other IOs in which the Company may invest, such as Sub IOs, have the characteristics of a Subordinate Interest. A Sub IO is entitled to no payments of principal; moreover, interest on a Sub IO often is withheld in a reserve fund or spread account to fund required payments of principal and interest on more senior tranches of Mortgage Securities. Once the balance in the spread account reaches a certain level, excess funds are paid to the holders of the Sub IO. These Sub IOs provide credit support to the senior classes and thus bear substantial credit risks. In addition, because a Sub IO receives only interest payments, its yield is extremely sensitive to the rate of prepayments (including prepayments as a result of defaults) on the underlying Mortgage Loans.

     IOs can be an effective hedging device because they generally increase in value as fixed rate Mortgage Securities decrease in value. The Company also may invest in other types of derivatives currently available in the market and other Mortgage Derivatives that may be developed in the future if the Manager determines that such investments would be advantageous to the Company. The Company does not intend to purchase REMIC residuals or other CMO residuals.

SUBORDINATE INTERESTS

     The Company intends to acquire Subordinate Interests in pools of Mortgage Loans securitized by others. The credit quality of Mortgage Loans and the Mortgage Securities utilizing Mortgage Loans as the underlying collateral, depends on a number of factors, including their loan-to-value ratio, their terms and the geographic diversification of the location of the properties securing the Mortgage Loans and, in the case of multi-family and commercial properties, the creditworthiness of tenants.

     In a securitization, the principal of and interest on the underlying Mortgage Loans may be allocated among several classes of Mortgage Securities in many ways and the credit quality of a particular class depends primarily on its payment priority. In a typical securitization, the Subordinate Interests absorb losses from defaults or foreclosures on the Mortgage Loan collateral before such losses are allocated to senior classes, providing credit protection to more senior classes. As a result, Subordinate Interests carry significant credit risks. Subordinate Interests in a typical securitization are subject to a substantially greater risk of non-payment than more senior classes. Accordingly, Subordinate Interests are assigned lower credit ratings, or no rating at all. Neither the Subordinate Interests nor the underlying mortgages are guaranteed by agencies, or instrumentalities of the U.S. government.

     As a result of the typical "senior-subordinated" structure, Subordinate Interests will be extremely sensitive to losses on the underlying Mortgage Loans. For example, if the Company owns a $10 million Subordinate Interest in an issuance of Mortgage Securities consisting of $100 million of Mortgage Loan collateral, a 7% loss on the underlying Mortgage Loans will result in a 70% loss on the Subordinate Interest. Accordingly, the holder of the Subordinate Interest is particularly interested in minimizing the loss frequency (the percentage of the Mortgage Loan balances that default over the life of the Mortgage Loan collateral) and the loss severity (the amount of loss on a defaulted Mortgage Loan, I.E., the principal amount of the Mortgage Loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying Mortgage Loans. The loss frequency on a pool of Mortgage Loans will depend upon a number of factors, most of which will be beyond the control of the Company or the applicable Master Servicer.

     Many of the Subordinate Interests acquired by the Company will not have been registered under the Securities Act, but instead, will have initially been sold in private placements. Such unregistered Subordinate Interests will be subject to certain restrictions on resale and, accordingly, will have more limited marketability and illiquidity. Although there are some exceptions, most issuers of multi-class Mortgage Securities elect to be treated, for federal income tax purposes, as REMICs. The Company intends to acquire only Subordinate Interests that are treated as regular interests in REMICs. Although the Company's strategy is to purchase Subordinate Interests at a price designed to return the Company's investment and generate a profit thereon, there can be no assurance that such goal will be met or that the Company's investment in a Subordinate Interest will be returned in full or at all.


OTHER FIXED-INCOME ASSETS

     The Company may invest in fixed-income securities that are not Mortgage Assets, including securities issued by corporations or issued or guaranteed by the U.S. government or its agencies or instrumentalities, loan participations, emerging market debt, non-investment grade high yield corporate debt and collateralized bond obligations, denominated in U.S. dollars and foreign currencies. In connection with the Company's investment in such securities, particularly collateralized loan obligations and collateralized bond obligations, the Company may pay fees to unrelated third-party managers in addition to fees payable by the Company to the Manager. A portion of these assets will be securities which are included in the 30% Asset Group. The Company will invest no more than 5% of its assets in such fixed-income securities. However, the Board of Directors, with the approval of the Independent Directors, may determine to invest a larger percentage of the Company's assets in such fixed-income securities.


     The Company has invested previously in debt securities issued or guaranteed by foreign governments, including debt securities rated below investment grade. Obligations of governments of emerging market countries are often subject to, or may be adversely affected by, risks associated with political and economic uncertainty, fluctuations of currency exchange rates, lower levels of disclosure and regulation in foreign securities markets than in the United States, risks of nationalization, expropriation and confiscatory taxation, taxation of income earned in foreign nations or other taxes imposed with respect to investments in foreign nations, foreign exchange controls and uncertainties as to the status, interpretation and application of laws. The Company has suffered significant losses on its investments in emerging market sovereign debt securities, and the Board of Directors has determined that the Company will no longer invest in such securities.


     The Company also may invest in non-investment grade high yield corporate debt rated below investment grade, commonly known as junk bonds. Junk bonds are generally unsecured, may be subordinated to other obligations of the issuer and generally have greater credit and liquidity risk than is typically associated with investment grade corporate obligations.

     The Company also may acquire interests in non-real estate loans. Such loan interests may be purchased either directly (by way of assignment from the selling institution) or indirectly (by way of the purchase of a participation interest from the selling institution). The purchaser of an assignment of an interest in a loan typically succeeds to all rights and obligations of the assigning selling institution and becomes a lender under the loan agreement. Participations typically result in a contractual relationship only with the selling institution, not with the borrower.

     In addition, the Company may invest in asset-backed securities which have structural characteristics similar to Mortgage Securities but relate to assets other than Mortgage Assets, including credit card, automobile and other receivables. Asset-backed securities may be rated or unrated and, if rated, may be above or below investment grade. They may bear coupons at a fixed or floating interest rate and also may be subject to prepayment risk.


                                   THE MANAGER


     The day-to-day business and investment affairs of the Company is managed by the Manager subject to the supervision of the Company's Board of Directors (the "Board of Directors"). The Manager, a Delaware corporation and a registered investment adviser under the Advisers Act, specializes in managing investments in Mortgage Securities. Mr. Smirlock, the Chairman of the Board, a director and majority stockholder of the Manager, is a director of the Company, and Mr. Tepper, a director and minority stockholder of the Manager, is a former director of the Company. The Manager employs investment professionals who have experience in mortgage finance; however, neither the Manager nor its investment professionals have previously managed another REIT.

     On December 15, 1998, the Company was informed by the Manager of its resignation as investment adviser to four of the Affiliated Funds, Steed Finance LDC, Quarter Horse Finance Ltd., Shetland Fund Ltd. and Trakehner Fund L.P. The Manager continues to manage investments for the Company and Mustang Investment Limited Partnership. The Manager's employees currently spend approximately 85% of their business time managing the Company. All of the Manager's resources, including each of the employees, are devoted to all of its clients.


     The directors and executive officers of the Manager are as follows:


NAME                                   Age    Position with the Manager

Michael L. Smirlock, Ph.D.*            41     Chairman of the Board and Director
Thomas G. Jonovich*                    34     Chief Financial Officer
Peter T. Zimmermann*                   31     Vice President and Director
Robert J. Gartner*                     35     Vice President and Secretary

Jonathan Green*                        35     General Counsel

David A. Tepper                        40     Director

   -----------
*        These persons also serve as directors or officers of the Company.

     MICHAEL L. SMIRLOCK, Ph.D. has been the Chairman of the Board and a director of the Manager since its inception and is one of its founders, and was the Chief Executive Officer and President of the Manager until he resigned in July 1998. Mr. Smirlock is also a director of the Company and was Chairman of the Board, Chief Executive Officer and President of the Company until his termination in July 1998. Prior to forming the Manager, Mr. Smirlock was a principal of Appaloosa Management L.P. ("Appaloosa"), where he managed investment vehicles and accounts investing primarily in Mortgage Securities since 1994. From 1990 until he resigned in 1993, Mr. Smirlock was Domestic Fixed Income Chief Investment Officer for GSAM, a division of Goldman, Sachs & Co., and in 1992, became a partner of Goldman, Sachs & Co. From 1988 to 1990, Mr. Smirlock served as the head of the Asset Acquisition Group at Franklin Savings Association. Mr. Smirlock was an Associate Professor of Finance at the Wharton School of Business of the University of Pennsylvania from 1982 to 1990.

     THOMAS G. JONOVICH has been the Chief Financial Officer of the Manager since its inception. Mr. Jonovich is also the Chief Financial Officer and Treasurer of the Company. Before joining the Manager, Mr. Jonovich was employed by Appaloosa, since April 1997, where he was chief accountant for funds investing in Mortgage Securities. From May 1996 until April 1997, Mr. Jonovich was a Fund Accounting Manager with Individual Investor Group, Inc., a private investment adviser. He was a Senior Accountant at Steinhardt Management Company Inc., an investment advisory firm, from September 1993 to April 1996 and was employed as a certified public accountant at Gershon, Pierce and Company, a public accounting firm, from November 1991 to September 1993.

     PETER T. ZIMMERMANN has been Vice President and a director of the Manager since its inception. Mr. Zimmermann is also Chief Operating Officer of the Company. Before joining the Manager, Mr. Zimmermann was employed by Appaloosa, since October 1994, where he assisted Mr. Smirlock in the management of investments, primarily in Mortgage Securities. Before joining Appaloosa, Mr. Zimmermann was a Vice President and Mortgage Portfolio Manager for GSAM, where he was employed since 1990. While at GSAM, he specialized in adjustable rate mortgages and was responsible for the management of over $6 billion in fixed-income mortgage assets. Mr. Zimmermann was an associate at Franklin Savings Association prior to joining GSAM.

     ROBERT J. GARTNER has been a Vice President and Secretary of the Manager since its inception. Mr. Gartner is also a Vice President and Secretary of the Company. Before joining the Manager, Mr. Gartner was employed by Appaloosa, since January 1997, where he assisted Mr. Smirlock in the management of investments, primarily in Mortgage Securities. Before joining Appaloosa, Mr. Gartner held various positions at Donaldson, Lufkin & Jenrette Securities Corporation from 1987, including Vice President and trader in the mortgage-backed securities department.

     JONATHAN GREEN has been the General Counsel to the Manager since February 1998. He is also the General Counsel of the Company. From April 1996 until he joined the Manager, Mr. Green was the General Counsel of Appaloosa Management L.P. Previously, Mr. Green had worked as an associate at the law firm Coudert Brothers from September 1990.

     DAVID A. TEPPER has been a director of the Manager since its inception. Mr. Tepper is the chief principal and founder of Appaloosa which specializes in investments in high-yield securities and bank loans. Before forming Appaloosa in 1993, Mr. Tepper was head trader in the High-Yield Department of Goldman, Sachs & Co. Mr. Tepper was a director of the Stone Street Funds, a private investment fund, from 1987 to 1992, and managed the high-yield portion of those funds during that period. Mr. Tepper is a minority stockholder of the Manager.

     The address of the Manager is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

CEASE-AND-DESIST ORDER AGAINST MR. SMIRLOCK


     Except as described below, there have been no material administrative, civil or criminal actions against the Manager or its principals during the preceding five years. On November 29, 1993, Mr. Smirlock consented to the entry of the Order issued pursuant to Sections 203(f), 203(k) and 206(2) (the anti-fraud provisions) of the Advisers Act against him by the Commission in connection with certain securities transactions executed between December 1992 and February 1993 while Mr. Smirlock was Chief Investment Officer for GSAM. The Commission found that Mr. Smirlock caused and aided and abetted violations of the Advisers Act by (i) causing to be executed a series of purchase transactions in Mortgage Securities for which he failed to prepare promptly order tickets allocating the securities to specific client accounts and (ii) causing to be executed two Mortgage Securities transactions between client accounts without obtaining independent evaluations of the prices at which he instructed the transactions to be executed in order to ensure that the best price and execution were obtained for the clients. The Commission found that Mr. Smirlock caused and aided and abetted violations of these recordkeeping provisions by failing to write tickets allocating trades on the days the trades were executed. The Commission (i) ordered Mr. Smirlock to cease and desist from committing or causing any violation of the provisions of the Advisers Act set forth in the Order, (ii) suspended him from association with any broker, dealer, investment adviser, investment company or municipal securities dealer for a three-month period and (iii) required him to pay a penalty of $50,000. Contemporaneously with the entry of the Order, Mr. Smirlock submitted an Offer of Settlement to the Commission, which the Commission accepted, in which he consented to the Commission's entry of the Order, without admitting or denying the findings set forth therein. GSAM had become aware of serious violations of its internal compliance policies and reported these violations to the Commission. In March 1993, following its report to the Commission, GSAM suspended Mr. Smirlock's trading activities. Mr. Smirlock resigned from GSAM and Goldman, Sachs & Co. effective November 30, 1993. As a result of circumstances described under "PROSPECTUS SUMMARY-Recent Developments" and "RISK FACTORS-Pricing Irregularities Detected in One of the Affiliated Funds Resulted in Termination of the Company's Chief Executive Officer," Mr. Smirlock resigned from his position as Chief Executive Officer of the Manager, and the Company's Board of Directors terminated Mr. Smirlock's employment as Chief Executive Officer and President of the Company and removed Mr. Smirlock as Chairman of the Board of the Company. Mr. Smirlock remains a director of the Company, although the Board of Directors has asked for his resignation.


THE MANAGEMENT AGREEMENT

     The Company entered into the Management Agreement with the Manager for an initial term expiring on December 31, 2002. The Management Agreement continues automatically for successive three-year periods, provided such continuance is specifically approved by the Board of Directors, including a majority of the Independent Directors. The Management Agreement is terminable by either the Company, pursuant to a majority vote of the Independent Directors or a vote of the holders of 66 2/3% of the outstanding shares of Common Stock, or the Manager, without cause at any time upon 60 days' written notice to the other party. In addition, the Company has the right to terminate the Management Agreement upon the occurrence of certain specified events, including a breach by the Manager of any material provision contained in the Management Agreement. The Management Agreement also will terminate automatically in the event of its assignment (as defined in the Advisers Act), unless the assignment is consented to by the non-assigning party. The Manager has agreed that, during the term of the Management Agreement, it shall not to serve as an investment adviser to any other publicly-traded mortgage REIT or any additional private investment fund that invests primarily in Mortgage Assets and follows investment strategies and policies similar to those employed by the Company without the prior written approval of the Independent Directors. In connection with such forbearance on the Manager's part, the Company has agreed that if the Company terminates the Management Agreement without cause or the Board of Directors fails to approve a continuation of the Management Agreement, or the Company engages another person to manage a portion of its assets or to manage assets internally with personnel other than those previously employed by the Manager, the Manager will extend the period of such forebearance and be entitled to receive a "Non-Competition Payment" in an amount equal to the fair market value of the Management Agreement (without giving effect to any termination and assuming it is renewed in accordance with its terms), to be determined in accordance with the provisions of the Management Agreement.

     The Management Agreement does not impose a minimum time commitment that the Manager and its personnel must make in providing services to the Company. The ability of the Manager and its employees to engage in other business activities could reduce the time and effort spent by the Manager and its employees on the management of the Company.

     The Manager at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as the Company delegates to it. The Manager is authorized to invest the assets of the Company according to the strategy set forth in this Prospectus and with the written instructions of the Company's Board of Directors. The Manager is responsible for the day-to-day operations of the Company and performs (or causes to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, among other things:

          (i) serving as the Company's consultant with respect to formulation of investment criteria by the Board of Directors;

          (ii) advising the Company in connection with the purchase and commitment to purchase Mortgage Assets, the sale and commitment to sell Mortgage Assets, and the maintenance and administration of its portfolio of Mortgage Assets;

          (iii) arranging for the securitization of Mortgage Loans;

          (iv) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

          (v) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

          (vi) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

          (vii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary to the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer systems to perform such administrative functions;

          (viii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (ix) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for Mortgage Loans purchased by the Company and arranging for the monitoring and administering of such servicer, including negotiating servicing agreements, collecting information and submitting reports pertaining to the Mortgage Loans and to monies remitted to the Manager or the Company;

          (x) counseling the Board of Directors in connection with policy decisions;

          (xi) engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT;

          (xii) arranging financing of the type described under "BUSINESS--Operating Policies and Strategies--Capital and Leverage Policies;"

          (xiii) supervising compliance with the REIT Provisions of the Code and Investment Company Act requirements;

          (xiv) upon request by, and in accordance with the directions of, the Board of Directors, investing or reinvesting any monies of the Company;

          (xv) qualifying and causing the Company to qualify to do business in all applicable jurisdictions; and

          (xvi) causing the Company to retain qualified accountants and tax experts for at least a two-year period to assist in developing appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews.

MANAGEMENT FEES


     For its performance of these services, the Manager receives a quarterly base management fee of $225,000, payable monthly. The term "Average Stockholders' Equity" for any period means stockholders' equity, calculated in accordance with GAAP, excluding any mark-to-market adjustments of the investment portfolio. The Company and the Manager have agreed that the provision for impairment charge on the IOs in the Company's portfolio is not a mark-to-market adjustment for purposes of these calculations.


     The Manager also is entitled to receive a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter, in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. The term "Return on Average Stockholders' Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Stockholders' Equity for the quarter. For such calculations, the "Net Income" of the Company means the taxable income of the Company within the meaning of the Code, less capital gains and capital appreciation included in taxable income, but before the Manager's incentive fees and before deduction of dividends paid. The incentive fee payments to the Manager will be computed before any income distributions are made to stockholders. As used in calculating the Manager's fee, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, published by any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     The incentive fee payable to the Manager may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would otherwise be the case if such fees did not include a "performance" component. Because the incentive fee is calculated and payable quarterly, the failure to achieve income over the Ten-Year U.S. Treasury Rate plus 1% in one quarter will not offset income in a subsequent quarter, and the Manager is not required to repay any portion of the management fee as a result of losses in any quarter. Losses or gains in the value of the Company's portfolio will not affect the calculation of the incentive compensation, which is based on income. The Company values its portfolio on a mark-to-market basis in accordance with GAAP. The Manager regularly will obtain third-party valuations of its portfolio securities from brokers-dealers making a market in the securities or from pricing services. These valuations are made available to the Board of Directors. The Board of Directors, with the approval of a majority of Independent Directors, is authorized to change the rate at which fees are payable to the Manager from time to time. The Manager will be reimbursed for out-of-pocket expenses paid to third parties on behalf of the Company.


     The management fees are payable in arrears. The Manager's base fee will be calculated by the Manager as promptly as practicable after the month-end. The Manager's incentive fee and expenses are calculated by the Manager within 45 days after the end of each quarter. Such calculations shall be promptly delivered to the Company. The Company is obligated to pay such fees and expenses within 15 days after delivery of such calculation. For the nine months ended September 30, 1998, management fees amounted to $2.0 million and incentive fees were $1.4 million.


STOCK OPTIONS AND DEFERRED COMMON STOCK AWARDS

     The Company has adopted the Stock Incentive Plan under which awards may be granted to the directors, officers and employees of the Company and the Manager from time to time. In 1997, options were granted at the initial public offering price in the amounts indicated to the following executive officers and directors: Michael L. Smirlock (480,000 shares); Peter T. Zimmermann (110,000 shares); Robert J. Gartner (72,000 shares); and Thomas G. Jonovich (28,000 shares). Options to acquire 778,000 shares of Common Stock (which includes options to purchase 748,000 shares of Common Stock granted to directors and officers of the Manager) were granted to directors, officers, employees and consultants of the Company. The Company also granted 400,000 shares of deferred Common Stock to certain of its directors and officers in 1997. See "THE COMPANY--Stock Incentive Plan."

LIMITS OF RESPONSIBILITY

     Pursuant to the Management Agreement, the Manager shall not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager and its directors and officers will not be liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the Manager and its directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.


                                   THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the current directors and executive officers of the Company:

NAME                          Age    Position with the Company


Frederick N. Khedouri         47     President and Director
Thomas G. Jonovich            34     Chief Financial Officer and Treasurer
Peter T. Zimmermann           31     Vice President and Chief Operating Officer
Robert J. Gartner             35     Vice President and Secretary
Jonathan Green                35     General Counsel
Thomas H. Luehs               36     Controller
Stuart H. Coleman             44     Director
Jonathan Ilany                46     Director
Michael L. Smirlock, Ph.D.    41     Director


   -----------


     For biographical information regarding the business background and experience of the Company's directors and officers other than Messrs. Khedouri, Luehs, Coleman and Ilany, see "THE MANAGER."

     FREDERICK N. KHEDOURI has been President of the Company since August 1998. Mr. Khedouri is a Senior Managing Director of Bear, Stearns and head of the firm's Financial Institutions Group, which provides investment banking services to the banking, thrift, insurance, investment management and specialty finance industries. Prior to joining Bear, Stearns at the end of 1986, Mr. Khedouri was Associate Director of the White House Office of Management and Budget from 1981 to 1985 and Deputy Chief of Staff for Vice President George Bush in 1985 and 1986. After joining Bear, Stearns, he was appointed by President Ronald Reagan to the Board of Directors of the Securities Investor Protection Corporation in 1987.


     THOMAS H. LUEHS has been the Controller of the Company since April 1998. From November 1993 until he joined the Company in November 1997, Mr. Luehs was employed by Lexington Management Corporation, a registered investment adviser, where he was Assistant Treasurer for fourteen of the funds managed by Lexington Management Corporation. From 1986 until he joined Lexington Management Corporation, Mr. Luehs was a Supervisor in investment accounting with Alliance Capital Management L.P., a registered investment adviser.

     STUART H. COLEMAN has been a partner in the law firm of Stroock & Stroock & Lavan LLP in New York, New York for more than five years. Such firm and Mr. Coleman have performed legal services for the Company. The aggregate amount of fees paid by the Company to Stroock & Stroock & Lavan LLP was less than 5% of the law firm's gross revenues for the last fiscal year.

     JONATHAN ILANY is the Chief Executive Officer and a director of Angiosonics, Inc., a private medical device company with operations in the United States and Israel. Prior to joining Angiosonics, Inc. in 1996, Mr. Ilany was, since 1987, a Senior Managing Director of Bear, Stearns, and served on the Board of Directors of The Bear Stearns Companies Inc. until 1995. Mr. Ilany holds a B.A. and an M.B.A. from the University of San Francisco.

     The Company's Board of Directors consists of four directors, and at all times, a majority will be Independent Directors. The directors will be divided as evenly as possible into three classes, denominated Class I, Class II and Class III, with the terms of office of each class expiring at the 1998, 1999 and 2000 annual meeting of stockholders, respectively. At each annual meeting following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term to expire at the third succeeding annual meeting of stockholders after their election. The directors in each class are as follows: Class I--Mr. Coleman, Class II--Mr. Khedouri, and Class III--Messrs. Ilany and Smirlock. All officers are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Independent Directors, Messrs. Coleman, Ilany and Khedouri, serve on the Compensation Committee and the Audit Committee. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for the Chief Executive Officer and other senior officers and for administering the Stock Incentive Plan. See"--Stock Incentive Plan." The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

COMPENSATION OF DIRECTORS

     The Company will pay each non-employee director compensation of $10,000 per annum and a fee of $500 for each meeting of the Board of Directors that he attends. However, the directors may be granted awards from time to time pursuant to the Stock Incentive Plan. See "--Stock Incentive Plan." The Company will reimburse each director for ordinary and necessary expenses related to such director's attendance at Board of Directors and committee meetings.

EXECUTIVE COMPENSATION


     The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. However, the executive officers and directors may be granted awards from time to time pursuant to the Stock Incentive Plan. See "--Stock Incentive Plan."


STOCK INCENTIVE PLAN

     The Company adopted the 1997 Stock Incentive Plan (the "Stock Incentive Plan") in October 1997. The Stock Incentive Plan is administered by the Compensation Committee. All employees and directors of, and consultants to, the Company (including employees and directors of the Manager), as may be determined from time to time by the Compensation Committee, are eligible to receive awards under the Stock Incentive Plan (each, a "SIP Participant").

     Awards under the Stock Incentive Plan may include: (i) options to purchase shares of Common Stock, including incentive stock options, non-qualified stock options or both, which options may contain automatic reload features; (ii) stock appreciation rights, whether in connection with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a Change of Control of the Company (as defined in the Stock Incentive Plan) or upon other events; (iii) restricted stock, in which Common Stock is granted to or purchased by SIP Participants for a purchase price determined by the Compensation Committee, subject to restrictions on transferability and other restrictions, which lapse over time; (iv) deferred stock, in which delivery of Common Stock occurs upon expiration of a deferral period; (v) bonus stock, consisting of a right to receive Common Stock in an amount determined with reference to a fixed bonus amount; or (vi) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock.

     A total of 2,066,666 shares of Common Stock were authorized for issuance under the Stock Incentive Plan. Not more than 1,300,000 shares of Common Stock may be the subject of options and stock appreciation rights (including stock appreciation rights that are exercisable only for cash) granted to any individual during any calendar year. Prior to the Offering, the Board of Directors granted awards which have been ratified by the Compensation Committee with respect to the issuance of an aggregate of 1,200,000 shares of its Common Stock. See"--Grants of Awards."

     At the time a stock option is granted, the Compensation Committee, in its sole discretion, may designate whether the stock option is to be considered an incentive stock option or non-qualified stock option. Stock options with no such designation shall be deemed incentive stock options.

     The exercise price of an incentive stock option or a non-qualified stock option is fixed by the Compensation Committee at the date of grant; however, the exercise price under an incentive stock option must be at least equal to the fair market value of the Common Stock at the date of grant. The base value of a stock appreciation right granted in connection with a stock option is equal to the exercise price of the related option. The base value of a stock appreciation right granted independently of an option is equal to the fair market value of a share of Common Stock on the date of grant. Upon any exercise of a stock appreciation right, the holder is entitled to receive an amount equal to the spread (or a portion of such spread, as determined by the Compensation Committee) between the fair market value of the Common Stock on the date of exercise and the base value of the stock appreciation right. Such amount is payable by the Company in the form of cash or shares of Common Stock, as determined by the Compensation Committee.

     Stock options and stock appreciation rights are exercisable for a duration determined by the Compensation Committee, but in no event more than ten years after the date of grant. Options and rights shall be exercisable at such rate and times as may be fixed by the Compensation Committee on the date of grant. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a SIP Participant during any calendar year (under all stock incentive plans of the Company) shall not exceed $100,000; to the extent this limitation is exceeded, such excess options shall be treated as non-qualified stock options for purposes of the Stock Incentive Plan and the Code.

     The Company shall obtain such consideration for granting awards under the Stock Incentive Plan as the Compensation Committee in its discretion may request. Each award may be subject to provisions to assure that the grant, or any exercise or disposition of Common Stock, will not violate federal and state securities laws.

     No award may be granted under the Stock Incentive Plan after the day preceding the tenth anniversary of the adoption of the Stock Incentive Plan. No awards may be granted under the Stock Incentive Plan to any person who, assuming exercise or settlement of all options and rights held by such person, would own or be deemed to own more than 9.8%, in number of shares or value, of any class of capital stock of the Company.

     Payment of the purchase price for shares acquired upon the exercise of options may be made by any one or more of the following methods: in cash, by check, by delivery to the Company of shares of Common Stock already owned by the option holder, or by such other method as the Compensation Committee may permit from time to time. However, a holder may not use previously owned shares of Common Stock to pay the purchase price under an option, unless the holder has beneficially owned such shares for at least six months. Payment of the purchase price to purchase restricted shares pursuant to a restricted stock award shall be made in cash or by check payable to the order of the Corporation.

     Stock options and stock appreciation rights terminate at the end of the 30th business day following the SIP Participant's termination of employment or service. This period is extended to one year in the case of the disability or death of the SIP Participant and, in the case of death, the stock option is exercisable by the SIP Participant's estate. The post-termination exercise period for any individual may be extended by the Board of Directors, but not beyond the expiration of the original term of the option.

     The awards granted under the Stock Incentive Plan generally become immediately vested and exercisable in full in the following circumstances (each an "Acceleration Event"): (i) upon the occurrence of special circumstances determined in the opinion of the Board of Directors of the Company to merit special consideration, (ii) upon a termination by the Company of the holder's employment or service without cause (as defined in the Stock Incentive Plan),
(iii) in the case of an employee or director of the Manager, if the Management Agreement terminates without the occurrence of a Termination Event (as defined in the Stock Incentive Plan), or (iv) upon a Change of Control (as defined in the Stock Incentive Plan) of the Company, except that vesting and exercisability in the event of such a Change of Control shall be limited to the extent necessary, and shall occur as soon as permissible under GAAP, to permit pooling of interests accounting treatment if such treatment is desired.

     The awards granted under the Stock Incentive Plan are not transferable, except that the Compensation Committee may authorize a transfer of an award (other than an incentive stock option) by the holder to certain family members or trusts or other entities specified in the Plan or permitted by the Compensation Committee, subject to such terms and conditions as the Compensation Committee approves.

     The awards granted under the Stock Incentive Plan contain anti-dilution provisions which will automatically adjust the number of shares subject to the awards in the event of a stock dividend, split-up, conversion, exchange, reclassification or substitution. In the event of any other change in the corporate structure or outstanding shares of Common Stock, the Compensation Committee may make such equitable adjustments to the number of shares and the class of shares available under the Stock Incentive Plan or any outstanding awards as it shall deem appropriate to prevent dilution or enlargement of rights.

     The Board of Directors or the Compensation Committee may at any time withdraw or amend the Stock Incentive Plan and may, with the consent of the affected holder of an outstanding award at any time withdraw or amend the terms and conditions of outstanding awards. Any amendment which would increase the number of shares issuable pursuant to the Stock Incentive Plan or to any individual thereunder or change the class of individuals to whom awards may be granted shall be subject to the approval of the stockholders of the Company.

GRANTS OF AWARDS

     In connection with the Public Offering, options to acquire 778,000 shares of Common Stock and a grant of 400,000 shares of deferred Common Stock were awarded under the Stock Incentive Plan, to certain individuals and groups of individuals, as follows:

NAME OR GROUP                            Deferred          Stock
                                      COMMON STOCK(1)    OPTIONS(2)
                                     Types of Awards and Number of
                                     Shares of Common Stock
                                        SUBJECT TO AWARDS

Michael L.  Smirlock (3)               320,000             480,000
Thomas G.  Jonovich                    _                    28,000
Peter T.  Zimmermann                    60,000             110,000
Robert J.  Gartner                      20,000              72,000
Martin Bernstein                       _                    10,000
Frederick N.  Khedouri                 _                    10,000
William Marshall                       _                    10,000
David A.  Tepper                       _                    20,000
All other employees of, or consultants to, the Company or the Manager, as a
   group                               _                    38,000

-----------

     (1) The deferral period expires at the rate of 6.25% per quarter commencing on January 2, 1998, subject to the holder's continued employment or service, or upon the earlier occurrence of an Acceleration Event.

     (2) The options will be non-qualified options with a per share exercise price under each option equal to the initial public offering price. The options are exercisable at the rate of 25% on each of January 2, 1998, January 2, 1999, January 2, 2000, and January 2, 2001, subject to the holder's continued employment or service, and are exercisable in full upon the earlier occurrence of an Acceleration Event.

     (3) Prior to Mr. Smirlock's termination in July 1998, 60,000 shares of deferred Common Stock and 120,000 stock options had vested.


COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationship exists between members of the Company's Board of Directors or the Compensation Committee or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
                            AND CONFLICTS OF INTEREST

     The Company is subject to conflicts of interest involving the Manager. The executive officers of the Company are officers and employees of the Manager. A majority of the Company's directors have no business affiliations with the Manager, but two were initially selected by the Manager. Michael L. Smirlock, a director of the Company, is the owner of a majority of the capital stock and a director of the Manager.

     The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates to engage in any business or render services of any kind to any other person, except that, during the term of the Management Agreement, the Manager may not manage another publicly-traded mortgage REIT or any additional private investment fund that invests primarily in Mortgage Assets and follows investment strategies and policies similar to those employed by the Company without the prior approval of the Independent Directors. The Manager and its officers and employees advise and manage the Affiliated Funds, which invest in Mortgage Securities and have invested in the Company's securities. See "THE OFFERING AND PRIVATE PLACEMENT." The ability of the Manager and its officers and employees to engage in other business activities could reduce the time and effort the Manager spends on managing the Company's investment portfolio. The Manager and its officers and employees also may receive fees in connection with any investment by the Affiliated Funds in the Company. In addition, the incentive fee payable to the Manager by the Affiliated Funds or other clients may be higher than the fee paid by the Company, creating additional potential conflicts of interest.

     Many investments appropriate for the Company also will be appropriate for accounts of other clients the Manager advises, including the Affiliated Funds. The Manager will act in a manner which it considers fair and equitable in allocating investment opportunities among the Company and the other accounts it manages. Situations may arise in which the investment activities of the Manager or the other accounts may disadvantage the Company, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by the Manager for the Company and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for the Company. The Manager may aggregate orders of the Company with orders for its other accounts. Such aggregation of orders may not always be to the benefit of the Company with regard to the price or quantity executed.

     The Manager, however, will not permit the Affiliated Funds or its other clients to sell securities or other assets to, or purchase securities or other assets from, the Company, nor will any such Affiliates be permitted to enter into derivative transactions with the Company. The Manager will not reallocate assets among the Company and the Affiliated Funds.


     The incentive fee payable to the Manager is based upon the net income earned by the Company. This may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would be the case if such fees did not include a "performance" component. Such incentives may result in increased risk to the value of the Company's investment portfolio. See "THE MANAGER--Management Fees."

     For the nine months ended September 30, 1998, management fees amounted to $2.0 million and incentive fees were $1.4 million.


     The Company has agreed that if it terminates the Management Agreement without cause or the Board of Directors fails to approve a continuation of the Management Agreement, or the Company engages another person to manage a portion of its assets or to manage assets internally with personnel other than those previously employed by the Manager, the Manager will be entitled to receive a "Non-Competition Payment" in an amount equal to the fair market value of the Management Agreement (without giving effect to any termination and assuming it is renewed in accordance with its terms), to be determined in accordance with the provisions of the Management Agreement.

     The Manager, its Affiliates and the funds managed by Appaloosa have purchased an aggregate of 714,235 shares of Common Stock as part of the Private Placement. See "THE OFFERING AND PRIVATE PLACEMENT." This purchase resulted in ownership by all such persons of approximately 3.6% of the total shares outstanding after the Public Offering, exclusive of any options granted under the Stock Incentive Plan. The sale of the shares purchased in the Private Placement will be subject to a resale registration statement of which this Prospectus forms a part. The Manager and its directors, officers and employees will receive stock options pursuant to the Company's Stock Incentive Plan. See "THE COMPANY--Stock Incentive Plan."

     The Manager, its Affiliates and funds managed by Appaloosa may dispose of their shares any time after the lock-up period pursuant to the resale registration statement and otherwise in compliance with all applicable restrictions.

     The market in which the Company purchases Mortgage Assets is characterized by the rapid evolution of products and services, and thus, there may in the future be relationships among the Company, the Manager, and Affiliates of the Manager in addition to those described herein.

     Frederick N. Khedouri, a Senior Managing Director of Bear, Stearns, is President and a director of the Company and has purchased 10,000 shares at the initial public offering price in the Private Placement and an additional 25,000 shares in the public market. Bear, Stearns provides financial advisory services to the Company and its Affiliates.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 31, 1998, by (i) each director and executive officer, (ii) any person known to the Company to be the beneficial owner of five percent or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.


                                                         Shares
                                                    BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER (1)           Number
----------------------------------------           OF SHARES     PERCENT
                                                   ---------      -------


 Frederick N. Khedouri (2)                           32,500          *
 Thomas G. Jonovich (3)                               8,000          *
 Peter T. Zimmermann (4)                             63,750          *
 Robert Gartner (5)                                  31,750          *
 Jonathan Green                                       1,032          *
 Thomas H. Luehs (2)                                  2,500          *
 Stuart H. Coleman                                        0          *
 Jonathan Ilany                                           0          *
 Michael L. Smirlock, Ph.D.  (6)                    253,000        1.4%
 Franklin Mutual Advisers Inc.  (7)               2,525,933        13.7%
 President and Fellows of Harvard College (8)     3,011,800        16.3%
 Kingdon Capital Management, LLC (9)              1,627,100        8.8%
 Legg Mason, Inc. (10)                            1,528,700        8.3%
 Perry Corp. (11)                                 1,160,000        6.3%
 All directors and executive officers
 as a group (9 persons)                             392,532        2.1%
 ----------------
 *      Less than one percent


(1) Unless otherwise indicated, the address of each beneficial owner is c/o LASER Mortgage Management, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Mr. Coleman's address is c/o Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038. Mr. Ilany's address is c/o Angiosonics Inc., 2200 Gateway Centre Blvd., Suite 207, Morrisville, North Carolina 27560. Mr. Khedouri's address is c/o Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167. The address of Franklin Mutual Advisers Inc. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address of President and Fellows of Harvard College is c/o Harvard Management Company Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of Legg Mason, Inc. is 100 Light Street, Baltimore, Maryland 21202. The address of Perry Corp. is 599 Lexington Avenue, New York, New York 10022.


(2)  Includes 2,500 options which are currently exercisable.

(3)  Includes 7,000 options which are currently exercisable.


(4) Includes 11,250 shares of deferred common stock which have vested and 27,500 options which are currently exercisable.

(5) Includes 3,750 shares of deferred common stock which have vested and 18,000 options which are currently exercisable.

(6) Includes 60,000 shares of deferred Common Stock and 120,000 options which vested prior to his termination in July 1998.

(7) Based on information provided by Franklin Mutual Advisers Inc. on May 20, 1998. Includes all of the shares of common stock owned beneficially by a series of mutual funds advised by Franklin Mutual Advisers Inc.

(8)  Based on Schedule 13(G/A) filed on August 10, 1998.


(9)  Based on Schedule 13(G) filed on October 1, 1998.


(10) Based on Schedule 13(G) filed on February 12, 1998. Includes all of the shares of common stock owned beneficially by a series of mutual funds advised by Legg Mason, Inc.

(11) Based on Schedule 13(G) filed on February 18, 1998.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Stock in the Company. Stroock & Stroock & Lavan LLP has acted as Special Tax Counsel to the Company and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to the Company and to holders of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the U.S.) subject to special treatment under the federal income tax laws.

     The statements in this discussion, including the opinions of Stroock & Stroock & Lavan LLP referred to herein, are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSIDERATIONS TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company elected to become subject to tax as a REIT under the REIT Provisions of the Code for federal income tax purposes, commencing with the taxable year ended December 31, 1997, and such election has not been revoked. The Company has qualified as a REIT for the taxable year ended December 31, 1997, and currently expects that it will continue to operate in a manner that will permit the Company to maintain its qualification as a REIT for the taxable year ending December 31, 1998, and in each taxable year thereafter. This treatment will permit the Company to deduct dividend distributions to its stockholders for Federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.


     In the opinion of Special Tax Counsel to the Company, the Company has qualified as a REIT for the taxable year ended December 31, 1997, and the Company's method of operation described in this Prospectus and as represented by the Company will enable it to satisfy the requirements for qualification as a REIT under the Code for the taxable year ending December 31, 1998 and thereafter. This opinion is based on various assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to certain factual matters. The continued qualification and taxation of the Company as a REIT will depend upon the Company's ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Code as discussed below.

     There can be no assurance, however, that the Company will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, the Company could be subject to potentially substantial income tax liability in respect of each taxable year that it fails to qualify as a REIT, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated. In addition, the Company may be subject to a 4% federal excise tax to the extent the Company does not distribute 85% of its REIT ordinary income for such year and 95% of its REIT capital gain net income for such year.



REQUIREMENTS FOR QUALIFICATION

     The following is a brief summary of certain technical requirements that the Company must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code:

STOCK OWNERSHIP TESTS

     The capital stock of the Company must be transferable stock held, beginning with its January 1, 1998 taxable year, by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months), and no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the taxable year. If the Company did not know, or have reason to know, that its capital stock was owned directly or indirectly by five or fewer individuals, it will be treated as having more than five owners as long as it complied with Treasury regulations that provide rules on ascertaining actual ownership. Tax-exempt entities, other than private foundations, certain unemployment compensation trusts and certain charitable trusts generally are not treated as individuals for these purposes. The Company expects that it will satisfy the capital stock ownership requirements immediately following the Offering. In addition, the Charter provides restrictions regarding the transfer of the Company's shares to assist in meeting the stock ownership requirements. See "DESCRIPTION OF CAPITAL STOCK."

                  ASSET TESTS

     The Company must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year:

                  (a) at least 75% of the value of the Company's total assets must consist of Interests in Real Property (as defined below), regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of real estate assets (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), shares of other REITs, government securities and temporary investments in stock or debt instruments during the one year period following the Company's receipt of certain new capital cash, and cash items (the "75% Asset Test"). For purposes of the 75% Asset Test, the term "Interest in Real Property" includes an interest in Mortgage Loans (to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property), land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property); and

                  (b) the value of securities held by the Company but not taken into account for purposes of the 75% Asset Test must not exceed (i) 5% of the value of the Company's total assets in the case of securities of any one issuer, or (ii) 10% of the outstanding voting securities of any such issuer. The President's budget proposal would require that no more than 50% of the vote or value of all classes of the Company's capital stock be owned by five or fewer individuals. This proposal would be effective for entities electing REIT status for taxable years beginning on or after the date of the first Committee action.

     The Company expects that any Subordinate Interests, IOs, Inverse IOs, and temporary investments that it acquires generally will be treated as qualifying assets for purposes of the 75% Asset Test, except to the extent that less than 95% of the assets of a REMIC in which the Company owns an interest consists of real estate assets and the Company's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% Asset Test. In addition, the Company does not expect that the value of any security of any one entity would exceed 5% of the Company's total assets, and the Company does not expect to own more than 10% of any one issuer's voting securities. The Company also may purchase regular interests in a Financial Asset Securitization Investment Trust (a "FASIT") which will be treated as qualifying assets for purposes of the 75% Asset Test, except to the extent that less than 95% of the assets of a FASIT consists of real estate assets in which case the Company's proportionate share of the FASIT's nonqualifying assets will be treated as nonqualifying assets for purposes of the 75% Asset Test.

     The Company will monitor the status of the assets that it acquires to assure compliance with the REIT Asset Tests and has represented that it will manage its portfolio to comply with such tests.

     If the Company should fail to satisfy the REIT Asset Tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the REIT Asset Tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the REIT Asset Test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

       GROSS INCOME TESTS

     The Company must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year:

               (a) at least 75% of the Company's gross income must be derived from certain specified real estate sources including interest income on Mortgage Loans and gain from the disposition of Qualified Real Estate Assets or "qualified temporary investment income," (I.E., income derived from "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test"); and


               (b) at least 95% of the Company's gross income must consist of the income which qualifies for the 75% Gross Income Test, as well as other interest and gains from the sale of stock or other securities (including certain interest rate swap or cap agreements, options, future contracts, forward rate agreements, and similar financial instruments entered into to reduce the interest rate risk with respect to debt incurred to acquire Qualified Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test").


     For purposes of determining whether the Company complies with the 75% and 95% Gross Income Tests, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax. If the Company sells Mortgage Securities that it created through Mortgage Loan securitizations, the Company may recognize income that, if sufficient to cause the Company to be treated as a dealer in Mortgage Securities for federal income tax purposes, could constitute "prohibited transaction" income. See"--Taxation of the Company."

     Interest on obligations secured by mortgages on real property or on Interests in Real Property is qualifying income for purposes of the 75% Gross Income Test. Any amount includible in gross income with respect to a regular or residual interest in a REMIC or a regular interest in a FASIT generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC or a FASIT consists of real estate assets (determined as if the Company held such assets), the Company will be treated as receiving directly its proportionate share of the income of the REMIC or the FASIT. In addition, if the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company purchased the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% Gross Income Test.

     Most of the income that the Company recognizes with respect to its investments in Mortgage Loans will be qualifying income for purposes of both the 75% and 95% Gross Income Tests. This generally will include interest, original issue discount, and market discount income that the Company derives from its investments in Subordinate Interests, IOs and Inverse IOs.

     The Company may originate or acquire Mortgage Loans and securitize such loans through the issuance of non-REMIC CMOs. As a result of such transactions, the Company will retain an equity ownership interest in the Mortgage Loans that has economic characteristics similar to those of a Subordinate Interest. In addition, the Company may resecuritize Mortgage Securities (or non-REMIC CMOs) through the issuance of non-REMIC CMOs, retaining an equity interest in the Mortgage Securities used as collateral in the resecuritization transaction. Such transactions will not cause the Company to fail to satisfy the Gross Income Tests. Further, the Company intends to structure such securitizations in a manner which does not result in treatment of the REIT or issuing entity as a "taxable mortgage pool."

     The Company may receive income that is nonqualifying income for either the 75% Gross Income Test or both the 75% and 95% Gross Income Tests. For example,
(i) the loan amount of a Mortgage Loan may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% Gross Income Test, but not for purposes of the 75% Gross Income Test, (ii) the Company may hold an interest in a REMIC or in a FASIT less than 95% of the assets of which consists of real estate assets (determined as if the Company held such assets), in which case the Company's proportionate share of the income of the REMIC or FASIT may include income that is not qualifying income for purposes of the 75% or 95% Gross Income Tests and (iii) the Company may recognize foreign currency gain from non-dollar denominated loans which will not be qualifying income for purposes of the 75% and 95% Gross Income Tests.

     It is possible that, from time to time, the Company will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, forward contracts, and options. To the extent that the Company enters into a contract to hedge indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. To the extent that the Company hedges its capital assets, it is not clear how the income from those transactions will be treated for purposes of the Gross Income Tests.


     To ensure that the Company does not violate the REIT Gross Income Tests, certain hedging activities, the creation of Mortgage Securities through securitizations, and certain financing techniques may be conducted through one or more taxable subsidiaries of the Company. To avoid a violation of the REIT Asset Tests, the Company would own only nonvoting preferred and common stock of the taxable subsidiary (other entities and/or individuals would own all of the voting common stock) and the value of the Company's investment in such a subsidiary would be limited to less than 5% of the value of the Company's total assets at the end of each calendar quarter. The taxable subsidiary would not elect REIT status and would distribute only net after-tax profits to its stockholders, including the Company.


DISTRIBUTION REQUIREMENT

     In order to avoid subjecting its income to tax at regular corporate rates (without a deduction for dividends paid), the Company generally must distribute to its stockholders an amount equal to at least 95% of the Company's REIT taxable income before deductions of dividends paid, excluding net capital gain and certain non-cash income including original issue discount and cancellation of indebtedness income.

     The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to (i) sell assets in adverse market conditions, (ii) distribute amounts that represent a return of capital, or (iii) distribute amounts that would otherwise be spent on future investments or repayment of debt.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, the Company will generally not be subject to federal income tax on the portion of its REIT taxable income or capital gain which is distributed to its stockholders. The Company will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain. Beginning with the Company's 1998 taxable year, stockholders will be entitled to a credit against their federal income tax for their allocable share of tax paid by the Company on undistributed long-term capital gains so designated in a notice by the Company (which are treated as having been distributed to and subject to tax in the hands of the stockholders).

     Notwithstanding its qualification as a REIT, the Company also may be subject to tax in certain other circumstances. If the Company fails to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it generally will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% Gross Income Test. The Company also will be subject to a tax of 100% on net income derived from a "prohibited transaction," and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to Federal income tax on such income at the highest corporate income tax rate. In addition, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year, the Company would be subject to a 4% Federal excise tax on the excess of such required distribution over the amounts actually distributed during the taxable year, plus any undistributed amount of ordinary and capital gain net income from the preceding taxable year. The Company also may be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.


     Further, if the Company were to sell Mortgage Securities that it created through securitization of Mortgage Loans or to sell to customers Mortgage Assets or hedging instruments on a regular basis, there is a substantial risk that such assets would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Although the Company does not presently intend to make regular sales to customers of such Mortgage Securities or other assets, if this intention changes in the future, the Company intends that any such sales would be made through a taxable subsidiary formed for such purpose. Any such subsidiary would not be subject to this 100% tax, which is only applicable to REITs or Qualified REIT Subsidiaries.


     A "dealer" (as specifically defined in Section 475 of the Code) generally is required to mark-to-market for tax purposes, I.E. treat as sold in a taxable transaction, securities which it holds at the end of each year, unless it identifies the securities as held for investment. Pursuant to proposed Treasury Regulations such a dealer is required to mark-to-market securities that are transferred in a securitization transaction unless the transferor expects to hold for investment each of the interests received. The Company intends to structure its activities in a manner which avoids the application to it of the mark-to-market rule. It should be noted that final Treasury Regulations may require a different treatment of Mortgage Loans or Mortgage Securities acquired for securitizations than provided in the proposed regulations, possibly with retroactive effect.

     If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates and may be subject to a 4% federal excise tax. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

     The Company intends to monitor on an ongoing basis its compliance with the REIT requirements described above. To maintain its REIT status, the Company will be required to limit the types of assets that the Company might otherwise acquire, or hold certain assets at times when the Company otherwise might have determined that the sale or other disposition of such assets would have been more prudent.

TAXATION OF STOCKHOLDERS


     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity treated as such created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gain from the sale of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. stockholder has held his Common Stock. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Stockholders' bases in their shares will be increased by undistributed long-term capital gains so designated by the Company less the taxes thereon paid by the Company and credited to stockholders. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the U.S. stockholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the U.S. stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.


     U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a U.S. stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify U.S. stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

     The Company does not acquire or retain (other than through taxable subsidiaries) residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax- Exempt Entity, the excess inclusion income is fully taxable as UBTI. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty.

     The Company enters into master reverse repurchase agreements with secured lenders known as "counterparties." Typically, such master reverse repurchase agreements have cross- collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the cross-collateralization provisions of the master reverse repurchase agreements result in the Company being treated as if it issued debt instruments with differing maturity dates secured by a pool of Mortgage Assets the Company would be subject to the "taxable mortgage pool" rules and a portion of its income would be characterized as "excess inclusion income." Special Tax Counsel has advised the Company that the master repurchase agreements may be structured, and the Company intends to structure such agreements, in a manner which should not cause the Mortgage Assets to be treated as a taxable mortgage pool. No assurance can be given, however, that the Company will be able to structure the master reverse repurchase agreements in this manner, or that the Service might not successfully maintain that the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

     The Company's investment in Subordinate Interests and certain types of Mortgage Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income and to experience an offsetting excess of economic income over its taxable income (or losses) in later years. As a result, stockholders, from time to time, may be required to pay federal income tax on distributions that economically represent a return of capital, rather than a "dividend". Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes (or less income). Accordingly, if the Company receives phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, I.E., before such income is realized by the stockholders in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, his before-tax return on his investment would be 10%, and his after-tax return would be 7%. However, if the same investor purchased stock of the Company at a time when the before-tax rate of return was 10%, his after-tax compounded rate of return on his stock might be somewhat less than 7% as a result of the Company's phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease. The Company will consider the potential effects of phantom income on its taxable stockholders in managing its investments.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK


     In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on long-term capital gains applicable to individuals is 20%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company reports to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The Treasury Department has issued regulations regarding the backup withholding rules as applied to non-U.S. stockholders that unify and tighten current certification procedures and forms and clarify reliance standards but generally do not substantially alter the current system of backup withholding compliance. These regulations will be generally effective with respect to distributions made after December 31, 1999, subject to certain transition rules.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that was to own more than 10% of the Company's stock would be required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust for purposes of certain stock ownership tests, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock.

TAXATION OF NON-U.S.  STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, FOREIGN AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. stockholders that are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to a 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Treasury Department has issued regulations regarding the backup withholding rules as applied to non-U.S. stockholders that unify and tighten current certification procedures and forms and clarify reliance standards but generally do not substantially alter the current system of backup withholding compliance. These regulations will be generally effective with respect to distributions made after December 31, 1999, subject to certain transition rules.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a "dividend." However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     A Non-U.S. stockholder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of the Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. stockholder, or (ii) in the case of a Non-U.S. stockholder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Gain of a Non-U.S. stockholder that is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. stockholder will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate stockholders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-U.S. stockholders should consult applicable treaties, which may provide for different rules.

STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser subject to ERISA. The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to particular stockholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to Title I of ERISA (a "Plan") should consider carefully whether an investment in the Common Stock is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require a Plan's investment to be (i) prudent and in the best interests of the plan, its participants, and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the plan's portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment assets may not have been identified yet, and the possibility of the recognition of UBTI.

     The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

STATUS OF THE COMPANY UNDER ERISA

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interests in the entity is a Plan. A Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

     If the assets of the Company are deemed to be "plan assets" under ERISA,
(i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets, (ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each Plan that acquires Common Stock, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest,
(iii) a fiduciary exercising his investment discretion over the assets of a Plan to cause it to acquire or hold the Common Stock could be liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

     The "Plan Asset Regulations" generally provide that when a Plan acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the Offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of the Offering, the Common Stock will be "widely held."

     The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with the Offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and (iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Charter on the transfer of the Company's stock will not result in the failure of the Common Stock to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not enumerated in the Plan Asset Regulations as those not affecting free transferability, and no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

     Assuming that the Common Stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the shares of Common Stock should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any Plan, IRA or non-ERISA Plan that invests in the Common Stock.

     Without regard to whether the assets of the Company are considered plan assets, fiduciaries of Plans should consider the application of the prohibited transaction provisions of ERISA and the Code in making their decision to purchase the Common Stock, as such acquisition may be a sale or exchange of property between a Plan and a party in interest or disqualified person. A "party in interest" or "disqualified person" with respect to an Plan or with respect to a Plan subject to Section 4975 of the Code is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction. In this regard Prohibited Transaction Class Exemption 75-1 may be applicable.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE COMPANY'S CHARTER AND BYLAWS

     The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Charter and the Bylaws of the Company contain certain provisions that could discourage, impede or impair acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increases the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. See "DESCRIPTION OF CAPITAL STOCK--Repurchase of Shares and Restrictions on Transfer."

STAGGERED BOARD OF DIRECTORS

     The Charter and the Bylaws divide the Board of Directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the Board of Directors will make it more difficult for stockholders to change the composition of the Board of Directors because only a minority of the directors can be elected at once. The Company believes, however, that the staggered Board of Directors will help to ensure continuity and stability of the Company's management and policies. The classification provisions could also discourage a third party from accumulating the Company's stock or attempting to obtain control of the Company, even though this attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS, REMOVAL, FILLING VACANCIES

     The Charter and Bylaws provide that the number of directors will be five, a majority of whom will at all times be Independent Directors, and may be changed by a majority of the entire Board of Directors. In addition, the Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies may be filled by a majority of the remaining directors, though less than a quorum, except vacancies created by the increase in the number of directors, which only may be filled by a majority of the entire Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorship with such stockholder's own nominees. The Charter provides that, subject to the rights of any class or series separately to elect one or more directors, directors may be removed only for cause upon the affirmative vote of a majority of holders of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders of the Company (the "Stockholders Notice Procedure"). The Bylaws provide that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting, at which directors are to be elected, will be eligible for election as directors of the Company, and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business (other than business to be included in the Company's Proxy Statement under the Commission's Rule 14a-8) to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Charter and the Bylaws do not give the Board of Directors power to block stockholder nominations for the election of directors or proposals for action, they may have the effect of discouraging stockholders from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met and deterring third parties from soliciting proxies for a non-management slate of directors or proposals, without regard to the merits of such slate or proposals.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Charter provides that the Board of Directors may create and authorize the Company to issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Directors. The provision is intended to confirm the Board of Directors' authority to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

INDEMNIFICATION

     The Company's Charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As permitted by the MGCL, the Company's Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law.

LIMITATION OF LIABILITY

     The MGCL permits the Charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and to its stockholders for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

BUSINESS COMBINATIONS


     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation which, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, or by an affiliate or associate of the Interested Stockholder, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. By resolution of the Board of Directors, dated November 7, 1997, the Funds who have participated in the Private Placement and their Affiliates have been irrevocably exempted from Section 3-603(c) of the MGCL.


CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to "control shares."

     A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to absence of voting rights, as of the date of the last "control share acquisition" or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the "control share acquisition," and certain limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of "control share acquisitions."

     The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the charter or bylaws of the corporation adopted prior to the acquisition of the shares. The Company has adopted a provision in its Bylaws that exempts the Company's shares of Common Stock from application of the "control shares acquisition" statute. No assurance can be given, however, that such Bylaw provision may not removed at any time by amendment of the Bylaws.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Charter provides that the Company may issue up to 100,000,000 shares of capital stock, consisting of 75,000,000 shares of Common Stock, par value $.001, and 25,000,000 shares of Preferred Stock, par value $.01 (the "Preferred Stock"). As of the date of the filing of this Registration Statement, 18,466,199 shares of Common Stock are issued and outstanding and no Preferred Stock will be issued and outstanding.


COMMON STOCK

     All outstanding shares of Common Stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock, holders of Common Stock are entitled to receive distributions if and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to make quarterly distributions.

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each holder of Common Stock has the right to cast one vote for each share of stock for a candidate.

PREFERRED STOCK

     Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of Common Stock. The Board could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of such shares of Common Stock. As of the date hereof, no shares of Preferred Stock are outstanding. The Charter provides that the Board of Directors may classify or reclassify any unissued capital stock from time to time. Thus, the Company may in the future increase the number of authorized shares of Preferred Stock.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

     Two of the requirements of qualification for the tax benefits afforded by the REIT Provisions of the Code are that (i) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "5/50 Rule") and (ii) there must be at least 100 stockholders during 335 days of each taxable year of 12 months.

     So that the Company may meet these requirements at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT Provisions of the Code and the constructive ownership provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The Board of Directors has waived the Ownership Limit for the Funds and their Affiliates.


     For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family or partnership, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (I.E., "reattribution"). Thus, a person will be treated as owning not only shares of Common Stock actually or beneficially owned, but also any shares of Common Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Common Stock owned by a person who individually owns less than 9.8% of the shares outstanding nevertheless may be in violation of the ownership limitations set forth in the Charter. Ownership of shares of the Company's Common Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.


     The Charter further provides that any transfer of shares of Common Stock that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, or (b) from and after December 2, 1997 (the "One Hundred Stockholder Date"), result in the shares of stock being beneficially owned (within the meaning Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to such shares. Any purported transfer of shares that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities." Excess Securities will automatically be deemed to have been transferred by operation of law to a trust to be established by the Company for the exclusive benefit of a charitable organization, until such time as the trustee of the trust, which shall be a banking institution designated as trustee by the Company, which is unaffiliated with either the Company or the purported transferee, retransfers the Excess Securities. Subject to the Ownership Limit, Excess Securities may be transferred by the trust to any person (if such transfer would not result in Excess Securities) at a price not to exceed the price paid by the purported transferee, the fair market value of the Excess Securities on the date of the purported transfer), at which point the Excess Securities will automatically cease to be Excess Securities. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

     Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors has the right, in its sole discretion, pursuant to the Company's Charter to waive the Ownership Limit for, and at the request of, a purchaser of the Common Stock. In connection with any such waiver, the Company may require that the stockholder requesting such a waiver enter into an agreement with the Company providing for the repurchase by the Company of shares from the stockholder under certain circumstances to ensure compliance with the REIT Provisions of the Code. Such repurchase would be at fair market value as set forth in the agreement between the Company and such stockholder. The consideration received by the stockholder in such repurchase might be characterized as the receipt by the stockholder of a dividend from the Company, and any stockholder entering into such an agreement with the Company should consult its tax advisor in connection with its entering into such an agreement.

     The Funds purchased 3,333,333 shares of Common Stock from the Company in the Private Placement. See "Public Offering" and "Private Placement." The Board of Directors waived the Ownership Limit for the Funds and their Affiliates and the Funds entered into an agreement with the Company which imposes certain restrictions on the sale and transfer of the shares held, beneficially or constructively, by the Funds. This waiver of the Ownership Limit applies only to the Funds and their Affiliates. Any subsequent transferee of the shares held by the Funds and their Affiliates will be subject to the Ownership Limit, unless specifically exempted by the Company's Board of Directors.


     Harvard beneficially owns 3,011,800 shares of Common Stock of the Company. The Board of Directors waived the Ownership Limit for Harvard. Any subsequent transfer of the Shares held by Harvard and its Affiliates will be subject to the Ownership Limt, unless specifically exempted by the Company's Board of Directors.


     Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required by the Company's Charter to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services LLC.

                              SELLING STOCKHOLDERS

     This Prospectus relates to the offer and sale from time to time of 4,087,099 shares of Common Stock. The Shares are offered by the Selling Stockholders identified in the table below. It is unknown if, when, or in what amounts a Selling Stockholder may offer the Shares for sale. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     In addition, in the Purchase Agreements (the "Purchase Agreement"), the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. Insofar as indemnification of the Selling Stockholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Because the Selling Stockholders may offer all or some of the Shares pursuant to the Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering.

     The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Stockholders are not expected to exceed normal selling expenses for sales. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

     The Selling Stockholders purchased the Shares in connection with private placement transactions. In connection with the purchase of such Shares, each Selling Stockholder entered into a purchase agreement pursuant to which such Selling Stockholder represented that he, she or it was acquiring the Shares for investment and with no present intention of distributing the Shares. In accordance with the Purchase Agreements, which contain customary representations and warranties relating to the Company, this Prospectus (and the registration statement of which it is a part) relates to sales of the Shares by the Selling Stockholders, subject to the terms and conditions set forth in the Purchase Agreements. The Company agreed, in the Purchase Agreements, to bear all expenses other than fees and expenses of counsel for a Selling Stockholder and underwriting discounts and commissions and brokerage commissions and fees. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant hereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.


     The following table sets forth the name of each Selling Stockholder and the number of shares and percentage of Common Stock owned beneficially by each Selling Stockholder as of September 30, 1998. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                                            Shares of Common Stock
                                              Beneficially Owned
                                               PRIOR TO OFFERING(1)
NAME OF SELLING STOCKHOLDER               NUMBER          Percent


Robert J. Gartner (2)                    10,000            *
Ahkil A. Vasvani                          1,000            *
Peter T. Zimmermann (3)                  25,000            *
Ronald M. Goldstein                      10,000            *
James E. Bolin                            4,500            *
John Jakubowski                             300            *
Devra E. Karlebach                          333            *
Michael L. Smirlock (4)                  73,000            *
Jonathan Green (5)                        1,032            *
Thomas G. Jonovich (6)                    1,000            *
The Tepper Family Irrevocable Trust      14,600            *
Abigail Fournier                          1,200            *
Elizabeth Fournier                        1,200            *
Alan P. Fournier                         17,600            *
David A. Tepper (7)                     103,000            *
Appaloosa Investment
Limited Partnership I (8)               586,235           3.2%
Lawrence P. O'Friel                       2,000            *
John C. Walton                           10,000            *
The Walton Family Irrevocable Trust       5,000            *
Frederick N. Khedouri (9)                30,000            *
Mutual Beacon Fund (10)                 255,000           1.4%
Mutual Discovery Fund (10)            1,141,933           6.2%
Mutual Finance Services Fund (10)       212,300           1.2%
Mutual Qualified Fund (10)              220,000           1.2%
Mutual Shares Fund (10)                 332,200           1.8%
Mutual Discovery Securities Fund (11)    94,000            *
Mutual Shares Securities Fund (11)      215,000           1.2%
Mutual Beacon Fund (12)                  53,000            *
Merrill Lynch Pierce Fenner & Smith     666,666           3.6%


----------------------------
*        Less than one percent

(1) Unless otherwise indicated, the Selling Stockholders named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)  Mr. Gartner is Vice President and Secretary of the Company.

(3)  Mr. Zimmermann is Vice President and Chief Operating Officer of the
     Company.

(4)  Mr. Smirlock is a director of the Company.

(5)  Mr. Green is General Counsel of the Company.

(6)  Mr. Jonovich is the Chief Financial Officer and Treasurer of the Company.

(7)  Mr. Tepper is a former director of the Company.

(8) Mr. Tepper, a former director of the Company, exercises sole voting and investment power over the shares held by Appaloosa Investment Limited Partnership I.


(9) Of the 30,000 shares of Common Stock beneficially owned by Mr. Khedouri, only 10,000 shares are being offered hereby. Mr. Khedouri is the President and a director of the Company.


(10) Each, a series of Franklin Mutual Series Fund Inc. and one of the Funds.

(11) Each, a series of Franklin Valuemark Funds and one of the Funds.

(12) One of the Funds.

                              PLAN OF DISTRIBUTION


     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Selling Stockholders may sell all or a portion of the Shares from time to time while the registration statement of which this Prospectus is a part remains effective. The Company has agreed to maintain the effectiveness of such registration statement until the date all of the Shares offered hereby have been sold or withdrawn from registration by them. To the extent required, the number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the name of any agent or dealer and any applicable commissions with respect to a particular offer will be set forth in an accompanying supplement to this Prospectus. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby will be the prices at which such securities are sold, less any commissions.

     The Shares may be sold by the Selling Stockholders in transactions on the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Stockholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the converted shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Stockholders, (e) privately negotiated transactions and (f) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder.


     Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Stockholders may also pledge such shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Stockholders, and any such bank, broker or other institution may similarly offer, sell and effect transactions in such shares.

     The Selling Stockholders may from time to time deliver all or a portion of the Shares to cover a short sale or sales upon the exercise, settlement, or closing of a call equivalent position or a put equivalent position.

     The Selling Stockholders may sell all or any portion of the Shares in reliance upon Rule 144 under the Securities Act. Shares not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding shares of Common Sock or the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Stockholders pursuant to Rule 144.


     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all expenses incident to the offering and sale of the Shares to the public other than underwriting discounts and selling commissions.


     The Company and the Selling Stockholders may agree to indemnify certain persons, including broker-dealers or others, against certain liabilities in connection with the offering of the Shares, including liabilities under the Securities Act.

                                 PUBLIC OFFERING

     The Underwriters of the Public Offering purchased from the Company an aggregate of 15,000,000 shares of Common Stock. Consummation of the Private Placement was contingent upon and occurred simultaneous with the closing of the Public Offering on December 2, 1997.

                                PRIVATE PLACEMENT

     On December 2, 1997, the Company sold, in a private placement, 1,014,000 shares of Common Stock at the initial public offering price to certain officers, directors, proposed directors, employees and Affiliates of the Company and the Manager. On December 2, 1997, the Company sold, in a private placement, 3,333,333 shares of Common Stock at the initial public offering price to the Funds. In connection with their purchase, the Funds entered into an agreement with the Company providing for, among other things, certain restrictions on the sale and transfer of the shares held, beneficially or constructively, by the Funds. See "Description of Capital Stock."


     An Affiliated Fund, Mustang Investment Limited Partnership, has entered into a Total Return Swap with a broker-dealer which provides that the Affiliated Fund will bear the economic benefit and risk of directly holding the 666,666 shares of the Company's Common Stock purchased by such broker-dealer in a private placement.


     The shares sold in the Private Placement were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

                                  LEGAL MATTERS


     Certain legal matters with respect to the shares of Common Stock offered hereby have been passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York. Certain matters relating to Maryland law have been passed upon for the Company by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain tax matters have been passed upon by Stroock & Stroock & Lavan LLP, New York, New York, as Special Tax Counsel.


                                     EXPERTS

     The financial statements of the Company as of December 31, 1997, included in this Prospectus are included in reliance on the report of Deloitte & Touche LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                    GLOSSARY

     As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

     "Acceleration Event" means any of the following circumstances in which the awards granted under the Stock Incentive Plan generally become immediately vested and exercisable: (i) upon the occurrence of special circumstances determined in the opinion of the Board of Directors of the Company to merit special consideration, (ii) upon a termination of the Company of the holder's employment or service without cause (as defined in the Stock Incentive Plan),
(iii) in the case of an employee or director of the Manager, if the Management Agreement terminates without the occurrence of a Termination Event (as defined in the Stock Incentive Plan), or (iv) upon a Change of Control (as defined in the Stock Incentive Plan) of the Company, except that vesting and exercisability in the event of such a Change of Control shall be limited to the extent necessary, and shall occur as soon as permissible under GAAP, to permit pooling of interests accounting treatment if such treatment is desired.

     "Advisers Act" means the Investment Advisers Act of 1940, as amended.

     "Affiliate" means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, and (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities.

     "Affiliated Funds" means the private investment funds advised by the Manager which invest in Mortgage Assets.

     "Agency Certificates" means FHLMC Certificates, FNMA Certificates and GNMA Certificates.

     "Appaloosa" means Appaloosa Management L.P.

     "ARM" means a Mortgage Loan or any mortgage loan underlying a Mortgage Security that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic and lifetime interest rate and/or payment caps. "Average Market Price" means the average of the daily high and low sales prices, computed to seven decimal places, of the Company's Common Stock on the NYSE, as reported in The Wall Street Journal, during the pricing period (the ten days on which the NYSE is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant investment date).

     "Average Stockholders' Equity" means, for any period, stockholders' equity, calculated in accordance with GAAP, excluding any mark-to-market adjustments of the investment portfolio.

     "Bear, Stearns" means Bear, Stearns & Co. Inc., one of the Representatives.

     "Board of Directors" means the Board of Directors of the Company.

     "Bylaws" means the Bylaws, as amended, of the Company.

     "Charter" means the Articles of Incorporation, as amended, of the Company.

     "CMOs" means fixed- or adjustable-rate debt obligations (bonds) that are collateralized by Mortgage Loans or other Mortgage Assets. Such bonds may be issued by U.S. government agencies or private issuers in one or more classes with fixed or variable interest rates, maturities and degrees of subordination which are characteristics designed for the investment objectives of different bond purchasers.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Commitments" means commitments issued by the Company which will obligate the Company to purchase Mortgage Assets from, or sell them to, the holders of the commitment for a specified period of time, in a specified aggregate principal amount and at a specified price.

     "Common Stock" means shares of the Company's common stock, $.001 par value per share.

     "Company" means LASER Mortgage Management, Inc., a Maryland corporation.

     "Control Shares" means voting shares of stock which, if aggregated with all other shares of stock owned by such person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power.

     "Control Share Acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to "control shares."

     "Dealer Property" means assets such as Mortgage Securities that the Company creates through securitization of Mortgage Loans or Mortgage Assets or hedging instruments in which any of the profits made from selling such assets would be subject to tax at the rate of 100% as income from prohibited transactions.

     "DOL" means the U.S. Department of Labor.

     "11th District Index" means the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Inclusion" means taxable income that is generated by the Mortgage Assets constituting a "taxable mortgage pool" under regulations to be issued by the Treasury Department.

     "Excess Securities" means shares of the Company owned by a person (directly or indirectly) in excess of the Ownership Limit due to the unenforceability of transfer restrictions.

     "Excess Shares" means any shares of Common Stock owned or purchased by any of the Funds aggregating in excess of 9.8% of the outstanding voting stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

     "FASIT" means a Financial Asset Securitization Investment Trust.

     "FHA" means the U.S. Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FHLMC Certificates" means mortgage participation certificates issued by FHLMC, either in certificated or book-entry form. An FHLMC ARM Certificate is an FHLMC Certificate collateralized by adjustable-rate FHLMC Certificates.

     "55% Requirement" means the requirement under the Investment Company Act that the Company must, among other things, maintain at least 55% of its assets in Qualifying Interests in order to qualify for the Investment Company Act exemption.

     "Funds" means the several mutual funds advised by Franklin Mutual Advisers Inc. purchasing in the Private Placement.

     "5/50 Rule" means that, for the Company to maintain its qualification as a REIT, during the last half of each taxable year, not more than 50% in value of its outstanding shares may be owned directly or indirectly by five or fewer individuals.

     "FNMA" means the Federal National Mortgage Association.

     "FNMA Certificates" means guaranteed mortgage-pass-through certificates issued by FNMA either in certified or book-entry form. An FNMA ARM Certificate is an FNMA Certificate collateralized by adjustable-rate FNMA Certificates.

     "GAAP" means generally accepted accounting principles.

     "GAAP income" means income calculated according to GAAP.

     "GNMA" means the Government National Mortgage Association.

     "GNMA Certificates" means fully modified pass-through mortgage backed certificates guaranteed by GNMA and issued either in certificated or book-entry form. A GNMA ARM Certificate is a GNMA Certificate collateralized by adjustable-rate GNMA Certificates.

     "GSAM" means Goldman Sachs Asset Management.

     "Haircut" means the over-collateralization amount required by a lender in connection with a collateralized borrowing.

     "HUD" means the Department of Housing and Urban Development.

     "Independent Directors" means those directors that are not affiliated, directly, or indirectly, with the Company or the Manager, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serving as an officer or director of the Company or the Manager or an affiliated business entity of the Company or the Manager.

     "Interest in Real Property" means an interest in Mortgage Loans or land and improvements thereon, such as buildings or other inherently permanent structures, a leasehold of real property, and an option to acquire real property.

     "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the Company's shares or an affiliate or associate of the Company which, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the Company's shares.

     "Inverse IOs" means IOs that bear interest at a floating rate that varies inversely with (and often at a multiple of ) changes in a specified index.

     "Investment Company Act" means the Investment Company Act of 1940, as amended.

     "IRAs" means Individual Retirement Accounts.

     "Interest-Only Security" or "IO" means a type of Mortgage Security which receives a portion of the interest payments from an underlying pool of Mortgage Loans but will receive little or no principal payments and hence will have little or no face value.

     "Junk Bonds" means non-investment grade high yield corporate debt.

     "Management Agreement" means the agreement by and between the Company and the Manager whereby the Manager agrees to perform certain services to the Company in exchange for certain fees.


     "Manager" means LASER Advisers Inc., a Delaware corporation.


     "Margin Call" means additional collateral that the Company would be required to deposit due to potential reverse repurchase agreements.

     "Master Servicer" means an entity that will administer and supervise the performance by servicers of the duties and responsibilities under Servicing Agreements in respect of the collateral for a series of Mortgage Securities.

     "MGCL" means the Maryland General Corporation Law.

     "Mortgage Assets" means (i) Mortgage Securities and (ii) Mortgage Loans.

     "Mortgage Derivatives" means Mortgage Securities which provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying Mortgage Loans.

     "Mortgage Loans" means mortgage loans secured by first or second liens on single-family residential, multi-family residential, commercial or other real property.

     "Mortgage Securities" means (i) Pass-Through Certificates, (ii) CMOs, and
(iii) other securities representing interests in, or obligations backed by, pools of Mortgage Loans.

     "Mortgage Seller" means entities such as savings and loan associations, banks, mortgage bankers, home builders, insurance companies and other mortgage lenders which sell Mortgage Loans.

     "Net Income" means the taxable income of the Company within the meaning of the Code, less capital gains and capital appreciation included in taxable income, but before the Manager's fees and before deduction of dividends paid.

     "95% Distribution Requirement" means the requirement of the Company to distribute 95% of its net taxable income annually (excluding any net capital gain and certain non-cash income) in order to avoid corporate income taxation of the earnings that it distributes.

     "95% Gross Income Test" means the requirement for each taxable year that at least 95% of the Company's gross income for each taxable year must be derived from certain specified real estate sources including interest income and gain from the disposition of Qualified Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital), dividends, interest, and gains from the sale of stock or other securities (including certain interest rate swap or cap agreements, options, futures contracts, forward rate agreements, and similar financial instruments entered into to reduce the interest rate risk with respect to debt incurred to acquire Qualified Real Estate Assets) not held for sale in the ordinary course of business.

     "Non-ERISA Plan" means an IRA or a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees.

     "Non-U.S. stockholders" means nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders

     "NYSE" means the New York Stock Exchange.

     "Offering" means the offering from time to time of up to 4,087,099 shares of Common Stock of the Company by the Selling Stockholders.


     "One Hundred Stockholder Date" means December 2, 1997.


     "Order" means the order of the Commission issued on November 29, 1993 pursuant to Sections 203(f) and 203(k) of the Advisers Act in connection with certain securities transactions executed between December 1992 and February 1993 while Mr. Smirlock was Chief Investment Officer for Goldman Sachs Asset Management.

     "Ownership Limit" means the limit set forth by the Charter of the Company which prohibits direct or indirect ownership by any person of more than 9.8% of the number of outstanding shares of Common Stock.

     "Pass-Through Certificates" means securities (or interests therein) other than Mortgage Derivative Securities and Subordinate Interests evidencing undivided ownership interests in a pool of Mortgage Loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Mortgage Loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates include Agency Certificates, as well as other certificates evidencing interests in loans secured by single-family residential, multi-family residential, commercial and/or other real property.

     "Passive Activity Losses" means losses like those from certain types of limited partnerships in which a U.S. stockholder is a limited partner.

     "Phantom Income" means that the Company's investment in Subordinate Interests and certain types of Mortgage Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income.

     "Plan Asset Regulations" means regulations of the DOL defining "plan assets."

     "Plan" means any pension, profit-sharing or other employee benefit plan subject to Title I of ERISA.

     "Preferred Stock" means the Company's preferred stock, par value $0.01.

     "Principal-only Derivative," or "PO" means a type of Mortgage Security which receives only principal payments.

     "Private Placement" means the consummation of the transactions described herein under the caption "Private Placement."

     "Privately-Issued Certificates" means privately-issued Pass-Through Certificates issued by a third party issuer which is not an Agency Certificate.

     "Prohibited Transaction" means a transaction involving a sale of dealer property, other than foreclosure property.

     "Prospectus" means this prospectus.

     "Public Offering" means the initial public offering of the Company's Common Stock described herein under the caption "Public Offering" completed on December 2, 1997.

     "Purported Transfer" means any transfer of shares of capital stock that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, (b) result in the shares of stock being beneficially owned by fewer than 100 persons or (c) result in the Company being "closely held" within the meaning of Section 856(h) of the Code.

     "Purported Transferee" means any intended transferee of a purported transfer.

     "Qualified Real Estate Assets" means real estate assets of the type described in Section 856(c)(5)(B) of the Code.

     "Qualified REIT Subsidiaries" means subsidiaries that meet the requirements under the REIT Provisions of the Code.

     "Qualifying Interests" means "mortgages and other liens on and interests in real estate," as defined in Section 3(c)(5)(C) under the Investment Company Act.

     "Rating Agencies" means the nationally recognized rating agencies.

     "REIT" means Real Estate Investment Trust.

     "REIT Provisions of the Code" means Sections 856 through 860 of the Code.

     "REMIC" means real estate mortgage investment conduit.

     "Return on Average Stockholders' Equity" means an amount calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Stockholders' Equity for the quarter.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the Internal Revenue Service.

     "75% Asset Test" means at the close of each quarter of each taxable year that at least 75% of the value of the Company's total assets must consist of Interests in Real Property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC or regular interests in a FASIT (except that, if less than 95% of the assets of a REMIC or FASIT consists of real estate assets (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC or FASIT), shares of other REITs, government securities, temporary investments in stock or debt instruments closing the one year period following the Company's receipt of certain new capital cash and cash items.

     "75% Gross Income Test" means for each taxable year that at least 75% of the Company's gross income must be derived from certain specified real estate sources including interest income on Mortgage Loans and gain from the disposition of Qualified Real Estate Assets or "qualified temporary investment income," i.e., income derived from "new capital" within one year of the receipt of such capital.

     "Shares" means up to 4,087,099 shares of Common Stock of the Company to be offered from time to time by the Selling Stockholders.

     "SIP Participant" means all employees and directors of, and consultants to, the Company, as well as all employees and directors of the Manager, eligible to receive awards under the Stock Incentive Plan.

     "Special Tax Counsel" means the law firm of Stroock & Stroock & Lavan LLP.

     "Standstill Period" means the period so long as any shares of Common Stock owned or purchased by any of the Funds shall be deemed Excess Shares.

     "Stock Incentive Plan" means the stock incentive plan adopted by the Company.

     "Stockholder of Record" means a stockholder who owns shares of the Company's Common Stock in his, her or its own name.

     "Stockholders Notice Procedure" means the advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders of the Company established in the Bylaws.

     "Sub IO" means a subordinated interest-only security.

     "Subordinate Interests" means a class of Mortgage Securities that is junior to other classes of Mortgage Securities in the right to receive payments from the underlying Mortgage Loans.

     "Taxable Income" means for any year the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in the REIT Provisions of the Code.

     "Taxable Mortgage Pool" means a REIT that incurs debt obligations with two or more maturities and which are secured by assets such as the Mortgage Assets.

     "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.

     "30% Asset Group" is comprised of the remainder of the Company's total assets, which are expected to consist of Mortgage Loans not included in the 70% Asset Group, retained Subordinate Interests and fixed-income securities that are primarily Qualified Real Estate Assets but also will include non-investment grade high yield corporate debt.

     "Total Return Swap" means the total rate of return swap entered into between an Affiliated Fund and a broker-dealer which provides that the Affiliated Fund will bear the economic benefit and risk of directly holding the 666,666 shares of the Company's Common Stock purchased by such broker-dealer in the Private Placement.

     "UBTI" means "unrelated business taxable income" as defined in Section 512 of the Code.

     "UBTI Percentage" means that, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI.

     "Underwriters" means the underwriters acting as underwriters of the Public Offering.

     "Yield Curve" means the relationship between short-term and long-term interest rates.

INDEX TO FINANCIAL STATEMENTS
                                                                        PAGE
INDEPENDENT AUDITORS' REPORT                                              F-2

AUDITED FINANCIAL STATEMENTS:
  Balance Sheet - December 31, 1997                                       F-3
  Statement of Operations for the period November 26, 1997
     (Commencement of Operations) through December 31, 1997               F-4
  Statement of Stockholders' Equity for the period November 26, 1997
     (Commencement of Operations) through December 31, 1997               F-5
  Statement of Cash Flows for the period November 26, 1997
     (Commencement of Operations) through December 31, 1997               F-6
  Notes to Financial Statements                                           F-7


UNAUDITED FINANCIAL STATEMENTS:
    Balance Sheet at September 30, 1998                                  F-13
    Statement of Operations for the
        nine months ended September 30, 1998                             F-14
    Statement of Stockholders' Equity for the
        nine months ended September 30, 1998                             F-15
    Statement of Cash Flows for the nine
        months ended September 30, 1998                                  F-16
    Notes to Unaudited Financial Statements
        for the nine months ended September 30, 1998                     F-18

INDEPENDENT AUDITORS' REPORT

To the Stockholders of
LASER Mortgage Management, Inc.

We have audited the accompanying balance sheet of LASER Mortgage Management, Inc. (the "Company") as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period November 26, 1997 (commencement of operations) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and the results of its operations and its cash flows for the period November 26, 1997 (commencement of operations) through December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

March 6, 1998

LASER MORTGAGE MANAGEMENT, INC.

BALANCE SHEET
DECEMBER 31, 1997
----------------------------------------------------------------------------------

ASSETS

CASH AND CASH EQUIVALENTS                                                $ 82,626,526

RECEIVABLE FOR SECURITIES SOLD                                             67,208,943

INVESTMENT IN SECURITIES AT FAIR VALUE                                  3,616,733,170

ACCRUED INTEREST RECEIVABLE                                                21,170,369

VARIATION MARGIN ON INTEREST RATE SWAPS                                     5,500,000
                                                                       --------------------

TOTAL ASSETS                                                         $  3,793,239,008
                                                                    ==================


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Repurchase agreements                                              $  2,747,060,588
  Payable for securities purchased                                        747,594,232
  Accrued interest payable                                                  8,348,831
  Contractual commitments at fair value                                     3,114,900
  Dividends payable                                                         2,602,600
  Accounts payable                                                          2,084,037
                                                                    ------------------

          Total liabilities                                             3,510,805,188

STOCKHOLDERS' EQUITY:
  Common stock: par value $.001 per share;
    100,000,000 authorized, 20,019,999
    shares issued and outstanding                                              20,020
  Additional paid-in capital                                              281,840,175
  Net unrealized gain on investment in securities                             603,821
  Accumulated deficit                                                         (30,196)
                                                                   ----------------------

           Total stockholders' equity                                     282,433,820

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $  3,793,239,008
                                                                    ==================


See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF OPERATIONS
FOR THE PERIOD NOVEMBER 26, 1997 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 1997
--------------------------------------------------------------------------------------


INTEREST INCOME:
  Long-term securities                                                $ 10,078,047
  Cash and cash equivalents                                                810,880
                                                                          --------

           Total interest income                                        10,888,927

INTEREST EXPENSE:
  Repurchase agreements                                                  8,489,381

NET INTEREST INCOME                                                      2,399,546

GAIN ON SALE OF SECURITIES                                                 588,289

GENERAL AND ADMINISTRATIVE EXPENSES                                        415,431

NET INCOME                                                         $     2,572,404
                                                                   =================

NET INCOME PER SHARE:
  Basic                                                                      $0.13

  Diluted                                                                    $0.13

AVERAGE NUMBER OF SHARES OUTSTANDING                                    20,019,999


See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD NOVEMBER 26, 1997 (C0MMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 1997

------------------------------------------------------------------------------------------------------------------------------


                                      Common          Additional            Net
                                      Stock            Paid-in           Unrealized          Retained
                                     Par Value         Capital              Gain             Earnings            Total

BALANCE,
  NOVEMBER 26, 1997                       $ 6           $ 14,999           $ -                $ -              $ 15,005

  Issuance of common stock             20,014        281,825,176             -                  -           281,845,190

  Available for sale securities -
    fair value adjustment                -                -                603,821              -               603,821

  Net income                             -                -                  -              2,572,404         2,572,404

  Dividends declared -
    $0.13 per share                      -                -                  -             (2,602,600)       (2,602,600)
                                     --------    -------------          ----------       -------------    --------------

BALANCE,
  DECEMBER 31, 1997                  $ 20,020    $ 281,840,175          $  603,821       $    (30,196)    $ 282,433,820
                                     ========    =============          ==========       ============      ============

See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF CASH FLOWS
FOR THE PERIOD NOVEMBER 26, 1997 (C0MMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 1997

-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                           $ 2,572,404
                                                                                                      ------------
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Amortization of mortgage premiums and discounts, net                                                   899,182
    Gain on sale of securities                                                                            (588,289)
    Increase in accrued interest receivable                                                            (21,170,369)
    Increase in variation margin on securities                                                          (5,500,000)
    Increase in accrued interest payable                                                                 8,348,831
    Increase in accrued expenses and other liabilities                                                   2,084,037

           Net cash used in operating activities                                                       (13,354,204)
                                                                                                 ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities                                                                            (4,098,377,223)
  Payable for securities purchased                                                                     747,594,232
  Proceeds from sale of securities                                                                     483,980,452
  Receivable for securities sold                                                                       (67,208,943)
  Principal payments on securities                                                                       1,071,429
                                                                                                 ----------------------

           Net cash used in investing activities                                                    (2,932,940,053)
                                                                                                  ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from repurchase agreements                                                                2,854,535,588
  Principal payments on repurchase agreements                                                         (107,475,000)
  Net proceeds from issuance of common stock                                                           281,860,195
                                                                                                 ---------------------

           Net cash provided by financing activities                                                 3,028,920,783
                                                                                                  --------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                               82,626,526

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                               -
                                                                                                 ----------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                           $    82,626,526
                                                                                                 =====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                                                    $       140,550
                                                                                                 ======================

  Noncash financing activities:
    Net unrealized gain on available-for-sale securities                                           $       603,821
                                                                                                 ======================

    Dividends declared, not yet paid                                                               $     2,602,600
                                                                                                 =====================


See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.


NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD NOVEMBER 26, 1997 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 1997


1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     LASER Mortgage Management, Inc. (the "Company") was incorporated in Maryland on September 3, 1997. The Company commenced its operations on November 26, 1997 (see Note 5).

     A summary of the Company's significant accounting policies follows:

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents includes cash on hand and overnight repurchase agreements. The carrying amounts of cash equivalents approximates their value.

     MORTGAGE ASSETS - The Company invests primarily in mortgage backed securities and mortgage loans. The mortgage backed securities include mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in, or obligations backed by, pools of mortgage loans (collectively, the "Mortgage Securities"). The mortgage loans are secured by first or second liens on single-family residential, multi-family residential, commercial or other real property (the " Mortgage Loans" and, together with the Mortgage Securities, the "Mortgage Assets").

     Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), requires the Company to classify its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Mortgage Assets until maturity, it may, from time to time, sell any of its Mortgage Assets as part of its overall management of its balance sheet. Accordingly, this flexibility requires the Company to classify all of its Mortgage Assets as available-for-sale. All assets classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     Unrealized losses on Mortgage Assets that are considered other than temporary, as measured by the amount of decline in fair value attributable to factors other than temporary, are recognized in income and the cost basis of the Mortgage Assets is adjusted. At December 31, 1997, no such adjustments were needed.

     Interest income is accrued based on the outstanding principal amount of the Mortgage Assets and their contractual terms. For available-for-sale securities, premiums and discounts associated with the purchase of the Mortgage Assets are amortized into interest income over the lives of the securities using the effective yield method.

     Mortgage Asset transactions are recorded on the date the securities are purchased or sold. Purchases of newly-issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on Mortgage Asset transactions are determined on the specific identification basis.

     INTEREST RATE SWAPS - In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps were conceived as asset/liability management tools and are used for various hedging activities. In more complex interest rate swaps, the notional principal amount may decline (or amortize) over time.

     During the term of the interest rate swap, changes in value are recognized on the balance sheet as contractual commitments receivable/payable with the corresponding amount included as an unrealized gain/loss on investments in securities included in stockholders' equity. When the interest rate swap is terminated, the Company will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company's basis in the contract, if any.

     The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, the Company does not anticipate nonperformance by any counterparty.

     CREDIT RISK - The Company intends to invest primarily in Mortgage Assets which would be classified in the 70% Asset Group. The "70% Asset Group" is comprised of (i) securities which are rated within one of the two highest rating categories by one of the nationally-recognized rating agencies or
     (ii) securities which are unrated but are guaranteed by the U.S. government or any agency or instrumentality thereof and (iii) Mortgage Loans to borrowers who would otherwise meet FHLMC, FNMA or GNMA guidelines, except with respect to the size of the loans. The "30% Asset Group" is comprised of the remainder of the Company's total assets, which are expected to consist of Mortgage Loans not included in the 70% Asset Group, retained subordinate interests and fixed-income securities that are primarily qualified real estate assets but also will include non-investment grade high yield corporate debt, as well as Mortgage Loans and Mortgage Securities that constitute the 30% Asset Group.

     INCOME TAXES - The Company will elect to be taxed as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto. Accordingly, the Company should not be subjected to Federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and stock ownership tests are met.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   AVAILABLE-FOR-SALE INVESTMENTS

     The following table pertains to the Company's securities classified as available-for-sale investments as of December 31, 1997 which are carried at their fair value:

                                                 FEDERAL        FEDERAL          GOVERNMENT
                                EMERGING        HOME LOAN       NATIONAL          NATIONAL                          TOTAL
                                 MARKETS        MORTGAGE        MORTGAGE          MORTGAGE        PRIVATE         AVAILABLE
                                  BONDS        CORPORATION     ASSOCIATION      ASSOCIATION        ISSUES          FOR SALE

Securities, gross               $52,221,550    $618,386,967    $3,121,690,958   $255,090,965     $402,265,526     $4,449,655,966

Unamortized discount             (3,915,578)    (13,122,493)     (543,928,304)    (2,349,479)    (302,114,463)      (865,430,317)
Unamortized premium                 415,210       6,233,721        20,872,533        969,464          297,872         28,788,800
                                -----------    ------------    --------------   ------------     ------------     ---------------
Amortized cost                   48,721,182     611,498,195     2,598,635,187    253,710,950      100,448,935      3,613,014,449

Gross unrealized gains               54,033       2,440,679        11,245,732        767,922          252,415         14,760,781
Gross unrealized losses            (274,504)       (257,441)       (8,156,846)         -           (2,353,269)       (11,042,060)
                                -----------    ------------    --------------   ------------     ------------     ---------------

Estimated fair value            $48,500,711    $613,681,433    $2,601,724,073   $254,478,872     $ 98,348,081     $3,616,733,170
                                ===========    ============    ==============   ============     ============     ==============

     FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

     The fair values of the Company's Mortgage Assets are based on market prices provided by certain dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, interest receivable, repurchase agreements and other liabilities are reflected in the financial statements at their fair value because of the short-term nature of these instruments.

3.   REPURCHASE AGREEMENTS

     The Company has entered into repurchase agreements to finance most of its Mortgage Assets. The repurchase agreements are collateralized by the market value of the Company's Mortgage Assets and bear interest rates that have historically moved in close relationship to LIBOR.

     As of December 31, 1997, the Company had outstanding $2,747,060,588 of repurchase agreements with a weighted average borrowing rate of 5.95% and a weighted average remaining maturity of 14 days. At December 31, 1997, Mortgage Assets actually pledged had an estimated fair value of $2,839,467,729.

     At December 31, 1997, the repurchase agreements had the following remaining maturities:


     At December 31, 1997, the repurchase agreements had the following remaining maturities:

     Within 30 days                               $2,742,501,588
     30 to 90 days                                     4,559,000
                                                  --------------
                                                  $2,747,060,588

4.   COMMON STOCK

     The Company's common stock was sold through several transactions as follows:

     The Company was initially capitalized with the sale of 6,000 shares of common stock on September 2, 1997, for a total of $15,005.

     The Company received commitments on September 15, 1997 for the purchase, in a private placement, of 1,014,000 shares of common stock for a total of $15,210,000, at $15.00 per share from certain officers, directors, proposed directors, employees and affiliates of the Company and the Manager. The sale of these shares was consummated at the time of the closing of the public offering.

     The Company received commitments on November 7, 1997 from several mutual funds under common management (each, a "Fund" and together, the "Funds") for the purchase, in a private placement, of 3,333,333 shares of common stock for a total of $49,999,995. In connection with their purchase, the Funds entered into an agreement with the Company providing for, among other things, certain restrictions on the sale and transfer of the shares held, beneficially or constructively, by the Funds. The sale of these shares was consummated at the time of the closing of the public offering.

     The Company has been informed by LASER Advisers Inc. (the "Manager") that a fund affiliated with the Manager has entered into a total rate of return swap with a broker-dealer which provides that the affiliated fund bear the economic benefit and risk of directly holding 666,666 shares of the Company's common stock for a total of $9,999,990. Such shares of common stock were sold by the Company to such broker-dealer in a private placement without registration under the Securities Act.

     The remaining 15,000,000 shares were sold through a public offering for $225,000,000.

     Syndication costs of $18,364,795 were deducted from the gross proceeds of the offerings.

     During the Company's period ending December 31, 1997, the Company declared dividends to stockholders totaling $.13 per share, which will be paid on January 31, 1998. For Federal income tax purposes, all dividends paid for the period are ordinary income to the Company's stockholders.

5.   TRANSACTIONS WITH AFFILIATES

     The Company has a management agreement (the "Management Agreement") with the Manager pursuant to which the Manager, subject to the supervision of the Company's Board of Directors, formulates operating strategies for the Company, oversees the acquisition of assets by the Company, arranges for various types of financing for the Company (including the issuance of CMOs), monitors the performance of the Company's assets and provides certain administrative and managerial services in connection with the Company's operations. For its performance of these services, the Manager receives an annual base management fee, payable monthly as set forth below:

     AVERAGE STOCKHOLDERS' EQUITY     ANNUAL BASE MANAGEMENT FEE AS A
                                      PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY

     $0 to $500 million               1.0%
     $500 million to $1 billion       $5 million plus 0.8% of amounts
                                      in excess of $500 million
     $1 billion or more               $9 million plus 0.6% of amounts in
                                      excess of $1 billion

     The Manager also receives a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. Average Stockholders' Equity means, for any period, stockholders' equity, calculated in accordance with GAAP, excluding any mark-to-market adjustments of the investment portfolio. For the period ended December 31, 1997 management fees amounted to $232,858 and incentive fees were $94,992 and are included in General and Administrative Expenses. The Board of Directors of the Company with the approval of a majority of the Company's Board of Directors who are unaffiliated with the Manager is authorized to change the fees from time to time as agreed with the Manager. The Manager will be reimbursed for certain out-of-pocket expenses incurred on behalf of the Company.

6.   EARNINGS PER SHARE (EPS)

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 128, Earnings Per Share (SFAS No.
     128) which requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also will require a reconciliation of the numerator and denominator of the Basic EPS to the numerator and denominator of Basic EPS and Diluted EPS computation. The reconciliation is as follows:

                                                        FOR THE PERIOD ENDED
                                                          DECEMBER 31, 1997
                                             INCOME            SHARES        PER SHARE
                                           (NUMERATOR)      (DENOMINATOR)     AMOUNT

     Basic EPS                             $2,572,404        20,019,999      $0.13
                                                                             =====
     Effect of Dilutive Securities:
      Deferred Common Stock                   -                 400,000
                                           ----------        ----------

      Diluted EPS                          $2,572,404        20,419,999      $0.13
                                           ==========        ==========      =====


     Deferred common stock totaling 400,000 shares was included in Diluted EPS. The receipt of the stock is contingent upon the holder's continued employment or service. The Deferred common stock has been awarded and does not have an exercise or strike price.

     Options to purchase 778,000 shares were outstanding during the period (Note
     7) and were anti-dilutive, because the exercise price ($15.00) was greater than the year-end stock price for the Company ($14.50). Therefore, these options were excluded from Dilutive EPS.

7.   LONG-TERM STOCK INCENTIVE PLAN

     The Company has adopted a Long-Term Stock Incentive Plan for directors, executive officers, and key employees (the "Incentive Plan"). The Incentive Plan authorizes the Compensation Committee of the Board of Directors to grant awards, including deferred stock, incentive stock options as defined under Section 422 of the Code ("ISOs") and options not so qualified ("NQSOs"). The Incentive Plan authorizes the granting of options or other awards for an aggregate of 778,000 shares and 400,000 deferred shares of the Company's common stock.

     The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" for the options. Accordingly, no compensation cost for the Incentive Plan has been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123. For the Company's pro forma net earnings, the compensation cost will be amortized over the four-year vesting period of the options.

     The following table summarizes information about stock options outstanding:


                                            OPTIONS OUTSTANDING
                                           WEIGHTED
                                           AVERAGE          WEIGHTED
          RANGE OF                        REMAINING         AVERAGE
          EXERCISE        OPTIONS         CONTRACTUAL       EXERCISE
           PRICES       OUTSTANDING       LIFE (YRS.         PRICE

          $15.00          778,000            10             $ 15.00
          ======          =======            ==             =======


     The options become exercisable at the rate of 25% on each of January 2, 1998, January 2, 1999, January 2, 2000 and January 2, 2001, subject to the holder's continued employment or service.

     The compensation expense for the 400,000 shares of deferred stock will be amortized over a four-year period.

8.   CONTRACTUAL COMMITMENTS

     During the year ended December 31, 1997 the Company entered into contractual commitments with original notional amounts as stated below. Under these agreements, the Company receives a floating rate and pays a fixed rate.


     CURRENT
     NOTIONAL                                                                                UNREALIZED
     AMOUNT                                  FIXED                        TERMINATION      APPRECIATION/
      (000)           TYPE                   RATE        FLOATING RATE        DATE         DEPRECIATION

     $350,000    Interest Rate Swap        7.4075%          LIBOR            1/10/13        $(1,382,500)
      550,000    Interest Rate Swap        7.4100%          LIBOR            1/10/13         (2,172,500)
      135,000    Interest Rate Swap        7.3025%          LIBOR            1/10/13            440,100
                                                                                            -----------
                                                                                            $(3,114,900)
                                                                                            ============

                                     ******

LASER MORTGAGE MANAGEMENT, INC.
BALANCE SHEET AT                                                      SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                         (UNAUDITED)
-------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                             $   24,674,797            $ 82,626,526
Receivable for securities sold                                               --                   67,208,943
Investment in securities at fair value                                 2,215,192,770           3,616,733,170
Investment in mortgage loans at amortized cost                             9,246,381                 --
Accrued interest receivable                                               16,431,875              21,170,369
Margin deposits                                                           62,396,863               5,500,000
                                                                     -----------------        ---------------

         Total assets                                                $ 2,327,942,686         $ 3,793,239,008
                                                                     ================        ================
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Repurchase agreements                                              $ 2,029,801,000         $ 2,747,060,588
  Payable for securities purchased                                        68,465,077             747,594,232
  Accrued interest payable                                                 5,566,582               8,348,831
  Interest rate swaps at fair value                                       42,075,000               3,114,900
  Dividends payable                                                        7,022,096               2,602,600
  Accounts payable                                                           386,334               1,756,187
  Payable to Manager                                                         143,556                 327,850
                                                                     -----------------       -----------------

        Total liabilities                                              2,153,459,645           3,510,805,188
                                                                     -----------------       -----------------

STOCKHOLDERS' EQUITY:
  Common stock: par value $.001 per share;
    100,000,000 shares authorized, 20,094,999 and 20,019,999
    shares issued, respectively                                               20,095                  20,020
  Additional paid-in capital                                             282,886,975             281,840,175
  Accumulated other comprehensive (loss) income                          (16,830,704)                603,821
  Distributions in excess of net loss                                    (75,873,276)                (30,196)
  Treasury stock at cost (1,615,800 shares)                              (15,720,049)                  --
                                                                      ----------------          ---------------

           Total stockholders' equity                                    174,483,041             282,433,820
                                                                      ----------------        ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $2,327,942,686         $ 3,793,239,008
                                                                      =================      =================

                                        See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF OPERATIONS
FOR THE
                                                                      THREE MONTHS               NINE MONTHS
                                                                         ENDED                      ENDED
                                                                     SEPTEMBER 30,              SEPTEMBER 30,
                                                                          1998                       1998
                                                                      (UNAUDITED)                (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Mortgage loans and securities                                      $ 48,934,346              $ 161,334,678
  Cash and cash equivalents                                             1,035,186                  3,457,713
                                                                     --------------            --------------

           Total interest income                                       49,969,532                164,792,391
                                                                     --------------            --------------
INTEREST EXPENSE:
  Repurchase agreements                                                43,412,378                139,691,623
                                                                     --------------            --------------

NET INTEREST INCOME                                                     6,557,154                 25,100,768

LOSS ON SALE OF SECURITIES                                            (21,990,909)               (20,725,108)

IMPAIRMENT LOSS ON INTEREST-ONLY
  SECURITIES                                                          (22,412,673)               (51,030,419)

GENERAL AND ADMINISTRATIVE EXPENSES                                     1,662,319                  5,994,629
                                                                    ---------------            ---------------

NET LOSS                                                            $ (39,508,747)             $ (52,649,388)
                                                                   =================           ===============

Unrealized loss  on securities:
  Unrealized holding loss arising during period                       (27,199,052)               (38,159,633)
  Add: reclassification adjustment for losses included in
     net loss                                                          21,990,909                 20,725,108
                                                                   -----------------           ----------------
Other comprehensive loss                                               (5,208,143)               (17,434,525)
                                                                   -----------------           ----------------
Comprehensive loss                                                 $   44,716,890)             $ (70,083,913)
                                                                   =================           ================

NET LOSS PER SHARE:
  Basic                                                            $       ( 2.10)             $      ( 2.68)
                                                                   =================           ================
  Diluted                                                          $        ( 2.10)            $      ( 2.68)
                                                                   =================           ================

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
  Basic                                                                18,788,275                 19,623,221
                                                                   ==================          ================
  Diluted                                                              18,788,275                 19,623,221
                                                                   ==================          ================

                       See notes to financial statements.

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Accumulated       Dividends
                               Common      Additional    Comprehensive    Other             In              Treasury
                               Stock       Paid-in       Income           Comprehensive     Excess          Stock
                               Par         Capital       (Loss)           Income            of Net Income   at Cost          Total
                               Value                                      (Loss)            (Loss)
BALANCE,
  DECEMBER 31, 1997          $ 20,020      $ 281,840,175    -              $  603,821      $ (30,196)         -       $282,433,820
Comprehensive income (loss)

  Net income                     -               -        8,529,653             -          8,529,653          -          8,529,653
  Other comprehensive loss
   Unrealized loss on
    securities, net of
    reclassification adjustment  -               -      (14,190,050)     (14,190,050)           -             -        (14,190,050)
                                                        ------------
Comprehensive loss               -               -     $(5,660,397)             -               -             -
Common stock issued               25          365,600                           -               -             -            365,625

  Dividends declared -
    $0.43 per share              -               -                              -         (8,619,350)         -         (8,619,350)
                             ---------   ------------                   ------------    ------------     ----------   ------------
BALANCE, MARCH 31, 1998      $20,045     $282,205,775                   $(13,586,229)   $   (119,893)    $    -       $268,519,698
                             =========   ============                   =============   ==============   ==========    ============

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) (CONTINUED)
----------------------------------------------------------------------------------------------------------------------------------
                                                                            Accumulated       Dividends
                                Common      Additional     Comprehensive    Other             In             Treasury
                                Stock       Paid-in        Income           Comprehensive     Excess         Stock
                                Par         Capital        (Loss)           Income            of Net Income  at Cost         Total
                                Value                                       (Loss)            (Loss)
BALANCE,
  MARCH 31, 1998              $ 20,045     $ 282,205,775   $  -            $(13,586,229)      $ (119,893)    $ -      $ 268,519,698

Comprehensive income (loss)

  Net loss                       -               -          (21,670,294)          -          (21,670,294)      -        (21,670,294)
  Other comprehensive income (loss)
   Unrealized gains on
   securities, net of
   reclassification adjustment   -               -            1,963,668      1,963,668           -             -          1,963,668
                                                           -------------
Comprehensive loss               -               -         $(19,706,626)          -              -             -              -
                                                           =============
Repurchase of common stock       -               -                                -              -       (6,395,134)     (6,395,134)

Common stock issued               25            406,225                           -              -             -            406,250

  Dividends declared -
    $0.38 per share              -                -                               -           (7,626,600)      -         (7,626,600)
                              -------        --------------              ----------------     -----------  --------     -----------

BALANCE,
  JUNE 30, 1998              $20,070       $282,612,000                   $(11,622,561)     $(29,416,787)$(6,395,134)  $235,197,588
                             =========     ================               ==============    ============= ============ =============

LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) (CONCLUDED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Accumulated        Dividends
                              Common       Additional      Comprehensive   Other              In            Treasury
                              Stock        Paid-in         Income          Comprehensive      Excess        Stock
                              Par          Capital         (Loss)          Income             of Net        at Cost         Total
                              Value                                        (Loss)             Income
                                                                                              (Loss)
BALANCE,
  JUNE 30, 1998              $20,070     $282,612,000                   $(11,622,561)    $(29,416,787)  $ (6,395,134)  $235,197,588

Comprehensive loss
 Net loss                       -              -        (39,508,747)           -         (39,508,747)        -         (39,508,747)

  Other comprehensive loss
  Unrealized losses on
  securities, net of
  reclassification adjustment   -               -        (5,208,143)      (5,208,143)         -              -          (5,208,143)
                                                       -------------
Comprehensive loss              -               -      $(44,716,890)           -              -              -               -
Repurchase of common stock      -               -                              -              -          (9,324,915)    (9,324,915)

Common stock issued            25           274,975                            -              -              -             275,000

Dividends declared
  - $0.38 per share             -               -                              -          (6,947,742)        -          (6,947,742)
                           -----------  --------------                    -----------    -----------     ------------   -----------
BALANCE,
SEPTEMBER 30, 1998          $20,095     $282,886,975                      $(16,830,704) $(75,873,276)   $(15,720,049)  $174,483,041
                           ===========  ===============                   ============= =============   =============  ============

Unrealized holding losses
arising during period                                    $ (38,159,633)
Add: reclassification
adjustment for losses
  included in net loss                                      20,725,108
                                                           -------------
Net unrealized losses on                                 $ (17,434,525)
  securities                                             ================

            See notes to financial statements.


LASER MORTGAGE MANAGEMENT, INC.

STATEMENT OF CASH FLOWS FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1998 (UNAUDITED)
-----------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                       $ (52,649,388)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Amortization of mortgage premiums and discounts, net                            14,318,262
    Impairment loss on interest-only securities                                     51,030,419
    Loss on sale of securities                                                      20,725,108
    Decrease in accrued interest receivable                                          4,738,494
    Increase in margin deposits                                                    (56,896,863)
    Decrease in accrued interest payable                                            (2,782,249)
    Decrease in accounts payable                                                    (1,554,147)
                                                                                ----------------

        Net cash used in operating activities                                      (23,070,364)
                                                                                ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities                                                        (2,989,589,332)
  Purchase of mortgage loans                                                       (11,912,075)
  Proceeds from sale of securities                                               3,477,020,779
  Principal payments on securities                                                 240,306,221
                                                                                ----------------

       Net cash provided by investing activities                                   715,825,593
                                                                                ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from repurchase agreements                                           33,414,807,277
  Principal payments on repurchase agreements                                  (34,132,066,865)
  Net payments from issuance (repurchase) of common stock                          (14,673,174)
  Dividends paid                                                                   (18,774,196)
                                                                                ----------------
        Net cash used in financing activities                                     (750,706,958)
                                                                                ----------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                          (57,951,729)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                      82,626,526

CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $   24,674,797
                                                                                ================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Interest paid                                                                 $  142,473,872
  Noncash financing activities:
    Net change in unrealized loss on available-for-sale securities              $  (17,434,525)
                                                                                =================

    Dividends declared, not yet paid                                            $    7,022,096
                                                                                =================


                       See notes to financial statements.

 LASER MORTGAGE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)


1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

          LASER Mortgage Management, Inc. (the "Company") was incorporated in Maryland on September 3, 1997. The Company commenced its operations on November 26, 1997 (see Note 5).

          BASIS OF PRESENTATION - The accompanying unaudited financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. The interim financial statements for the three- and nine-month periods are unaudited; however, in the opinion of the Company's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of operations have been included. These unaudited financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the period ended December 31, 1997. The nature of the Company's business is such that the results of any interim period are not necessarily indicative of results for a full year. Prior period financial statements have been reclassified, where appropriate, to conform to the 1998 presentation.

          A summary of the Company's significant accounting policies follows:

          CASH AND CASH EQUIVALENTS - Cash and cash equivalents includes cash on hand and overnight repurchase agreements. The carrying amounts of cash equivalents approximates their value.

          INVESTMENTS - The Company invests primarily in mortgage-backed securities and mortgage loans. The mortgage-backed securities include mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in, or obligations backed by, pools of mortgage loans (collectively, "Mortgage Securities"). The Company also invests in other debt and equity securities ("Other Securities" and, together with Mortgage Securities, "Securities"). The mortgage loans are secured by first or second liens on single-family residential, multi-family residential, commercial or other real property ("Mortgage Loans" and, together with Securities, "Investments").

          Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), requires the Company to classify its securities as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Securities until maturity, it may, from time to time, sell any of its Securities as part of its overall management of its balance sheet. Accordingly, this flexibility requires the Company to classify all of its Securities as available-for-sale. All Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity within accumulated other comprehensive income (loss).

          Unrealized losses on Securities that are considered other-than-temporary, as measured by the amount of decline in fair value attributable to factors other than temporary factors, are recognized in income and the cost basis of the Securities is adjusted. Other-than-temporary unrealized losses are based on management's assessment of various factors affecting the expected cash flow from the Securities, including the level of interest rates, an other-than-temporary deterioration of the credit quality of the underlying mortgages and/or the credit protection available to the related mortgage pool and a significant change in the prepayment characteristics of the underlying collateral.

         The Company's Mortgage Loans are held as long-term investments and are carried at their unpaid principal balance, net of unamortized discount or premium.

          Interest income is accrued based on the outstanding principal or notional amount of the Investments and their contractual terms. Premiums and discounts associated with the purchase of the Investments are amortized into interest income over the lives of the Investments using the effective yield method.

         Investment transactions are recorded on the date the Investments are purchased or sold. Purchases of newly-issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on Investment transactions are determined on the specific identification basis.

          INTEREST RATE SWAPS - In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps were conceived as asset/liability management tools and are used for various hedging activities. In more complex interest rate swaps, the notional principal amount may decline (or amortize) over time.


     During the term of the interest rate swap, changes in value are recognized on the balance sheet as interest rate swaps at fair value and included among assets (if there is a net unrealized gain) or among liabilities (if there is a net unrealized loss). A corresponding amount is included in accumulated other comprehensive income (loss) as a component of stockholders' equity. When the interest rate swap is terminated, the Company intends to defer the gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company's basis in the contract, if any. However, since the appreciation on the hedged mortgage securities was insufficient to offset the hedging loss and Mortgage Securities have been sold in response to current market conditions, the Company has taken the loss in the current period rather than amortizing such loss over the life of the contract. During the term of an interest rate swap, the Company is generally required to provide collateral to the counterparty in an amount equal to the sum of an agreed-upon percentage of the notional principal amount and the Company's unrealized loss in value (if any) of the interest rate swap. The amount of such collateral appears on the balance sheet as margin deposits.


          The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, the Company does not anticipate nonperformance by any counterparty.

          INCOME TAXES - The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto. Accordingly, the Company should not be subjected to Federal income tax to the extent of its distributions to stockholders and as long as certain asset, income and stock ownership tests are met.

          USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          COMPREHENSIVE INCOME - The Company has adopted SFAS No. 130, Reporting Comprehensive Income. This statement requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information (such as unrealized gains or losses on securities) that historically has not been recognized in the calculation of net income.

 2.       AVAILABLE-FOR-SALE INVESTMENTS

          The following table sets forth the fair value of the Company's Securities, excluding interest-only securities ("IOs"), as of September 30, 1998 and December 31, 1997:

SEPTEMBER 30, 1998

                                                                                                              Non-Agency
                           Agency                                                                             Fixed/
                           Fixed/        Agency                                                               Floating
                           Floating      Fixed         Emerging                     Non-         Principal    Rate
                           Rate          Rate          Market     Mortgage        Mortgage       Only         Mortgage
                           Mortgage      Pass-         Bonds      Subordinates    Subordinates   Securities   Securities   Total
                           Securities    Throughs

Securities,         $118,294,078  $1,767,936,92   $27,310,000  $142,165,277   $27,055,388    $57,015,501 $36,678,475 $2,176,455,645
principal amount

Unamortized discount    (292,532)    (5,783,876)   (1,869,028)  (28,995,997)   (1,151,221)   (10,243,302)   (540,386)   (48,876,342)

Unamortized premium      923,816     10,372,219       430,193       253,230       217,404           -        132,994     12,329,856
                       ----------     ----------    ----------  ------------   -----------   ------------  ----------- -------------

Amortized cost       118,925,362  1,772,525,269    25,871,165   113,422,510    26,121,571     46,772,199  36,271,083  2,139,909,159

Gross unrealized gains 2,399,954     40,856,867        -              -              -         5,626,158     113,709     48,996,688
Gross unrealized losses    -            (49,783)   (5,660,401)  (11,369,832)   (2,600,586)          -     (1,451,391)   (21,131,993)

Estimated fair value $121,325,316 $1,813,332,35   $20,210,764  $102,052,678   $23,520,985    $52,398,357 $34,933,401 $2,167,773,854
                     ============ =============   ===========  =============  ===========    =========== =========== ==============

DECEMBER 31, 1997

                                                                                                     Non-Agency
                                                                                                     Fixed/
                            Agency                                                                   Floating
                            Fixed       Emerging                      Non-           Principal       Rate
                             Rate        Market      Mortgage         Mortgage        Only           Mortgage
                         Pass-Throughs    Bonds     Subordinates      Subordinates   Securities      Securities             Total

Securities,           $ 3,286,896,621  $ 52,221,550  $ 58,399,966      $ 10,000,000    57,788,134    $  9,754,000    $3,475,060,271
 principal amount

Unamortized discount     (14,104,395)  (3,915,578)  (10,416,934)          (44,194)  (23,718,298)        (6,150)         (52,205,549)
Unamortized premium       28,075,718      415,210       297,872               -           -                 -            28,788,800
                       --------------  ------------ --------------     ------------ -------------     ------------   ---------------

Amortized cost         3,300,867,944   48,721,182    48,280,904         9,955,806    34,069,836       9,747,850       3,451,643,522

Gross unrealized gains    12,208,264       54,033       240,088             3,569     2,217,185             56           14,723,195
Gross unrealized losses     (182,202)    (274,504)     (532,520)               -       (115,961)            -            (1,105,187)
                       --------------  ------------  --------------    ------------- -------------  --------------    --------------

Estimated fair value  $3,312,894,006    48,500,711  $47,988,472        $9,959,375   $36,171,060     $ 9,747,906      $3,465,261,530
                      ==============   ============ ===============    ============= =============  ================ ==============


          The fair value of the Company's IOs as of September 30, 1998 and December 31, 1997 are summarized as follows:

SEPTEMBER 30, 1998

                                        Residential        Commercial        Floating            Total
                                                                             Rate
Securities, notional amount            $235,258,731       $545,742,208      $259,104,251      $1,040,105,190

Amortized cost, after                     4,925,730         34,344,476        10,769,108          50,039,314
 provision for impairment

Gross unrealized gains                        -                -                  -                    -
Gross unrealized losses                       -             (2,620,398)           -               (2,620,398)
                                      -----------------   ---------------   ---------------   ---------------

Estimated fair value                     $4,925,730        $31,724,078       $10,769,108       $  47,418,916
                                      =================   ===============   ===============   ===============

DECEMBER 31, 1997

                                          Residential       Commercial      Floating            Total
                                                                              Rate

Securities, notional amount            $201,685,139       $373,650,000      $399,260,556       $ 974,595,695

Amortized cost                           57,545,769         22,965,348        80,859,810         161,370,927

Gross unrealized gains                       -                  32,494             5,093              37,587

Gross unrealized losses                  (3,153,808)           (51,639)       (6,731,427)         (9,936,874)
                                        ------------       --------------   ---------------    ---------------
Estimated fair value                    $54,391,961        $22,946,203       $74,133,476        $151,471,640
                                       ==============      ===============  ===============    ===============


The following table sets forth a historical reconciliation of the Company's activities with respect to IOs:

                                                                   FOR THE THREE MONTHS ENDED

                                                       March 31,               June 30,               September 30,
                                                         1998                    1998                     1998
Securities, beginning notional amount                974,595,695              943,163,085             1,185,413,736
Acquisitions, notional amount                        126,210,955              334,600,020                    -
Disposals, notional amount                          (129,442,016)             (62,336,949)             (111,874,185)
Paydowns, notional amount                            (28,201,549)             (30,012,420)              (33,434,361)
                                                    --------------         ---------------           ---------------
Securities, ending notional amount                   943,163,085            1,185,413,736             1,040,105,190
                                                    =============          ===============           ===============

Amortized cost, beginning                            161,370,927              128,526,212                90,853,884
Acquisitions, at cost                                  9,311,100               15,048,458                    -
Dispositions, at cost                                (37,282,413)             (18,142,073)              (16,181,945)
Amortization of premium                               (4,873,402)              (5,960,967)               (2,219,952)
Permanent impairment                                       -                  (28,617,746)              (22,412,673)
Amortized cost, ending                               128,526,212               90,853,884                50,039,314
                                                    =============           ===============           ================

          FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

          The fair values of the Company's Investments are based on prices provided by dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, interest receivable, repurchase agreements and other liabilities are reflected in the financial statements at their fair value because of the short-term nature of these instruments.

          During the nine months ended September 30, 1998, the Company wrote down (took a permanent impairment charge of $51,030,419) its floating-rate and residential IOs which had an amortized cost greater than their market value. All of the Company's floating-rate and residential IOs were written down to their estimated fair market value, and such writedown is reflected in the Company's statement of operations.

          Most of the IOs were LIBOR floating rate IOs and were purchased in the fourth quarter of 1997. They were acquired to balance duration in the Company's portfolio. This investment was made based on the Company's evaluation of the then-current prepayments and shape of the yield curve, and the relative values of similar investments.

          In evaluating the impairment charge on the IOs, the Company employs current estimates of future prepayments that are obtained from independent sources. For IOs collateralized by fixed-rate pass-through mortgage securities issued by FNMA, GNMA and FHLMC (collectively, "Agency Fixed Rate Pass-Throughs"), the Company utilized the median lifetime projection prepayment speeds compiled and reported by Bloomberg L.P. from a survey of leading dealers in the mortgage market. For "private label" IOs (collateralized by non-government agency mortgage securities), the Company employs prepayment estimates from at least one independent dealer. The prepayment estimates typically take into consideration the current level and shape of the yield curve.

          As a result of the substantial decline in interest rates since the purchase of the IOs, current estimates of prepayment speeds significantly exceed the original prepayment speed estimates.

          At the end of the first quarter of 1998, the majority of the Company's IOs were floating rate IOs. Floating rate IOs are unique securities in that the interest payments on these securities increase as one-month LIBOR increases. Due to this characteristic of option value, floating rate IOs trade at much lower yields than fixed rate IOs. At the end of the second and third quarters of 1998, in light of the continued flat yield curve, low levels of LIBOR and faster than expected prepayment rates actually occurring for an extended period of time, the Company decided that the impairment in market value was other than temporary.

3.        MORTGAGE LOANS

          The following table pertains to the Company's Mortgage Loans as of September 30, 1998 which are carried at their amortized cost:

                                                     Total

    Mortgage Loans, principal amount               $ 8,899,132

    Unamortized discount                                 -
    Unamortized premium                                347,249
                                                  ---------------
    Amortized cost                                 $ 9,246,381
                                                  ================


As of September 30, 1998, the amortized cost of the Mortgage Loans approximated their fair value.

4.        REPURCHASE AGREEMENTS

          The Company has entered into repurchase agreements to finance most of its Investments. The repurchase agreements are collateralized by the market value of the Company's Investments and bear interest rates that generally move in close relation to one-month LIBOR.

          As of September 30, 1998, the Company had outstanding $2,029,801,000 of repurchase agreements with a weighted average borrowing rate of 5.79% and a weighted average remaining maturity of 411 days. At September 30, 1998, Investments actually pledged had an estimated fair value of $2,129,104,195.

         At September 30, 1998, the repurchase agreements had the following remaining maturities:

           Within 30 days                           $ 1,508,002,656
           30 to 90 days                                 21,798,344
           Greater than 90 days                         500,000,000
                                                  --------------------
                                                    $ 2,029,801,000
                                                  =====================

          At September 30, 1998, $500,000,000 of the Company's Securities were subject to a repurchase agreement with a broker-dealer with a term of five years ending March 10, 2003. The borrowing rate of this repurchase agreement is three-month LIBOR plus 61.5 basis points and is capped at 6.365%.

5.        COMMON STOCK

          SALES OF COMMON STOCK - The Company's common stock was sold through several transactions as follows:

          The Company was initially capitalized with the sale of 6,000 shares of common stock on September 2, 1997, for a total of $15,005.

          The Company received commitments on September 15, 1997 for the purchase, in a private placement, of 1,014,000 shares of common stock, at $15.00 per share, for a total of $15,210,000 from certain officers, directors, proposed directors, employees and affiliates of the Company and LASER Advisers Inc. (the "Manager"). The sale of these shares was consummated at the time of the closing of the public offering.

          The Company received commitments on November 7, 1997 from several mutual funds under common management (the "Funds") for the purchase, in a private placement, of 3,333,333 shares of common stock, at $15.00 per share, for a total of $49,999,995. The sale of these shares was consummated at the time of the closing of the public offering.

          The Company has been informed by the Manager that a fund affiliated with the Manager entered into a total rate of return swap with a broker-dealer which provides that the affiliated fund bear the economic benefit and risk of directly holding 666,666 shares of the Company's common stock for a total of $9,999,990. Such shares of common stock were sold by the Company to such broker-dealer in a private placement without registration under Section 4(2) of the Securities Act of 1933.

          15,000,000 shares of common stock were sold through a public offering for $225,000,000. Syndication costs of $18,364,795 were deducted from the gross proceeds of the offerings.

          On each of January 2, 1998, April 1, 1998 and July 1, 1998, 25,000 shares (75,000 shares in the aggregate) of common stock were issued as deferred stock awards to certain employees of the Company.

          DIVIDENDS - During the three months ended September 30, 1998, the Company declared distributions to stockholders totaling $0.38 per share, which were paid on October 30, 1998. During the three months ended June 30, 1998, the Company declared distributions to stockholders totaling $0.38 per share, which were paid on July 31, 1998. During the three months ended March 31, 1998, the Company declared dividends to stockholders totaling $0.43 per share, which were paid on April 30, 1998.

          STOCK REPURCHASES - In March 1998, the Board of Directors of the Company approved the repurchase of up to $20 million of the Company's common stock. In June 1998, the Board of Directors increased the amount of common stock authorized to be repurchased to $30 million. Pursuant to this repurchase program, the Company repurchased 979,100 shares of its common stock for $9.3 million in open market transactions at their prevailing market prices during the three months ended September 30, 1998. Such purchases were made at a weighted average price per share of $9.484 (excluding commissions). The total number of shares repurchased by the Company as of September 30, 1998 was 1,615,800. The repurchased shares have been returned to the Company's authorized but unissued shares of common stock as treasury shares.

6.        TRANSACTIONS WITH AFFILIATES

          The Company has a management agreement (the "Management Agreement") with the Manager pursuant to which the Manager, subject to the supervision of the Company's Board of Directors, formulates operating strategies for the Company, oversees the acquisition of Investments by the Company, arranges for various types of financing for the Company, monitors the performance of the Company's Investments and provides certain administrative and managerial services in connection with the Company's operations. For its performance of these services, the Manager receives a quarterly base management fee of $225,000, payable monthly. As of October 1, 1998, the Board of Directors decreased the base management fee from 1% of Average Stockholders' Equity.

          The Manager also receives a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. For such calculations, the "Net Income" of the Company means the taxable income of the Company, within the meaning of the Code, less capital gains and capital appreciation included in taxable income, but before the Manager's incentive fee and before deduction of dividends paid.

          For purposes of both the management and incentive fee calculations, Average Stockholders' Equity means, for any period, stockholders' equity, calculated in accordance with GAAP, excluding any mark-to-market adjustments of the investment portfolio. The Company and the Manager have agreed that the provision for impairment charge on the IOs in the Company's portfolio is not a mark-to-market adjustment for purposes of these calculations. For the three months ended September 30, 1998 management fees amounted to $590,984 and incentive fees were $(34,757) and are included in General and Administrative Expenses. The Manager will be reimbursed for certain out-of-pocket expenses incurred on behalf of the Company.

7.        EARNINGS PER SHARE (EPS)

          In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 128, Earnings Per Share (SFAS No.
128) which requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the Basic EPS to the numerator and denominator of Basic EPS and Diluted EPS computation. There are no differences between Basic EPS and Diluted EPS.


                                 FOR THE THREE MONTHS ENDED                      FOR THE NINE MONTHS ENDED
                                     SEPTEMBER 30, 1998                             SEPTEMBER 30, 1998
                              Loss            Shares     Per-Share               Loss            Shares       Per-Share
                          (Numerator)     (Denominator)    Amount            (Numerator)      (Denominator)     Amount

Basic EPS               $ (39,508,747)      18,788,275    $ (2.10)           $ (52,649,388)      19,623,221     $ (2.68)
                        ==============    =============   =========          =============      ============     =======

Diluted EPS             $ (39,508,747)     18,788,275     $ (2.10)           $(52,649,388)      19,623,221      $ (2.68)
                        ===============   =============   ========           ==============    ==============   ========



          The Company has deferred common stock totaling 65,000 shares reserved for issuance. The receipt of the stock is contingent upon the holder's continued employment or service. The deferred common stock has been awarded and does not have an exercise or strike price. Such shares were not included in Diluted EPS as the Company has a loss from operations and including such amounts would be anti-dilutive.

          For the three months ended September 30, 1998, options to purchase 298,000 shares were outstanding during the period and were anti-dilutive because the strike price ($15.00) was greater than the average daily market price of the Company's common stock for the quarter ($8.594). Therefore, these options were excluded from Diluted EPS.

          For the nine months ended September 30, 1998, options to purchase 298,000 shares were outstanding during the period and were anti-dilutive because the strike price ($15.00) was greater than the average daily market price of the Company's common stock for the period ($12.959). Therefore, these options were excluded from Diluted EPS.

8.       LONG-TERM STOCK INCENTIVE PLAN

          The Company has adopted a Long-Term Stock Incentive Plan for directors, executive officers, and key employees (the "Incentive Plan"). The Incentive Plan authorizes the Compensation Committee of the Board of Directors to grant awards, including deferred stock, incentive stock options as defined under Section 422 of the Code ("ISOs") and options not so qualified ("NQSOs"). The Incentive Plan authorizes the granting of options or other awards for an aggregate of 778,000 shares and 400,000 deferred shares of the Company's common stock.

          The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" for the options. Accordingly, no compensation cost for the Incentive Plan has been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123. For the Company's pro forma net earnings, the compensation cost will be amortized over the four-year vesting period of the options. The Company's net loss per share would have been increased to the pro forma amounts indicated below:

                         FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 1998               SEPTEMBER 30, 1998

Net loss - as reported            $(39,508,747)               $(52,649,388)
Net loss - pro forma              $(39,514,521)               $(52,666,709)
Loss per share - as reported            $(2.10)                     $(2.68)
Loss per share - pro forma              $(2.10)                     $(2.68)

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the three months and nine months ended September 30, 1998: dividend yield of 11.47%; expected volatility of 18%; risk-free interest rate of 5.82%; and expected lives of ten years.

          The following table summarizes information about stock options outstanding:

                                             Weighted
                                              Average        Weighted
   Range of                                 Remaining        Average
   Exercise            Options             Contractual       Exercise
     Prices          Outstanding               Life           Price
                                              (Yrs.)

   $ 15.00            298,000                  9.2            $ 15.00
    ======           =============          ===========       ==========

          The options become exercisable at the rate of 25% on each of January 2, 1998, January 2, 1999, January 2, 2000 and January 2, 2001, subject to the holder's continued employment or service. During the third quarter of 1998, 480,000 stock options have terminated.

          The compensation expense for the 140,000 shares of deferred stock will be amortized over a four-year period.

9.        INTEREST RATE SWAPS

          As of September 30, 1998, the Company is a party to interest rate swaps with original notional amounts as stated below. Under these agreements, the Company receives a floating rate and pays a fixed rate. These swaps are cancelable at the option of the Company on the fifth anniversary of their respective effective dates.

 Non-Amortizing
    Notional
    Amount         Fixed       Floating        Termination         Unrealized
    (in             Rate         Rate             Date             Loss in
   thousands)                                                      Value


    $550,000      7.4100%      1-month LIBOR     1/10/13          $(42,075,000)
                                                                  ============


          During the three-months ended September 30, 1998, the Company terminated interest rate swaps with notional amounts totaling $485,000,000 and incurred a realized loss of $25,782,250, which is included in loss on sale of securities in the statement of operations.

10.       TAXABLE INCOME AND CAPITAL LOSSES IN EXCESS OF CAPITAL GAINS

          For the quarter ended September 30, 1998, income as calculated for tax purposes ("taxable income") is estimated at approximately $5.3 million, or $0.28 per weighted average share, and capital losses in excess of capital gains are estimated at approximately $22.7 million, or $1.21 per weighted average share. For the nine-month period ended September 30, 1998, taxable income is estimated at approximately $18.0 million, or $0.92 per weighted average share, and capital losses in excess of capital gains are estimated at approximately $21.1 million or $1.08 per weighted average share. Capital losses in excess of capital gains are eligible to be carried forward to future tax years to offset capital gains. Taxable income was different from income (loss) as calculated according to generally accepted accounting principles ("GAAP income (loss)") as a result of, among other things, differing treatment of losses on securities transactions and interest rate swaps, permanent impairment writedowns on IOs and a differing treatment of premium and discount amortization.

11.       RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") was issued and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 generally requires that entities recognize all derivative financial instruments as assets or liabilities, measured at fair value, and include in earnings the changes in the fair value of such assets and liabilities. SFAS No. 133 also provides that changes in the fair value of assets or liabilities being hedged with recognized derivative instruments be recognized and included in earnings. The Company has not yet completed its evaluation of SFAS No. 133, and therefore, at this time, cannot predict what, if any, effect its adoption will have on the Company's financial condition or results of operations.

12.       SUBSEQUENT EVENTS

          On October 2, 1998, the Company's Board of Directors authorized its financial advisor, Lehman Brothers Inc., to promptly solicit offers to acquire the Company or all, or substantially all, of its assets. To date, Lehman Brothers Inc., after soliciting offers to acquire the Company, has not received any firm bids. Lehman Brothers Inc. is continuing to solicit bids on behalf of the Company.

          Also on October 2, 1998, the Company's Board of Directors engaged BlackRock Financial Management, Inc. ("BlackRock") as its consultant to review the Company's portfolio and to make recommendations designed to reduce the portfolio's susceptibility to basis and interest rate risk and to create additional liquidity.

          BlackRock has recommended that the Manager delever the Company's portfolio by selling certain Securities. From September 30, 1998 through October 31, 1998, the Company sold approximately $1.1 billion of Securities (agency fixed/floating rate mortgage securities, agency fixed rate pass-through certificates, emerging market securities, interest-only securities, principal-only securities and interest rate swaps).

          The Manager has determined the Company's net asset value as of October 31, 1998 to be between $7.50 and $8.00 per share. The net asset value as of such date reflects sales of Securities completed through October 31, 1998.

                                      *****

=============================================================
     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       ------------
                 SUMMARY TABLE OF CONTENTS

                                                 PAGE
Prospectus Summary..................................7
Risk Factors.......................................13
Use of Proceeds....................................28
Price Range of Common Stock and Dividend Policy....28
Distribution Policy................................29
Management's Discussion and Analysis of Financial
   Condition and Results of Operations             30
Business...........................................38
Description of Assets..............................44
The Manager........................................49
The Company........................................53
Certain Relationships and Related Party
   Transactions and Conflicts of Interest          57
Principal Stockholders.............................59
Federal Income Tax Considerations                  60
ERISA Considerations...............................68
Certain Provisions of Maryland Law and the
   Company's Charter and Bylaws....................70
Description of Capital Stock.......................73
Selling Stockholders...............................76
Plan of Distribution...............................78
Public Offering....................................79
Private Placement..................................79
Legal Matters......................................80
Experts............................................80
Glossary...........................................80
Index to Financial Statements.....................F-1

=============================================================
                                4,087,099 Shares

                                 LASER MORTGAGE
                                MANAGEMENT, INC.

                                  Common Stock



                         ------------------------------
                                   PROSPECTUS
                         ------------------------------








                             _______________, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses estimated to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below:


    SEC registration fee                                      $22,650.00
    Legal fees and expenses                                   $50,000.00
    Accounting fees and expenses                              $10,000.00
    Blue Sky qualification fees and
      expenses (including counsel fees)                       $ 1,000.00
    Miscellaneous                                             $ 1,350.00
                                                            -------------

         Total                                                $85,000.00
                                                              ===========


ITEM 32.  SALES TO SPECIAL PARTIES.

     On December 2, 1997, the Registrant sold 1,014,000 shares of Common Stock at the initial public offering price to certain directors, officers, employees and Affiliates of the Company and the Manager. The foregoing shares were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

ITEM 33.   RECENT SALES OF UNREGISTERED SECURITIES.

     On December 2, 1997, the Registrant sold 1,014,000 shares of Common Stock to certain directors, officers, employees and Affiliates of the Company and the Manager. On December 2, 1997, the Registrant sold 3,333,333 shares of Common Stock at the initial public offering price to several mutual funds under common management. The foregoing shares were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.


     An Affiliated Fund, Mustang Investment Limited Partnership, has entered into the Total Return Swap with a broker-dealer which provides that the Affiliated Fund will bear the economic benefit and risk of directly holding 666,666 shares of the Company's Common Stock. Such shares were sold by the Company to such broker-dealer in a private placement without registration under the Securities Act.


ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director (and any person who, while a director of the corporation, is or was serving at the request of the corporation as director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan), is made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) the director actually received an improper personal benefit in money, property or services; or, (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. If the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceedings in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of such proceeding or as otherwise ordered by a court. The law also permits the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also permits for comparable indemnification for corporate officers and agents.

     The Registrant's Charter provides that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

     Policies of insurance may be obtained and maintained by the Company under which its directors and officers, will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     The Company has entered into agreements with each of its executive officers and directors of the Company whereby the Company agrees to indemnify such officer or director with respect to certain liabilities such officer or director may incur in such capacity.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

         Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial Statements:


AUDITED FINANCIAL STATEMENTS:
         Balance Sheet - December 31, 1997
         Statementof Operations for the period November 26, 1997 (Commencement of Operations) through December 31, 1997
         Statementof Stockholders' Equity for the period November 26, 1997
                  (Commencement of Operations) through December 31, 1997 Statementof Cash Flows for the period November 26, 1997 (Commencement of Operations) through December 31, 1997
         Notes to Financial Statements

UNAUDITED FINANCIAL STATEMENTS:
         Balance Sheet at September 30, 1998
         Statement of Operations for the nine months ended September 30, 1998 Statement of Stockholder's Equity for the nine months ended September 30, 1998 Statement of Cash Flows for the nine months ended September 30, 1998


         Statement of Cash Flows for the nine months ended September 30, 1998 Notes to Unaudited Financial Statements

         (b)  Exhibits:

     EXHIBIT
      NUMBER          EXHIBIT

     3.1       Charter of the Registrant (Incorporated by reference to Exhibit
               3.1 to the Registration Statement on Form S-11 (File No. 333-35673))

     3.2       By-Laws of the Registrant (Incorporated by reference to Exhibit
               3.2 to the Registration Statement on Form S-11 (File No.
               333-35673)

     4.1       Specimen Common Stock Certificate (Incorporated by reference to
               Exhibit 4.1 to the Registration Statement on Form S-11 (File No. 333-35673))

     +5.1 Opinion of Miles & Stockbridge, a Professional Corporation (including consent)


     *8.1      Opinion of Stroock & Stroock & Lavan LLP (including consent)

     10.1      Form of Stock Incentive Plan (Incorporated by reference to
               Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-35673))

     10.2      Form of Management Agreement (Incorporated by reference to
               Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-35673))

     10.3      Form of Dividend Reinvestment Plan (Incorporated by reference to
               Exhibit 10.3 to the Registration Statement on Form S-11 (File No. 333-35673))

     10.4 Consulting Agreement dated as of October 2, 1998 between Black Rock Financial Management, Inc. and the Registrant (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

     *23.1     Consent of Stroock & Stroock & Lavan LLP (included in Exhibit
               8.1)

     *23.2     Consent of Independent Auditors

     +23.3 Consent of Miles & Stockbridge, a Professional Corporation (included in Exhibit 5.1)


     +24.1     Power of Attorney

     *27.1     Financial Data Schedule



------------------------

*  Filed herewith.
+  Previously filed.

ITEM 37.                   UNDERTAKINGS.


         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement, relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post- Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey on the 18th day of December, 1998.


                                LASER MORTGAGE MANAGEMENT, INC.


                                By:      /S/ PETER T. ZIMMERMANN
                                             Peter T. Zimmermann
                                             CHIEF OPERATING OFFICER
                                           (authorized officer of Registrant)


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          Title                Date


/s/ Frederick N. Khedouri      President and Director   December 18, 1998
    Frederick N. Khedouri


/s/ Thomas G. Jonovich    Chief Financial Officer       December 18, 1998
    Thomas G. Jonovich     and Treasurer (principal
                           financial and accounting officer)

/s/ Peter T. Zimmermann   Chief Operating Officer        December 18, 1998
    Peter T. Zimmermann    (authorized officer of Registrant)

 /s/ Stuart H. Coleman             Director              December 18, 1998
     Stuart H. Coleman

  /s/ Jonathan Ilany               Director              December 18, 1998
      Jonathan Ilany

                                   Director              December 18, 1998
     Michael L. Smirlock

                                  EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION OF DOCUMENT

3.1 Charter of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-35673)

3.2 By-Laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 (File No. 333-35673)

4.1          Specimen Common Stock Certificate (Incorporated by reference to
             Exhibit 4.1 to the Registration Statement on Form S-11
            (File No.  333-35673)

+5.1 Opinion of Miles & Stockbridge, a Professional Corporation (including consent)


*8.1        Opinion of Stroock & Stroock & Lavan LLP (including consent)

10.1        Form of Stock Incentive Plan (Incorporated by reference to
            Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-35673))

10.2        Form of Management Agreement (Incorporated by reference to
            Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-35673))

10.3        Form of Dividend Reinvestment Plan (Incorporated by reference to
            Exhibit 10.3 to the Registration Statement on Form S-11
            (File No. 333-35673))

10.4 Consulting Agreement dated as of October 2, 1998 between BlackRock Financial Management, Inc. and the Registrant (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998)

*23.1       Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1)


*23.2       Consent of Independent Auditors

+23.3 Consent of Miles & Stockbridge, a Professional Corporation (included in Exhibit 5.1)


+24.1       Power of Attorney (included in the signature page)

*27.1       Financial Data Schedule


---------------------

*  Filed herewith.

+  Previously filed.